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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INTERNET BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Class A common stock, par value $0.001 per share ("Class A common stock"), Class B common stock, par value $0.001 per share ("Class B common stock," and together with the Class A common stock, the "common stock").
(2)	Aggregate number of securities to which transaction applies:
44,824,597 shares of common stock, 2,150,445 options to purchase shares of Class A common stock, and 1,493,470 unvested restricted shares of Class A common stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$13.35 per share.
	(4)	Proposed maximum aggregate value of transaction: $638,972,804
(5)	Total fee paid:
        $45,559
As of September 24, 2010, there were 46,318,067 shares of common stock outstanding, including 1,493,470 unvested restricted shares of Class A common stock. The maximum aggregate value was determined based upon the sum of (A) 44,824,597 shares of common stock multiplied by the $13.35 per share merger consideration; (B) 2,150,445 options to purchase shares of Class A common stock multiplied by $9.59 per share (which is the difference between the $13.35 per share merger consideration and the weighted average exercise price of $3.76 per share); and (C) $19,937,825, the amount expected to be paid to holders of restricted shares of common stock ((A), (B) and (C) together, the "Total Consideration"). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c) and the Securities and Exchange Commission Fee Rate Advisory #4 for Fiscal Year 2010, was determined by multiplying the Total Consideration by .0000713.
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245

Dear Internet Brands, Inc. Stockholder:

        We cordially invite you to attend the special meeting of stockholders of Internet Brands, Inc., a Delaware corporation (the "Company"), at the Company's executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245 on December 16, 2010, at 8:00 a.m., local time.

        At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of September 17, 2010, which we refer to as the "merger agreement," by and among the Company, Micro Holding Corp., a Delaware corporation ("Parent"), and Micro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"). Parent and Merger Sub were formed by Hellman & Friedman Capital Partners VI, L.P., a Delaware limited partnership. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, which we refer to as the "merger," with the Company continuing as the surviving corporation.

        If the merger is completed, each share of the Company's Class A common stock, par value $0.001 per share ("Class A common stock"), and Class B common stock, par value $0.001 per share ("Class B common stock," and together with the Class A common stock, the "common stock"), other than as provided below, will be converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the "merger consideration." The following shares of Company common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, (b) treasury shares, (c) shares held by any of our wholly owned subsidiaries and (d) shares held by Parent or any of its subsidiaries.

        Our board of directors, acting on the recommendation of a special committee consisting solely of independent directors and other factors, has unanimously approved the merger agreement and recommends that you vote "FOR" the adoption of the merger agreement. Your vote is very important. We cannot complete the merger unless we obtain the affirmative vote of both (a) the holders of a majority of the voting power of the Company's outstanding common stock voting together as a single class, which vote we refer to as the "Company Stockholder Approval," and (b) the holders of a majority of the outstanding shares of Class A common stock (other than shares held by Idealab and the Participating Employees, each as defined below), which vote we refer to as the "Special Stockholder Approval." Please note that failing to vote has the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval.

        In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.

        Idealab Holdings, L.L.C., a Delaware limited liability company, and Idealab, a California corporation, which we collectively refer to as "Idealab," beneficially own approximately 19% of the total number of outstanding shares of the Company's common stock and hold approximately 64% of the total voting power of the Company's common stock. Idealab has entered into a voting agreement with Parent whereby it has agreed to vote all of its shares (i) in favor of the merger if the Special Stockholder Approval is obtained and (ii) against the merger if the Special Stockholder Approval is not obtained. Mr. Robert N. Brisco, our president and chief executive officer, has agreed with Parent to invest in Parent common stock a portion of the proceeds he receives in the merger, and other members of our management team may also have the opportunity to invest in Parent prior to the special meeting. We refer to any such employees who agree to invest in Parent prior to the special meeting, including Mr. Brisco, as the "Participating Employees."

        The accompanying proxy statement provides you with detailed information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

        Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or Internet prior to the special meeting. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy you previously submitted. However, if you hold your shares through a broker, bank or other nominee, you must provide a legal proxy issued from such nominee in order to vote your shares in person at the special meeting.

        Our board of directors appreciates your continuing support of the Company and urges you to support the merger.

Sincerely,

Robert N. Brisco
 President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        The proxy statement is dated November 15, 2010 and is first being mailed to stockholders on or about November 16, 2010.

909 N. Sepulveda Blvd., 11th Floor
El Segundo, California 90245

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 16, 2010

Dear Internet Brands, Inc. Stockholder:

        Notice is hereby given that a special meeting of stockholders of Internet Brands, Inc., a Delaware corporation (the "Company"), will be held on December 16, 2010 at 8:00 a.m., local time, at the Company's executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245 in order to:

          (1)   consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2010, as it may be amended from time to time (the "merger agreement"), by and among the Company, Micro Holding Corp., a Delaware corporation ("Parent"), and Micro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), attached as Annex A to the accompanying proxy statement; and

          (2)   approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        Only stockholders of record of our Class A common stock, par value $0.001 per share ("Class A common stock"), and Class B common stock, par value $0.001 per share ("Class B common stock," and together with the Class A common stock, the "common stock"), at the close of business on November 9, 2010 are entitled to notice of and to vote at the special meeting.

        Only stockholders of record and their proxies are invited to attend the special meeting in person.

        The adoption of the merger agreement requires the affirmative vote of both (a) the holders of a majority of the voting power of the Company's outstanding common stock voting together as a single class, which vote we refer to as the "Company Stockholder Approval," and (b) the holders of a majority of the outstanding shares of Class A common stock (other than shares held by Idealab and the Participating Employees (each as defined below)), which vote we refer to as the "Special Stockholder Approval." The adjournment proposal requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of our common stock present in person or by proxy casting a majority of the votes entitled to be cast by all holders of common stock constituting such quorum. Please note that failing to vote has the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval.

        Idealab Holdings, L.L.C., a Delaware limited liability company, and Idealab, a California corporation, which we collectively refer to as "Idealab," beneficially own approximately 19% of the total number of outstanding shares of the Company's common stock and hold approximately 64% of the total voting power of the Company's common stock. Idealab has entered into a voting agreement with Parent whereby it has agreed to vote all of its shares (i) in favor of the merger if the Special Stockholder Approval is obtained and (ii) against the merger if the Special Stockholder Approval is not obtained. Mr. Robert N. Brisco, our president and chief executive officer, has agreed with Parent to invest in Parent common stock a portion of the proceeds he receives in the merger, and other members of our management team may also have the opportunity to invest in Parent prior to the special meeting. We refer to any such employees who agree to invest in Parent prior to the special meeting, including Mr. Brisco, as the "Participating Employees."

        Whether or not you plan to attend the special meeting, we urge you to submit a proxy for your shares by completing, signing, dating and returning the proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval, but will have no effect for purposes of any vote regarding adjournment of the special meeting. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of common stock using the instructions provided by your broker, bank or other nominee. Any stockholder attending the special meeting may vote in person by ballot even if he or she has already submitted a proxy by proxy card, telephone or Internet. Such vote by ballot will revoke any proxy previously submitted. However, if you hold your shares through a bank or broker or other nominee, you must provide a legal proxy issued from such custodian in order to vote your shares in person at the special meeting.

        Any stockholders of the Company who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock if the merger contemplated by the merger agreement is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Delaware law for exercising appraisal rights, which are summarized in the accompanying proxy statement.

By Order of the Board of Directors,

B. Lynn Walsh Corporate Secretary

November 15, 2010

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

SUMMARY TERM SHEET

        This Summary Term Sheet, together with the "Questions and Answers About the Merger and the Special Meeting," summarizes the material information in this proxy statement. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information" beginning on page 115. In this proxy statement, the terms "Internet Brands," "Company," "we," "our" and "us" refer to Internet Brands, Inc. and its subsidiaries, unless the context requires otherwise.

The Parties Involved in the Merger (page 69)

        Internet Brands, Inc., a Delaware corporation, is an Internet media company that owns, operates and grows branded websites in categories marked by highly focused consumer involvement and strong advertising spending. We believe that consumers seek knowledge from experts and fellow visitors online to save more time and money in their daily lives. Our vertical websites provide knowledge that is accessible and valuable to our audiences and the advertisers that want to market to them.

        Micro Holding Corp., a Delaware corporation, which we refer to as "Parent," was formed and is currently owned by Hellman & Friedman Capital Partners VI, L.P., a Delaware limited partnership, which we refer to as "H&F Fund VI." It is anticipated that at the completion of the transactions contemplated by the merger agreement JMI Equity Fund VI, L.P., a Delaware limited partnership, and certain of its affiliated investment funds which we refer to collectively as the "JMI Investors" will invest up to $20 million in Parent and will be entitled to designate a member of the board of directors of Parent. Micro Acquisition Corp., which we refer to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Parent. Both Parent and Merger Sub were formed solely for the purpose of entering into the merger agreement described below and consummating the transactions contemplated by the merger agreement.

        Idealab Holdings, L.L.C., a Delaware limited liability company, and Idealab, a California corporation, which we collectively refer to as "Idealab," beneficially own approximately 19% of the total number of outstanding shares of the Company's common stock (defined below) and hold approximately 64% of the total voting power of the Company's common stock. Idealab has entered into a voting agreement with Parent whereby it has agreed to vote all of its shares (i) in favor of the merger if the Special Stockholder Approval (as defined below) is obtained and (ii) against the merger if the Special Stockholder Approval is not obtained.

        Mr. Robert N. Brisco, our president and chief executive officer, has agreed with Parent to invest in Parent common stock a portion of the proceeds he receives in the merger, and other members of our management team may also have the opportunity to invest in Parent prior to the special meeting. We refer to any such employees who agree to invest in Parent prior to the special meeting, including Mr. Brisco, as the "Participating Employees." In connection with the consummation of the merger, this group will also receive, as applicable: (i) a "cash-out" of their restricted shares and options which will vest as a result of the merger, (ii) additional options to acquire common stock in Parent under a new stock option plan to be put in place by Parent following the merger, and (iii) continued indemnification and insurance coverage by Internet Brands after the merger. In connection with the consummation of the merger, Mr. Brisco will, and certain other Participating Employees may, also receive benefits resulting from entry into employment agreements with the Company, which go into effect immediately upon the consummation of the merger. For more information on the consequences of the merger for the executive officers and directors of the Company, see "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger," starting at page 54.

The Merger (page 71)

        You are being asked to adopt an Agreement and Plan of Merger, dated as of September 17, 2010, as it may be amended from time to time, by and among Internet Brands, Parent and Merger Sub, which agreement we refer to as the "merger agreement." The merger agreement provides for the merger of Merger Sub with and into Internet Brands, which we refer to as the "merger." After the merger, Internet Brands will continue as the surviving corporation and as a wholly owned subsidiary of Parent. Upon completion of the merger, Internet Brands will cease to be a publicly traded company, and you will cease to have any rights in Internet Brands as a stockholder.

Merger Consideration (page 72)

        If the merger is completed, each share of our Class A common stock, par value $0.001 per share ("Class A common stock"), and Class B common stock, par value $0.001 per share ("Class B common stock," and together with the Class A common stock, the "common stock") other than as provided below, will be cancelled and converted into the right to receive the $13.35 per share merger consideration in cash, without interest and less any applicable withholding taxes. We refer to this consideration per share of common stock to be paid in the merger as the "merger consideration." The following shares of our common stock will not be converted into the right to receive the merger consideration in connection with the merger: (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware, (b) treasury shares, (c) shares held by any of our wholly owned subsidiaries and (d) shares held by Parent or any of its subsidiaries.

When the Merger is Expected to be Completed

        We currently anticipate that the merger will be completed in December of 2010. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed in December of 2010.

Votes Required for Adoption of the Merger Agreement (page 65)

        The adoption of the merger agreement requires the affirmative vote of both (a) the holders of a majority of the voting power of the Company's outstanding common stock voting together as a single class, which vote we refer to as the "Company Stockholder Approval" and (b) the holders of a majority of the outstanding shares of Class A common stock (other than shares held by Idealab and the Participating Employees), which vote we refer to as the "Special Stockholder Approval." The adjournment proposal requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of our common stock present in person or by proxy casting a majority of the votes entitled to be cast by all holders of common stock constituting such quorum. Please note that failing to vote has the same effect as a vote against the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval.

Voting Agreement

        Idealab has entered into a voting agreement with Parent relating to all shares of our common stock owned of record and beneficially by Idealab as of September 17, 2010, 8,766,126 in the aggregate, and shares of common stock acquired after such date including by exercise of the 75,000 stock options held by Idealab, which we collectively refer to as the "Covered Shares." Pursuant to the voting agreement, Idealab agreed, among other things,

  •
  to vote, or cause to be voted, the Covered Shares (i) in favor of adoption of the merger agreement if the Special Stockholder Approval is obtained and (ii) against adoption of the merger agreement if the Special Stockholder Approval is not obtained,

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  to vote, or cause to be voted, the Covered Shares in respect of any takeover proposal and any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the merger agreement, in favor and against such matter in the same proportion as the shares of Company common stock (other than the Covered Shares) are voted, and

  •
  not to sell, transfer, or otherwise dispose of any Covered Shares or enter into any voting agreement, whether by proxy, voting agreement or otherwise (other than the voting agreement) with respect to the Covered Shares.

        Idealab also granted Parent an irrevocable proxy with respect to the voting of the Covered Shares in relation to the matters set forth above. The voting agreement also provides that Idealab will not take certain actions, including the taking of any actions with the purpose of facilitating an attempt by any person to make or propose any merger, sale of assets or other similar transaction involving the Company (other than the merger) except in certain circumstances where, subject to Idealab's compliance in all material respects with the provisions of the voting agreement regarding the restrictions on Idealab's ability to solicit proposals or offers, Idealab is permitted to furnish information and engage in discussions as and to the same extent that the Company, our board of directors or our respective representatives are permitted to take such actions under the merger agreement. The voting agreement will terminate (i) upon the earliest of (a) the failure of the Company Stockholder Approval and Special Stockholder Approval (which together we refer to as the "Company Stockholder Approvals") to have been obtained at the special meeting (including any adjournment or postponement thereof) upon a vote taken on adoption of the merger agreement (except as a result of Idealab's breach of its voting obligations), (b) the consummation of the merger, (c) the termination of the merger agreement in accordance with its terms or (d) February 28, 2011, or (ii) at any time upon the written agreement of Parent and Idealab.

The Special Meeting

        See "Questions and Answers About the Merger and the Special Meeting" beginning on page 10 and "The Special Meeting" beginning on page 64.

Recommendation of Our Special Committee and Board of Directors (page 24)

        An independent special committee of our board of directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of Internet Brands and its unaffiliated stockholders, and recommended that the board of directors:

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  approve and declare advisable the merger agreement, the voting agreement and the transactions contemplated by the merger agreement, including the merger,

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  determine that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of the Company and our unaffiliated stockholders, and

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  recommend that the stockholders of the Company adopt the merger agreement.

        After considering the unanimous recommendations of the special committee and other factors, our board of directors unanimously (a) approved and declared advisable the merger agreement, the voting agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated stockholders and (c) resolved to recommend that the stockholders of the

Company adopt the merger agreement. For a discussion of the material factors considered by our special committee and board of directors in reaching their conclusions, see "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," beginning on page 24.

        Our board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of the Company's Directors and Executive Officers in the Merger (page 54)

        In considering the recommendation of our special committee and board of directors, you should be aware that some of our directors and our executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

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  accelerated vesting of stock options and restricted stock;

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  the expected ownership of equity interests in Parent or its affiliates by the Participating Employees after the completion of the merger;

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  the anticipated entry into new employment arrangements by Mr. Brisco and possibly certain of our other executive officers in connection with the completion of the merger;

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  the anticipated establishment of an equity-based compensation plan and grants of equity awards to our executive officers and other key employees after completion of the merger;

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  continued indemnification and directors' and officers' liability insurance applicable to the period prior to completion of the merger; and

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  payment of bonuses (in the aggregate amount of $375,000) to certain members of management, including our executive officers other than Mr. Brisco, and other employees for their efforts in connection with the completion of the merger.

Our special committee and board of directors were aware of these interests and considered them, among other matters, prior to making their determination to recommend the adoption of the merger agreement to our stockholders.

Opinion of Financial Advisor to Our Special Committee (page 29)

        We retained Jefferies & Company, Inc., which we refer to as "Jefferies," to act as a financial advisor to our special committee in connection with the merger and to render to our special committee and board of directors an opinion as to the fairness to the holders of shares of our common stock, taken as a whole, of the consideration of $13.35 per share in cash to be received by such holders (other than any holders of shares of our Class A common stock that, after consummation of the transactions contemplated by the merger agreement, will become stockholders or affiliates of Parent, which we refer to collectively as the "Participating Stockholders"). At the meetings of our special committee and board of directors on September 17, 2010, Jefferies rendered its opinion to our special committee and board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        Jefferies' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. Jefferies' opinion was directed to our special committee and board of directors and addresses only the fairness, from a financial point of view, as of the date of the opinion of the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders). It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of our common stock should vote on the merger or any matter related thereto.

        The full text of the written opinion of Jefferies is attached to this proxy statement as Annex B. We encourage our stockholders to read Jefferies' opinion carefully and in its entirety. For a further discussion of Jefferies' opinion, see "Special Factors—Opinion of Financial Advisor to Our Special Committee" beginning on page 29.

Treatment of Stock Options and Restricted Stock (page 73)

        Stock Options.    Under the merger agreement, we have agreed to take all action necessary such that, except as otherwise agreed to by Parent and the holder of an option, each outstanding option granted under our equity incentive plans that represents the right to acquire our Class A common stock, whether or not then vested or exercisable, will at the effective time of the merger be cancelled and terminated and converted into the right to receive a cash payment for each share of our Class A common stock subject to such option, equal to the excess, if any, of (a) the $13.35 per share merger consideration over (b) the option exercise price payable in respect of such share of our Class A common stock issuable under such option, without interest and less any applicable withholding taxes.

        Restricted Stock.    Under the merger agreement, we have agreed to take all action necessary such that, except as otherwise agreed to by Parent and the holder thereof, each outstanding share of restricted stock granted under our equity incentive plans will vest in full and be converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes. To the extent any share of restricted stock would not, by the express terms of the relevant grant, have automatically vested at the effective time of the merger, then the Company may set aside the consideration attributable to such share of restricted stock, and the Company will release such consideration to the former holder of restricted stock upon the satisfaction, if ever, of the original vesting criteria following the effective time of the merger.

Financing of the Merger (page 47)

        Parent estimates that the aggregate amount of financing necessary to complete the merger and the payment of related fees and expenses will be approximately $660 million. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the commitment letter described below, debt financing contemplated by the commitment letter described below and cash of the Company. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financings will be provided.

        Equity Financing.    Parent has received an equity commitment letter from H&F Fund VI and certain of its affiliated funds, which we refer to collectively as the "H&F Investors," to purchase, or cause to be purchased, an aggregate of $475 million of equity of Parent. These equity commitments will be automatically increased to the extent that the aggregate amount borrowed by Parent pursuant to the debt financing is less than $155 million but greater than $133.1 million, and may be further increased to the extent that the aggregate amount borrowed by Parent pursuant to the debt financing is less than $133.1 million solely due to a reduction in the debt financing commitments under the circumstances relating to the ratio of consolidated total debt to consolidated EBITDA (as such term will be defined in the definitive debt documentation) for the latest four-quarter period prior to the closing of the merger for which financial statements are available. Parent currently has commitments for at least $155 million of debt financing to be made available at the closing of the merger subject to the terms and conditions of such debt financing, discussed below in "Special Factors—Financing of the Merger."

Parent also has received a commitment letter from Mr. Brisco to invest approximately 33% of his after tax proceeds that he will receive in the merger (which amount is currently estimated to be approximately $12.2 million, based on the merger consideration). In addition, it is anticipated that the JMI Investors will invest up to $20 million in Parent at the closing of the merger and will be entitled to designate a member of the board of directors of Parent.

        Debt Financing.    Parent has received a debt financing commitment letter for up to $190 million of debt financing from Bank of America, N.A., Bank of Montreal, General Electric Capital Corporation, Royal Bank of Canada and Wells Fargo Bank, National Association.

Governmental and Regulatory Approvals (page 61)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the "HSR Act," the merger may not be completed until the Company and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission, or the "FTC," and the Antitrust Division of the Department of Justice, or the "DOJ," and the applicable waiting period has expired or been terminated. The notification and report forms under the HSR Act were filed with the FTC and DOJ on October 1, 2010, and the FTC and DOJ granted early termination of the waiting period on October 12, 2010.

Material United States Federal Income Tax Consequences (page 50)

        For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Company common stock in the merger generally will result in your recognizing gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in your shares of Company common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state, local and/or foreign taxes.

Restrictions on Solicitations of Other Offers and Change in Recommendation (page 80)

        The Company has agreed to cease and terminate any previous discussions or negotiations with respect to any "takeover proposal" (as defined in "The Merger Agreement—Restrictions on Solicitations of Other Offers"). Subject to certain exceptions described below, we and our subsidiaries generally have agreed not to:

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  initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal; or

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding a takeover proposal.

        In addition, we have agreed not to grant any waiver, amendment or release under any standstill agreement after the date of the merger agreement without the prior written consent of Parent.

        If our board of directors receives a written takeover proposal from any person that our board of directors determines constitutes or could reasonably be expected to result in a "superior proposal" (as defined in "The Merger Agreement—Restrictions on Solicitations of Other Offers") and determines in good faith, after consultation with the Company's outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, then we generally may, prior to the receipt of the Company Stockholder Approvals:

  •
  furnish information with respect to the Company and our subsidiaries to the person making the takeover proposal; and

  •
  participate in discussions and negotiations with such person regarding a takeover proposal.

        Our board of directors also may not (a) withdraw its recommendation that our stockholders adopt the merger agreement or (b) approve or recommend a takeover proposal to our stockholders, except our board of directors may take such actions in certain circumstances after it has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a takeover proposal we receive constitutes a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or, other than in response to a takeover proposal, that a failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties.

Conditions to the Completion of the Merger (page 88)

        The completion of the merger is subject to, among other things, the following conditions:

  •
  the adoption of the merger agreement by the holders of our common stock pursuant to the Company Stockholder Approvals (including the Special Stockholder Approval) described above in this Summary Term Sheet;

  •
  the expiration or termination of the waiting period under the HSR Act as described in "The Merger Agreement—Conditions to the Completion of the Merger";

  •
  the absence of any laws or governmental orders that have the effect of making the merger illegal or otherwise preventing the consummation of the merger;

  •
  each party's respective representations and warranties in the merger agreement being true and correct as of the closing date in the manner described in "The Merger Agreement—Conditions to the Completion of the Merger"; and

  •
  each party's performance in all material respects of its obligations required to be performed under the merger agreement prior to the closing date of the merger.

Termination of the Merger Agreement (page 90)

        The Company and Parent may agree to terminate the merger agreement without completing the merger at any time, even after our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

  •
  by either the Company or Parent:

  •
  if the merger has not been consummated on or before the "termination date" (which is February 28, 2011), except neither Parent nor the Company will be able to terminate under such circumstances if the other party has the right to terminate because of such party's material breach or failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement;

  •
  if a final and non-appealable law or governmental order prohibits the consummation of the merger, so long as the issuance of the law or governmental order is not the result of the failure of the terminating party to perform any of its obligations under the merger agreement;

  •
  if our stockholders do not vote to adopt the merger agreement at the special meeting or any adjournment or postponement of the special meeting; or

  •
  if the other party has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement such that the closing conditions to the merger agreement would not be satisfied, and which breach cannot be cured by the termination date or, if capable of being cured, has not been cured within thirty days after receipt by the breaching party of written notice from the terminating party stating its intention to terminate, so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements such that the closing conditions to the merger agreement would not be satisfied;

  •
  by Parent if (a) our board of directors or any committee thereof changes, qualifies, withdraws or modifies its recommendation that our stockholders adopt the merger agreement, (b) our board of directors or any committee thereof approves or recommends a takeover proposal to our stockholders, (c) our board of directors fails to recommend against acceptance of a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal within ten business days after commencement of the offer, (d) we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal, (e) we, our board of directors, or any committee thereof, fail to include in this proxy statement the recommendation of our board of directors to our stockholders that they adopt the merger agreement or (f) the Company publicly announces an intention to do any of the foregoing; and

  •
  by the Company:

  •
  if, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, we comply with the notice and other requirements described in "The Merger Agreement—Termination in Connection with a Superior Proposal" and we pay to Parent's designees the termination fee described in "The Merger Agreement—Termination Fee"; or

  •
  if the Company Stockholder Approvals have been obtained and all conditions to the obligations of Parent and Merger Sub to effect the merger (other than those which, by their nature, are satisfied upon the closing of the merger) have been satisfied and Parent or Merger Sub has failed to consummate the merger within the earlier of (i) two business days after the date the closing should have occurred pursuant to the merger agreement and (ii) one business day before the termination date, and the Company stood ready, willing and able to consummate the merger during such period.

Termination Fees and Expense Reimbursement (page 91)

        If the merger agreement is terminated under certain circumstances:

  •
  we will be obligated to pay Parent's designees a termination fee of $23 million, which will be reduced by the amount of any expense reimbursement we are obligated to pay to Parent or its designee under certain circumstances as described immediately below;

  •
  we will be obligated to reimburse Parent or its designee for up to $4 million of its out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement if we fail to achieve the Company Stockholder Approvals; or

  •
  Parent will be obligated to pay us a termination fee of $38 million.

Limitations on Remedies (page 93)

        In no event will we be entitled to monetary damages from Parent or Merger Sub in excess of $38 million, including any payment by Parent of the termination fee described above, if applicable, for all losses and damages suffered as a result of the failure of the merger to be consummated or for any breach or failure to perform by Parent and Merger Sub under the merger agreement or otherwise. In addition, we cannot seek specific performance to require Parent and Merger Sub to complete the merger. Our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the $38 million termination fee described above.

        Concurrently with the execution of the merger agreement, H&F Fund VI entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed Parent's obligation in respect of the termination fee payable by Parent described above. The limited guarantee is our sole recourse against H&F Fund VI and its affiliates for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

Appraisal Rights (page 95)

        Under Delaware law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they comply with all requirements of Delaware law for exercising appraisal rights (including Section 262 of the General Corporation Law of the State of Delaware (the "DGCL"), the text of which can be found in Annex C to this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the $13.35 per share merger consideration. Any holder of our common stock intending to exercise appraisal rights must, among other things, submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement at the special meeting and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of the Company's Class A Common Stock (page 109)

        The closing trading price of our Class A common stock on The NASDAQ Global Select Market on September 17, 2010, the last trading day prior to our public announcement that we had entered into the merger agreement, was $9.11 per share. The $13.35 per share merger consideration represents a premium of approximately 46.5% over the closing trading price on September 17, 2010. On November 12, 2010 which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our Class A common stock was $13.27 per share.

        Our Class B common stock is neither listed nor publicly traded.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Internet Brands. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

 The Merger and Related Transactions

Q:    What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company pursuant to the Agreement and Plan of Merger, dated as of September 17, 2010, as it may be amended from time to time, by and among the Company, Parent and Merger Sub. Parent and Merger Sub were formed by H&F Fund VI. Under the terms of the merger agreement, if the merger agreement is adopted by the Company's stockholders and the other closing conditions under the merger agreement have been satisfied or waived (other than those which, by their nature, are satisfied upon the closing of the merger or are non-waivable), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the merger, the Company will become a wholly owned subsidiary of Parent. After the merger, shares of the Company's common stock will not be publicly traded.

Q:    What will I receive for my shares of Internet Brands' common stock in the merger?

A:
Upon completion of the merger, you will receive the $13.35 per share merger consideration in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own. This does not apply to (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, (b) treasury shares, (c) shares held by any of our wholly owned subsidiaries and (d) shares held by Parent or any of its subsidiaries. Upon consummation of the merger, you will not own shares in Internet Brands or Parent.

  See "Special Factors—Material United States Federal Income Tax Consequences" beginning on page 50 for a more detailed description of the U.S. tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or foreign taxes.

Q:    What vote of the Company's stockholders is required to adopt the merger agreement?

A:
The adoption of the merger agreement requires the affirmative vote of both (a) the holders of a majority of the voting power of the Company's outstanding common stock voting together as a single class, which we refer to as the "Company Stockholder Approval," and (b) the holders of a majority of the outstanding shares of Class A common stock (other than those of Idealab and the Participating Employees), which we refer to as the "Special Stockholder Approval." A failure to vote your shares of common stock, abstention from the vote or a "broker non-vote" will have the same effect as voting "AGAINST" the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval. A "broker non-vote" occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder's shares are to be voted on the matter.

Q:    How will the Company's stock options be treated in the merger?

A:
We have agreed to take all action necessary such that, except as otherwise agreed by Parent and the holder thereof, each option outstanding (whether or not then vested or exercisable) immediately prior to the effective time of the merger that represents the right to acquire shares of our Class A common stock and was issued under our equity incentive plans, at the effective time of the merger, will be cancelled, terminated and converted into the right to receive a cash payment for each share of our Class A common stock subject to such option, equal to the excess, if any, of (a) the $13.35 per share merger consideration over (b) the option exercise price payable in respect of such share of our Class A common stock issuable under such option, without interest and less any applicable withholding taxes.

Q:    How will the Company's restricted stock be treated in the merger?

A:
We have agreed to take all action necessary such that, except as otherwise agreed by Parent and the holder thereof, each outstanding share of restricted stock granted under our equity incentive plans will vest in full and be converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes. To the extent any share of restricted stock would not, by the express terms of the relevant grant, have automatically vested at the effective time of the merger, then the Company may set aside the consideration attributable to such share of restricted stock, and the Company will release such consideration to the former holder of restricted stock upon the satisfaction, if ever, of the original vesting criteria following the effective time of the merger.

Q:    When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in December of 2010. In order to complete the merger, we must obtain the Company Stockholder Approval and Special Stockholder Approval and the other closing conditions under the merger agreement must be satisfied or waived (to the extent such conditions are waivable). In addition, the closing date could be affected, among other things, by the time it will take us to prepare and deliver to Parent certain actual and pro forma financial information of the Company, which Parent must provide to its lenders under the debt financing commitments. See "Special Factors—Financing of the Merger—Debt Financing" beginning on page 48. Neither we nor Parent and Merger Sub are obligated to complete the merger unless and until the closing conditions in the merger agreement have been satisfied or waived (to the extent such conditions are waivable), which conditions are described in "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 88.

Q:    What effects will the proposed merger have on the Company?

A:
Upon completion of the proposed merger, Internet Brands will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our Class A common stock and our reporting obligations with respect to our Class A common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," are expected to be terminated. In addition, upon completion of the proposed merger, shares of our Class A common stock will no longer be listed on The NASDAQ Global Select Market or any other stock exchange or quotation system.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Internet Brands will remain as a public company and our Class A common stock will continue to be registered under the Exchange Act and listed and traded on The NASDAQ Global Select Market. Under specified circumstances, Internet Brands may be required to pay Parent's designees a termination fee and/or reimburse Parent for its out-of-pocket expenses, or Parent may be required to pay Internet Brands a termination fee, in each case, as described in "The Merger Agreement—Termination Fee" beginning on page 91.

The Special Meeting

Q:    Where and when is the special meeting?

A:
The special meeting will be held on December 16, 2010 at the Company's executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245 at 8:00 a.m., local time.

Q:    What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
adoption of the merger agreement; and

•
approval of any motion to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:    Does our board of directors recommend that our stockholders vote "FOR" the adoption of the merger agreement?

A:
Yes. After careful consideration and upon the unanimous recommendation of our special committee, our board of directors, by a unanimous vote, recommends that you vote:

•
"FOR" the adoption of the merger agreement; and

•
"FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

  You should read "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" beginning on page 24 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 54.

Q:    How do the directors and executive officers of the Company and Idealab intend to vote?

A:
Our directors and executive officers have informed us that, except as may otherwise be required by the voting agreement described below, they intend to vote all of their shares of common stock "FOR" the adoption of the merger agreement because they believe that the merger and the merger agreement are in the best interests of the Company and its unaffiliated stockholders. None of our executive officers and directors has made a recommendation with respect to the proposed transaction other than as set forth in this proxy statement. In the aggregate they hold approximately 34% of the total number of outstanding shares of the Company's common stock (which 34% includes approximately 19% beneficially owned by Idealab), although certain of those executive officers will be deemed to be Participating Employees if they are to become stockholders of Parent after the merger. In addition to beneficially owning approximately 19% of the total number of outstanding shares of the Company's common stock, Idealab holds approximately 64% of the total voting power of the Company's common stock. Idealab has entered into a voting agreement with Parent whereby it has agreed to vote all of its shares (i) in favor of the merger if the Special Stockholder Approval is obtained and (ii) against the merger if the Special Stockholder Approval is not obtained. However, for purposes of the Special Stockholder Approval, the shares held by the Participating Employees and Idealab will be disregarded.

Q:    Are all stockholders of the Company as of the record date entitled to vote at the special meeting?

A:
Yes. All stockholders who own our common stock at the close of business on November 9, 2010, which is the record date for the special meeting, will be entitled to vote (in person or by proxy) the shares of our common stock that they hold on that date at the special meeting, or any adjournments of the special meeting.

Q:    What constitutes a quorum for the special meeting?

A:
The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for purposes of the special meeting.

Q:    What information do I need to attend the special meeting?

A:
Only stockholders and their proxies may attend the special meeting. As a result, you will need an admission ticket to attend the special meeting. If you are a record stockholder who received a paper copy of this proxy statement, an admission ticket is included with the mailing and is attached to the proxy card. If you hold your shares in "street name" through a broker, bank or other nominee or if you have received your proxy materials electronically, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage account statement, to us at Investor Relations at Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245. If you arrive at the special meeting without an admission ticket, we will admit you only if we are able to verify that you were an actual stockholder of Internet Brands as of the record date for the special meeting.

Q:    What vote of the Company's stockholders is required to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement?

A:
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of the vote to approve the proposal to adjourn the special meeting. An abstention will have the same effect as voting "AGAINST" any proposal to adjourn the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the special meeting may adjourn the meeting until a quorum shall be present.

Q:    How do I vote my shares without attending the special meeting?

A:
If you hold shares in your name as a stockholder of record on the record date, then you received this proxy statement and a proxy card from us. You may submit a proxy for your shares by Internet, telephone or mail without attending the special meeting. To submit a proxy by Internet or telephone twenty-four hours a day, seven days a week, follow the instructions on the proxy card. To submit a proxy by mail, complete, sign and date the proxy card and return it in the postage-paid envelope provided. Internet and telephone proxy facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on December 15, 2010, the day prior to the special meeting. If you hold shares in "street name" through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee's voting instructions. You should instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions.

Q:    How do I vote my shares in person at the special meeting?

A:
If you hold shares in your name as a stockholder of record on the record date, you may vote those shares in person at the special meeting by giving us a signed proxy card or ballot before voting is closed. If you would like to do that, please bring proof of identification and an admission card with you to the special meeting. Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you later decide not to attend.

  If you hold shares in "street name" through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominee giving you the right to vote the shares and proof of identification. To obtain a signed proxy prior to the special meeting, you should contact your nominee.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting "AGAINST" the adoption of the merger agreement for purposes of the Company Stockholder Approval and the Special Stockholder Approval, but will have no effect for purposes of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:    Can I revoke or change my vote?

A:
Yes. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the special meeting by (a) delivering to our Corporate Secretary at Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked, (b) attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy), (c) submitting a later-dated proxy card or (d) submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

Q:    What does it mean if I get more than one proxy card or vote instruction form?

A:
If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding this special meeting (or submit your proxy for all shares by telephone or Internet) to ensure that all of your shares are voted.

Q:    Are appraisal rights available?

A:
Yes. As a holder of common stock of the Company, you are entitled to appraisal rights under Delaware law if (a) you do not vote in favor of adopting the merger agreement, (b) you deliver to us a written demand for appraisal prior to the vote at the special meeting and (c) you satisfy certain other conditions. See "Appraisal Rights" beginning on page 95.

Q:    Will any proxy solicitors be used in connection with the special meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged MacKenzie Partners, Inc.

Q:    Who will count the votes cast at the special meeting?

A:
A representative of our transfer agent, BNY Mellon Investor Services, will count the votes and act as an inspector of election. Questions regarding stock certificates or other matters pertaining to your shares may be directed to our Corporate Secretary in writing at Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245, or by telephone at 888-848-9069.

Q:    Should I send in my stock certificates now?

A:
No. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY.

  If you hold your shares in your name as a stockholder of record, then shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the $13.35 per share merger consideration in respect of your shares of our common stock. You should use the letter of transmittal to exchange your stock certificates for the merger consideration which you are entitled to receive as a result of the merger. If you hold your shares in "street name" through a broker, bank or other nominee, then you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares in exchange for the merger consideration.

Q:    Who can help answer my other questions?

A:
If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Investor Relations in writing at Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245, or by telephone at 888-848-9069. You may also contact the Company's proxy solicitor:

MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Email: proxy@mackenziepartners.com Toll-Free: (800) 322-2885 Call Collect: (212) 929-5500

SPECIAL FACTORS

Background of the Merger

        Our board of directors and management have periodically reviewed and assessed strategic alternatives for the Company. In the spring and summer of 2010, the Company received unsolicited inquiries from five parties regarding their interest in various forms of investment in the Company, including acquiring the entire Company. These parties included Hellman & Friedman LLC, which we refer to as "H&F," and four other private equity fund sponsors who we refer to as Party A, Party B, Party C and Party D (collectively, the "potential bidders").

        In June 2010, our chief executive officer, Mr. Brisco, met with Party A at their request to discuss their interest in making a significant investment in the Company, including potentially acquiring the entire Company. Mr. Brisco and our chief financial officer, Mr. Scott Friedman, also met with Party B in June 2010 at their request to discuss their interest in the Company. On June 30, 2010, Mr. Brisco and the Company's executive vice president of corporate development and general counsel, Lynn Walsh, had an introductory discussion with H&F in response to their approach, during which H&F also expressed an interest in making a significant investment in the Company, including potentially acquiring the entire Company.

        In June 2010, a representative of Jefferies, a firm that had advised the Company in connection with its initial public offering and that was familiar with the Company's business, learned that Party C was interested in exploring a significant investment in the Company, including potentially acquiring the entire Company. The Jefferies representative subsequently informed the Company that he believed Party C was a potential bidder. In July 2010, Mr. Brisco was contacted by Party D, who had inquired in previous years about making a significant investment in the Company, including potentially acquiring the entire Company.

        In preparing for and responding to these inquiries and meetings, Mr. Brisco had discussions with the Company's chairman of the board, Dr. Howard Morgan, and the chairman of the nominating and governance committee, Mr. James Ukropina, to apprise them of the expressions of interest and to discuss appropriate next steps, given that the Company was not at that time considering a sale of the Company. Messrs. Morgan and Ukropina agreed that it would be productive for management to continue discussions with each of the potential bidders to gauge their level of interest. In light of that directive, management continued to have exploratory discussions with potential bidders during July 2010.

        At our regular quarterly board of directors meeting on July 26, 2010, Mr. Brisco provided the board with a detailed update of the discussions with the potential bidders. After lengthy discussions in which the board of directors discussed the advantages and disadvantages of continuing to pursue any potential transaction, the board of directors concluded that it was appropriate for management to continue discussions with potential bidders to learn more about their respective interests in the Company.

        At the July 26 board meeting, our board of directors also discussed the advisability of forming a special committee of the board comprised of independent directors to evaluate any possible transaction with one or more of the potential bidders or other third parties. The board of directors discussed the possible independent directors to serve on such a committee and determined that Mr. Ukropina should be appointed as the chairman of such a committee once formed. The board of directors also discussed retaining a financial advisor to assist in evaluating the strategic alternatives the Company might consider. At the meeting, Dr. Morgan suggested the board of directors consider retaining Jefferies, based on his experience with the firm in other situations. The board of directors also discussed the familiarity that Jefferies had with the Company's business, Jefferies' experience in the sector generally, and Jefferies' discussions with the senior management of the Company in connection with the strategic discussions that had been taking place.

        After the July 26 board meeting, at the request of the board of directors, Mr. Ukropina began the process of considering potential legal and financial advisors to any special committee that might be formed by the board of directors.

        On August 4, 2010, a special meeting of the board of directors was held at which representatives from the Company's outside counsel, Munger, Tolles & Olson LLP ("Munger Tolles"), and, at the request of Mr. Ukropina, representatives from Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") attended. Mr. Brisco updated the board as to the status of the discussions with the potential bidders. Representatives of Munger Tolles and Skadden discussed the function of a board of directors and a proposed special committee, including the role and purpose of a special committee in connection with the evaluation of a potential transaction involving the sale of the Company. Munger Tolles discussed the process of forming a special committee and the scope of authorization to be given to the committee, as well as a proposed charter for the special committee. After a discussion in which representatives of Munger Tolles and Skadden responded to questions, the board of directors authorized the formation of a special committee of independent and disinterested directors, among other things, to evaluate and respond to any proposals (which included the authority to reject any proposals), negotiate the terms and conditions of any transaction deemed by the special committee to be in the best interests of the Company and its stockholders, and consider other strategic alternatives, including whether to solicit additional potential bidders or recommend that the Company remain as a standalone independent public company, in each case as determined appropriate by the special committee. The special committee was comprised of Messrs. Ukropina, Kenneth Gilman, and Martin Melone, each of whom was considered independent under the NASDAQ Marketplace Rules and the rules and regulations of the SEC and for purposes of participating on the special committee. Consistent with the board's and Idealab's desire that there be an independent decision-making process and in order to avoid any implication that Idealab, the Company's largest stockholder with a majority voting interest, was directing any decision-making process, the board elected not to include any affiliates of Idealab on the special committee.

        The special committee convened its first meeting with Skadden on August 4, 2010, immediately following the special board meeting. Dr. Morgan, a director of the Company and a director of Idealab, was asked by the special committee to attend portions of the meeting to present an overview of the Company's position in the Internet media industry and to report on recent conversations with strategic participants in the industry that he had in the ordinary course of his business. He discussed his view that, based on recent conversations with three Internet media companies who he viewed as potential acquirers of the Company, as well as his industry experience and knowledge, he did not believe that strategic participants would be interested at the current time in a possible transaction for the entire Company at a price that represented a significant premium above the current market price of the Company's Class A common stock. After Dr. Morgan responded to questions from the members of the special committee he was excused. Representatives of Skadden then advised the special committee of the general fiduciary duties of directors under Delaware law when evaluating strategic alternatives that could include a potential sale of a public company. Each member of the committee orally confirmed their respective independence and disinterestedness. The special committee then discussed the possible engagement of an independent financial advisor and discussed several potential candidates. After discussion, and weighing various considerations of retaining Jefferies, which included Jefferies' familiarity with the Company and its experience in the sector, it concluded that it would be advisable to approach Jefferies to potentially serve as financial advisor to the special committee, and directed Mr. Ukropina to discuss with Jefferies the scope and terms of such an engagement. After excusing Skadden from the meeting, the special committee, after discussion, formally retained Skadden as its legal counsel. In making its determination of the qualifications and independence of Skadden, the special committee noted that Skadden had not represented any members of management or the Company.

        On August 10, 2010, the special committee convened a meeting, which was attended by representatives of Jefferies and Skadden and portions of which were attended by Dr. Morgan, management and Munger Tolles. Mr. Brisco and representatives of Jefferies provided the special committee with an update of the status of discussions with the potential bidders. Representatives of Jefferies also reviewed with the special committee a preliminary valuation analysis of the Company that had been prepared solely on the basis of publicly available information and research analyst estimates. The preliminary analysis included potential values that might be derived from a sale of the Company using several methodologies, including an analysis of the share prices of a group of Internet and digital media public companies with profiles comparable to that of the Company and a discounted cash flow analysis. The special committee discussed these preliminary materials and the potential value that the Company's stockholders might obtain through a sale of the Company. The special committee then discussed with representatives of Jefferies and Skadden potential next steps to assess the interest level of the existing potential bidders and discussed in particular the advisability of seeking additional potential bidders. After Dr. Morgan, management and Munger Tolles were excused, and after lengthy discussion between the special committee and Jefferies, the special committee decided that further broadening the process was not in the best interests of the Company's stockholders at this time based on a number of factors, including: (a) the approximate valuation guidance and strong interest stated by the potential bidders currently in the process, (b) the Company's and Jefferies' belief that the existing potential bidders, in general, had extensive access to capital and each of them was among the most active acquirers in recent Internet media transactions, (c) the potential likelihood of completion of a favorable transaction by at least one of the existing potential bidders was high, (d) the desirability of completing a transaction by year-end 2010, given potential material increases in the federal capital gains and ordinary income tax rates which might take effect in January 2011, and the potential impact on the transaction timing of adding additional parties to the process, (e) the disruption to the Company's senior management and customers of an expanded process, especially if it were to become publicly known, was potentially damaging and the fact that expanding the process would increase the risk of leaks, (f) the view that there was a relatively low likelihood of a strategic acquirer producing an attractive offer, and (g) the relatively small number of other parties who could fund an equity investment of the size required to acquire the Company and who would be willing to deploy such capital in the Internet media sector under current market conditions. After discussion, the special committee authorized management and Jefferies to continue discussions with the potential bidders and to provide additional information to them. The special committee also, after excusing the representatives of Jefferies, formally approved the retention of Jefferies as its financial advisor.

        Between August 11 and August 24, representatives of Jefferies and management continued discussions with the potential bidders, including an intensive series of meetings and discussions throughout the week of August 16 and the opening of a digital data room. The discussions focused on responding to diligence inquiries regarding the Company and the timing of any potential transaction. Based on their expression of a high level of interest and demonstrated commitment of significant resources to completing a transaction in a timely manner, management and Jefferies accepted follow-up requests from H&F and Party A to discuss various aspects of the Company's operations.

        The special committee met again on August 25, 2010, with representatives of Jefferies and Skadden in attendance, and, at the request of the special committee, Dr. Morgan, members of management and Munger Tolles in attendance for a portion of the meeting. At this meeting, Mr. Brisco and representatives of Jefferies provided an update with respect to the potential bidders. Mr. Brisco and Jefferies noted that H&F and Party A had exhibited a high level of interest in the Company and commitment of significant resources to completing a transaction in a timely manner. Following this report, the special committee considered the advisability of focusing the process on eliciting specific proposals from H&F and Party A, rather than Party B, Party C, and Party D. The committee discussed in particular the high potential for distraction to management resulting from protracted discussions with multiple potential bidders, the commitment that each of H&F and Party A were continuing to make in conducting in-depth discussions and diligence with the Company relative to the other potential bidders, the financing resources available to each of H&F and Party A and the perception that each of them could move quickly, relative to the other potential bidders, to provide a firm proposal that had a high likelihood of transaction certainty. The special committee was also concerned that slowing the process to seek other bids might cause H&F and Party A to become less interested in the Company, particularly in light of feedback from H&F that it was not interested in participating in an extended process.

        After Dr. Morgan, management and Munger Tolles were excused from the August 25 meeting, and after further discussion, the special committee concluded that the process that had the greatest likelihood to result in the highest price for stockholders was to focus on H&F and Party A. This was because H&F and Party A, relative to Party B, Party C, and Party D, demonstrated a high level of interest in the Company and had already committed significant resources to completing a transaction. The special committee also considered the distribution of a draft merger agreement to H&F and Party A in order to assist them in developing definitive proposals. Skadden reviewed with the special committee members the key terms contained in a proposed initial draft of a merger agreement, including (i) a "fiduciary out" provision (together with a "break-up" fee) which would allow the board of directors, after entering into the merger agreement, to terminate the merger agreement if it, in the exercise of its fiduciary duty, determines to pursue a subsequent superior proposal, (ii) the mechanics of typical "no-shop" and "go-shop" provisions and the advantages and disadvantages of each, (iii) the advantages and disadvantages of including a so-called "majority of the minority" voting provision so as to permit the public stockholders not affiliated with Idealab or management to independently vote on the approval of the transaction, and (iv) the remedy available to the Company if the buyer failed to close, such as provisions relating to a reverse termination fee and/or specific performance remedy. After a lengthy discussion in which Skadden answered questions posed by members of the special committee, the special committee authorized Skadden to prepare and distribute to H&F and Party A a form of merger agreement containing, among other things, a "no-shop" provision rather than a "go-shop" provision together with a "majority of the minority" provision. In terms of remedies, in light of feedback conveyed by Jefferies that it received from both H&F and Party A, the special committee authorized a material "reverse termination fee" in lieu of a specific performance remedy.

        On August 31, 2010, the special committee convened a meeting, which was attended by representatives of Jefferies and Skadden and, at the request of the special committee, portions of which were attended by Dr. Morgan, management and Munger Tolles. Mr. Brisco and representatives of Jefferies reported that both H&F and Party A had continued to be actively engaged in their diligence and reiterated their strong continued interest in pursuing a possible transaction, noting that both parties had met with management and Jefferies multiple times since the last update provided to the special committee and that care was taken to provide the parties the same access to the diligence materials and management. Representatives of Jefferies also reported that it had been advised that H&F was close to finalizing a debt commitment letter with a bank group. The representatives of Jefferies also noted that, based upon the information that had been provided to it by H&F and Party A, it believed that H&F would be in a position to make a proposal to the Company sooner than Party A.

        On August 31, 2010, H&F submitted a written proposal to purchase all of the outstanding stock of the Company at $13.00 per share. The H&F bid consisted of a proposed markup of the form of merger agreement provided to H&F, draft debt commitment letters from four lenders, a form of equity commitment letter from H&F's funds, and a form of guarantee with respect to H&F's obligations in connection with the merger. At this time, H&F also requested that the Company agree to enter into a period of exclusivity. On September 1, H&F followed up its proposal with a proposed term sheet relating to its proposal that Mr. Brisco agree to rollover a portion of his shares into the buying entity and execute a new employment agreement with the Company effective post-closing.

        On September 1, 2010, the special committee convened a meeting to discuss the H&F proposal. In attendance were representatives of Jefferies and Skadden, as well as Dr. Morgan, management and Munger Tolles for portions of the meeting. Representatives of Jefferies reviewed the financial terms of the proposal and provided a preliminary valuation summary with respect to the Company. Members of the special committee engaged in discussion with Jefferies regarding the valuation analysis and asked questions of Jefferies regarding certain aspects of that analysis. Based upon this data, the special committee had lengthy discussions about the range of valuations that might be achievable and would represent a favorable outcome for stockholders. Dr. Morgan stated that the H&F proposal fell somewhat below the valuation that he believed that Idealab would consider agreeable at that time. Dr. Morgan also explained that while, if a sale transaction were to occur, Idealab had a preference to achieve liquidity of its position in the Company by the end of 2010, largely because of the potential material increase in federal tax rates, Idealab was prepared to wait for a better outcome to stockholders if one was available. Based on all of these considerations, the H&F bid was deemed by the special committee to fall below what the committee would be able to recommend to the full board for acceptance at that time. Representatives from Skadden then reviewed with the special committee some of the key issues relating to H&F's markup of the draft merger agreement, noting that the H&F draft merger agreement proposed eliminating the "majority of the minority" voting provision proposed by the Company. Skadden noted that, in lieu of the special voting provision, H&F proposed that, shortly following execution of the merger agreement, Idealab would execute a written consent approving the transaction, thereby assuring stockholder approval and eliminating any requirement of holding a stockholders' meeting to vote on the transaction. Skadden also outlined certain other revisions to the draft merger agreement, including provisions relating to the size of a break-up fee, the mechanics of exercising a fiduciary out (including the "matching rights" requested by H&F) and the size of a reverse termination fee. Representatives of Skadden and Jefferies also reviewed with the special committee the terms and conditions of the draft debt and equity commitment papers and reported that, based on recent market precedents, they were generally at or above market from their perspective in terms of certainty and limited conditionality.

        The members of the special committee then engaged in a lengthy discussion with representatives of Skadden, Jefferies and management regarding the appropriate next steps. Following discussion of a number of alternatives, the special committee decided that Jefferies should contact H&F and indicate that an improved offer would be necessary in order for the special committee to consider a potential transaction with H&F and that exclusivity would not be granted to H&F. The special committee emphasized that it did not favor H&F's proposal that Idealab consent to the transaction shortly after the execution of the merger agreement, and it reiterated its view in support of the "majority of the minority" vote requirement. The special committee also directed Jefferies and management to focus on eliciting a specific proposal from Party A. After excusing Dr. Morgan, management and Munger Tolles from the meeting, the special committee discussed negotiation strategies and authorized Jefferies to move forward the process with Party A and to negotiate the best possible price with H&F.

        Following the meeting on September 1, representatives from Jefferies informed H&F that its bid would need to be enhanced in order for the special committee to proceed with it. In providing feedback to H&F, representatives of Jefferies emphasized the special committee's view that the proposal fell short of a value that could be accepted by the committee for recommendation to the full board. At that time, H&F informed representatives of Jefferies that it was unlikely to deliver a materially enhanced offer.

        On September 3, 2010, the special committee convened to consider a status update from management and Jefferies. In attendance were representatives of Jefferies and Skadden, as well as

Dr. Morgan, management and Munger Tolles for portions of the meeting. Management and representatives of Jefferies reported that with respect to H&F there had not been any price movement or even much substantive discussion with H&F since the last meeting. Representatives of Jefferies further reported that, based upon recent conversations it had had with Party A, Party A remained committed to finishing its legal and financial due diligence and continued to move ahead rapidly with its process. Representatives of Jefferies also reported that they believed based upon those conversations that Party A was in the final stage of preparing its definitive views of valuation of the Company. The special committee then engaged in a discussion regarding possible negotiation strategies with respect to both Party A and H&F. After Dr. Morgan, management and Munger Tolles were excused from the meeting, the members of the special committee continued their discussion with representatives of Jefferies and instructed Jefferies and management to further intensify engagement with Party A.

        On September 4, 2010, representatives from Jefferies reiterated the prior message to H&F that its bid would need to be enhanced in order for its proposal to proceed. Once again, H&F informed representatives of Jefferies that it was unlikely to deliver a materially enhanced offer at that time.

        On September 1, 2, 4 and 5, representatives of Jefferies and management of the Company continued to conduct in-depth discussions and additional, intensive meetings with Party A regarding Party A's diligence of the Company and the timing of any potential transaction. In the course of July, August and September, Party A had conducted a total of ten extensive diligence sessions with the Company.

        On September 8, 2010, Party A, based on feedback from its investment committee, indicated to Jefferies that it was prepared to quickly take the next steps to complete a transaction to acquire the Company. Party A stated that it did not yet have commitments from its potential lenders and therefore was uncertain how much debt it might be able to obtain nor had it determined how much debt it might be prepared to incur. Party A orally guided Jefferies to a range of potential valuations for the Company, with the potential valuation depending primarily on the amount of debt financing for the transaction. The discussion included a potential valuation of $13.00 per share and the exploration of the possibility and feasibility of valuations slightly higher than $13.00 per share at higher leverage ratios. Jefferies noted that Party A's discussions with its potential lenders appeared to be less advanced than H&F's discussions with its potential lenders, who were actively involved in the diligence process and had, according to information provided by H&F, provided substantially final commitment papers.

        Also on September 8 and 9, H&F, with whom Jefferies had not engaged substantively since September 4, contacted Jefferies to request additional feedback on their proposal and requested in-person meetings with the Company's senior management and Jefferies. The purpose of the meetings was to provide an opportunity for additional H&F executives to gain exposure to senior management of the Company, and to enhance their understanding of the Company, which might enable H&F to increase its $13.00 per share proposal. Jefferies and management indicated to H&F that timing remained important, and senior H&F executives flew to Los Angeles on the weekend of September 11 and 12 for lengthy meetings with senior management of the Company with the purpose of further reviewing the Company's strategy and operations. A representative of Jefferies attended the meeting on September 12.

        During the week of September 8, management and Jefferies responded to additional diligence questions from Party A.

        On September 13, 2010, H&F orally offered to increase its bid from $13.00 per share to $13.25 per share. After further negotiations with Jefferies on the same day, H&F submitted in writing an offer of $13.35 per share, an increase of approximately $15 million over and above the original offer of $13.00 per share. H&F's written proposal stated that H&F could sign a merger agreement within four days and requested seven days of exclusivity. In a telephonic conversation on that same day, H&F stated

that $13.35 was its best and final offer and that H&F needed an answer to the proposal within 24 hours.

        In the morning of September 14, Party A asked Jefferies and the Company for feedback regarding its indication of interest. Party A was informed that they would receive feedback shortly, following the next meeting of the special committee.

        On September 14, 2010, the special committee met with its legal and financial advisors and engaged in a lengthy discussion to review the latest offer from H&F and verbal indication from Party A. Dr. Morgan, management and Munger Tolles attended a portion of the meeting. Representatives of Jefferies provided the special committee with its financial analysis of H&F's offer of $13.35 per share. Throughout the course of its presentation, representatives of Jefferies responded to a number of questions from the members of the special committee regarding the financial presentation. Based on its discussions with Party A, representatives of Jefferies stated that the $13.35 per share price from H&F was higher than what Jefferies believed was the highest achievable price point indicated in the range previously provided by Party A and that Jefferies did not believe that Party A was likely to complete a transaction in a timely manner at a better price and on other terms more attractive and certain than the H&F proposal. Among other things, based on information provided to it by Party A, Jefferies was of the view that Party A had not yet resolved contingencies related to their financing. As such, the special committee discussed the advantages and disadvantages of moving forward with H&F's proposed merger at $13.35, a valuation which the special committee, after discussion with Jefferies, considered the most attractive proposal for all stockholders, particularly in light of the greater transaction certainty afforded by the H&F proposal. The special committee also considered the risk that H&F would disengage from the process if the Company failed to accept its proposal. The special committee then focused on the risks and benefits of the Company continuing as a standalone public company or pursuing other alternatives available to it and whether this was an appropriate time to engage in a sale of the Company. The special committee considered in particular the risks of the Company executing on its operational plan in terms of considering whether to remain as a standalone company, as well as recent volatility in the markets and the trading price of the Class A common stock of the Company. Members of the special committee also discussed the possibility of receiving a higher bid from H&F, with management and Jefferies stating that, in light of the feedback from H&F regarding its movement from $13.00 to $13.35 per share and the fact that H&F had stated that $13.35 per share was its best and final offer, they did not believe there would be any willingness by H&F to increase their offer. The members of the special committee then discussed with representatives of Skadden and Jefferies the potential timing of a revised merger agreement as well as various provisions still to be negotiated with H&F, including the size of the break-up and reverse termination fees. The members of the special committee also insisted on the inclusion of a non-waivable "majority of the minority" stockholder approval requirement in any revised merger agreement. The special committee determined that a voting agreement between H&F and Idealab would be acceptable to the special committee, provided that Idealab would only be required to vote in favor of the merger if the merger is approved by a majority of the minority and that Idealab would vote against the merger if stockholders representing a majority of the minority vote against the merger. The special committee also expressed the view that the voting agreement should be terminable by Idealab, among other things, if the Company terminated the merger agreement. Members of the special committee also engaged in a discussion with Mr. Brisco relating to his potential employment post-closing with the Company and a potential rollover of a portion of his equity. Mr. Brisco informed the special committee that he had not engaged in any substantive discussions with H&F with respect to any post-closing arrangements until the prior day, when H&F submitted their final offer. The special committee affirmed that Mr. Brisco should finalize an agreement with H&F with respect to post-closing arrangements with management and keep the special committee informed of the results of those discussions.

        After Dr. Morgan and management were excused from the meeting, the special committee continued its discussion of next steps and after discussion, considering a number of factors, concluded that it was not in the best interests of the Company's stockholders at this time to make additional inquiries with respect to a potential transaction involving the Company. Among other things, the special committee discussed and considered the views of Dr. Morgan and Jefferies, who, based on their conversations with potential strategic acquirers and familiarity with the marketplace, believed that while it was always possible that another party could be interested in acquiring the Company, it was not highly likely that a strategic participant would be interested in a transaction at that time at a price and on terms as attractive as H&F's new proposal. The special committee considered that in the event that a third party would be interested in a transaction at a price superior to that offered by H&F, the merger agreement enabled the Company to terminate the merger agreement and accept that superior offer. The special committee also considered H&F's ability and resources to close the transaction by the end of 2010, including its firm commitments to provide the requisite equity and debt financing commitments. After further discussion, the special committee authorized Jefferies and Skadden to negotiate the final terms and conditions of an agreement with H&F at $13.35 per share, focusing in particular on matters such as the "majority of the minority" voting requirement and the break-up and reverse termination fees. However, the committee again rejected H&F's proposal for exclusivity.

        Between September 15 and 17, 2010 representatives of Jefferies and Skadden, with the assistance of management, negotiated and resolved additional terms of a merger agreement with H&F, including a $23 million break-up fee, a $38 million reverse termination fee, and a $4 million expense reimbursement to H&F in the event stockholder approval of the merger is not obtained (which expense reimbursement would reduce the amount of break-up fee, if any, subsequently payable by the Company). During that period, Idealab engaged in negotiations with H&F with respect to the terms of the voting agreement. Idealab obtained H&F's agreement that Idealab would only be required to vote in favor of the merger if the merger is approved by a majority of the minority and that Idealab would vote against the merger if stockholders representing a majority of the minority vote against the merger. In addition, during that period, H&F and Mr. Brisco negotiated the terms of his post-closing employment.

        On September 17, 2010, the special committee met to consider the final terms that had been negotiated with H&F. Skadden made a presentation to the special committee concerning the material terms and conditions of the draft merger agreement, answered the directors' questions, and outlined the significant issues that were resolved. Representatives of Jefferies then reviewed with the special committee its financial analysis of the proposed offer, and Jefferies then delivered its opinion to the special committee to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders. Mr. Brisco then apprised the members of the committee of the status of his discussions with H&F concerning post-closing arrangements with management. The special committee also discussed the payment of an aggregate of $375,000 of bonuses, subject to the completion of the merger to certain members of senior management and other employees (other than Mr. Brisco) for their efforts over the last several months and through the closing. After considering, among other things, the factors described below under "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," including the recent volatility in the markets and the trading price of the Company's Class A common stock, and the financial analysis and opinion of Jefferies, the special committee determined that the merger was advisable and in the best interests of the Company's stockholders and unanimously approved resolutions recommending that the board of directors approve the merger.

        Following the conclusion of the special committee meeting, the full board of directors convened to consider the special committee's recommendation and Mr. Ukropina discussed with the board the various factors which led to the recommendation. Representatives of Jefferies then reviewed with the board of directors its financial analysis of the proposed offer, and Jefferies then delivered its opinion to the board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders. Skadden described in detail the material terms of the merger agreement to the board of directors. Skadden directed the board of directors' particular attention to material terms and conditions, including, but not limited to, the closing conditions, the impact of the merger on outstanding option and restricted stock awards, the terms of the post-signing "no-shop," the ability of the Company to terminate the merger agreement in the event the Company were to receive a superior proposal, and the parties' remedies in the event of termination of the merger agreement. After considering, among other things, the factors described below under "Special Factors—Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger," the financial analysis and opinion of Jefferies, the terms of the transaction documents (including the voting agreement) and the recommendation of the special committee, the members of the board of directors unanimously determined that the merger was advisable and in the best interests of our stockholders and unanimously approved resolutions approving the merger and recommending that our stockholders approve the same.

        During the due diligence process and negotiations described above, the special committee, together with its legal and financial advisors, met formally on eight occasions to discuss the status of the process. During these meetings, members of the special committee had the opportunity to, and did, ask questions of representatives of Jefferies and Skadden, and Dr. Morgan and management during the portions of meetings in which Dr. Morgan and management were invited to participate. In addition, at the meetings of the special committee, the special committee solicited the views of management and Dr. Morgan and requested updates regarding the negotiation and due diligence process, after which the special committee continued in executive session without members of management or Dr. Morgan present.

Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger

        Our board of directors and a special committee of independent members of our board of directors believe that the merger and the merger agreement are both fair to our unaffiliated stockholders based on their consideration of the factors relating to procedural and substantive fairness described below. The purpose of the merger is to enable our unaffiliated stockholders to immediately realize the value of their investment in the Company through their receipt of the $13.35 per share merger consideration in cash, without interest. We believe that the immediate receipt of the merger consideration is more favorable to our unaffiliated stockholders than the possible alternatives to a sale, including maintaining the status quo.

  The Special Committee

        Our special committee, acting with the advice and assistance of their legal and financial advisors and of our management, evaluated the proposed merger, including the terms and conditions of the merger agreement. At a meeting on September 17, 2010, our special committee unanimously (a) determined that the merger agreement, the voting agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated stockholders, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and advisable in all respects, (c) recommended to our board of directors that it determine that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and the unaffiliated stockholders of the Company, and (d) recommended to our board of directors that it approve and declare advisable the merger agreement, the voting agreement and the transactions contemplated thereby, including the merger, upon the terms and conditions contained therein.

        In the course of reaching its determination and recommendation, our special committee considered the following factors as being generally positive or favorable, each of which our special committee believed supported its determinations and recommendations:

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  the current and historical market prices of our Class A common stock, including the fact that the $13.35 per share merger consideration represented a premium of (i) approximately 46.5% over the closing price of $9.11 on September 17, 2010, the last trading day prior to our public announcement of the merger agreement, and (ii) approximately 25.7% over the Company's average closing stock price during the week of September 6, 2010 of $10.62, and also represented the highest price at which our Class A common stock had ever traded since our initial public offering;

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  the opinion, dated September 17, 2010, of Jefferies to our special committee and board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in "—Opinion of Financial Advisor to Our Special Committee" beginning on page 29;

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  the fact that the merger consideration is all cash, allowing the stockholders to immediately realize a certain value for all shares of their common stock;

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  the fact that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, and the obligation of Parent to use its reasonable best efforts to obtain the debt financing and, if Parent fails to complete the merger under certain circumstances, to pay us a $38 million reverse termination fee (equal to approximately 6.0% of the equity value of the transaction);

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  the other terms of the merger agreement and the related transaction documents, including:

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  the inclusion of provisions allowing the Company's board of directors to, under certain circumstances, provide information to, and participate in discussions and negotiations with, third parties regarding unsolicited acquisition proposals after the date the merger agreement was entered into, as well as the Company's ability to, under certain circumstances, terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $23 million (equal to approximately 3.6% of the equity value and approximately 4.0% of the enterprise value of the transaction);

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  the Company's ability, under certain circumstances, to receive a reverse termination fee of $38 million (equal to approximately 6.0% of the equity value of the transaction); and

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  the limited guarantee of H&F Fund VI of up to $38 million in the Company's favor with respect to the payment by Parent of certain of its payment obligations under the merger agreement;

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  the other terms and conditions of the merger agreement, described under "The Merger Agreement" beginning on page 71 of this proxy statement, which the special committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents they deemed relevant;

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  the views of Jefferies and certain of the Company's directors with significant experience in the digital and Internet media industry who had discussions with various participants in the industry, which suggested that it was unlikely that a credible competing offer for the Company could be obtained at a price at or higher than $13.35 per share;

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  the fact that, after extensive discussion and due diligence by Party A, Jefferies did not believe that Party A was likely to complete a transaction in a timely manner at a better price and on other terms more attractive and certain than the H&F proposal, and the special committee's determination that Parent's offer, which included fully committed financing, was the most attractive proposal;

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  the likelihood, considering the H&F Filing Persons' reputation, proven experience in completing similar transactions, and financial and capital resources, that the merger would be completed, and completed in a reasonably prompt time frame, including in light of the fact that a potential material increase to income tax rates could take effect in January 2011;

  •
  the possible alternatives to a sale, including maintaining the status quo, which alternatives our special committee determined were less favorable to our stockholders than the merger given the potential risks, rewards and uncertainties associated with those alternatives;

  •
  the possibility that it could take a considerable period of time before the trading price of shares of our Class A common stock would reach and sustain at least the merger consideration of $13.35 per share, as adjusted for present value, and the possibility that such value might never be obtained;

  •
  recent volatility in the markets and the trading price of our Class A common stock; and

  •
  the fact that all of our stockholders, including the stockholder that controls a majority of the Company's voting power, will receive the same consideration per share of common stock, regardless of the class of common stock.

        Our special committee also considered a number of factors that are discussed below relating to the procedural safeguards that our special committee believes were and are present to ensure the fairness of the merger. Our special committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the unaffiliated stockholders:

  •
  the merger agreement must be adopted by the affirmative vote of both (i) the holders of a majority of the voting power of the outstanding common stock of the Company voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Class A common stock, other than shares held by Idealab and the Participating Employees, a condition that is non-waivable;

  •
  the special committee consists solely of independent directors, by which we mean they are not employees of the Company or any of its subsidiaries nor are they affiliated with Idealab or its affiliates and they have no financial interest in the merger that is different from that of the stockholders (other than the acceleration of options and restricted stock held by certain of the directors to acquire shares of our common stock);

  •
  the special committee met regularly to discuss our alternatives and was advised by independent financial and legal advisors, and each member of the special committee was actively engaged in the process;

  •
  the special committee made all material decisions relating to our alternatives beginning on August 4, 2010, including recommending to our board of directors that the Company enter into the merger agreement;

  •
  the opinion, dated September 17, 2010, of Jefferies to our special committee and board of directors as described above and as more fully described in "—Opinion of Financial Advisor to Our Special Committee" beginning on page 29; and

  •
  the availability of appraisal rights to the stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

        In the course of reaching its determinations and recommendations, our special committee also considered the following risks and other factors concerning the merger agreement and the merger as being generally negative or unfavorable:

  •
  the stockholders other than the Participating Employees will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

  •
  the possibility that Parent will be unable to obtain all or a portion financing for the merger and related transactions, including the debt financing proceeds contemplated by the commitment letter it received from its lenders;

  •
  the risks and costs to us if the merger does not close, including the diversion of management and employee attention and the potential effect on our business and our relationships with customers;

  •
  the requirement that we pay a termination fee of $23 million if we enter into a definitive agreement related to a superior proposal or the merger agreement is terminated under certain other circumstances (reduced by any expense reimbursement payable by us if we fail to obtain the Company Stockholder Approvals);

  •
  the requirement that we reimburse Parent or its designee for up to $4 million of its out-of-pocket expenses incurred in connection with the proposed merger if the merger agreement is terminated as a result of the failure to obtain the Company Stockholder Approvals;

  •
  the fact that an all cash transaction would be taxable to the stockholders that are U.S. persons for U.S. federal income tax purposes;

  •
  the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

  •
  our inability to seek specific performance to require Parent or Merger Sub to complete the merger and the fact that our sole remedy in connection with the merger agreement, even for a breach by Parent or Merger Sub that is deliberate or willful or for fraud, would be limited to $38 million that is payable in certain circumstances, which payment is guaranteed by H&F Fund VI; and

  •
  the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by our stockholders.

        In addition, our special committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in "—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 54.

        In the course of reaching its determination and recommendation regarding the fairness of the merger to the Company and the stockholders of the Company and its decision to recommend to the board of directors that it approve the merger, the special committee considered valuation analyses presented by Jefferies related to the going concern value of Internet Brands. These analyses included, among others, a discounted future shares price analysis, a discounted cash flow analysis and a public company comparables analysis. These analyses are summarized below under "—Opinion of Financial Advisor to Our Special Committee." Our special committee expressly adopted the analyses and the opinion of Jefferies, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its determination, our special committee did not consider the liquidation value of the Company's assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, our special committee believed that the value of the Company's assets that might be realized in a liquidation would be significantly less than its going concern value. Further, our special committee did not consider the Company's net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company's net book value per share as of June 30, 2010, was $8.29, which is substantially below the merger consideration, $13.35 per share in cash. In addition, our special committee did not consider the prices paid by us for past purchases of our common stock because no such purchases have been made during the last two years other than in connection with our equity incentive plans.

        The foregoing discussion of the information and factors considered by our special committee is not intended to be exhaustive, but includes the material factors considered by our special committee. In view of the wide variety of factors considered by our special committee in evaluating the merger agreement and the merger, our special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of our special committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee's determinations and recommendations described above were based upon the totality of the information considered.

  Position of the Board of Directors as to Fairness of the Merger and Recommendation of the Board

        The board of directors believes that the merger and the merger agreement are fair to the Company's unaffiliated stockholders. The board of directors expressly adopted the analyses and determinations of the special committee in its evaluation of the fairness of the merger and the merger agreement. In determining the reasonableness of the special committee's analysis and the fairness of the merger, our board of directors considered and relied upon the following factors, among others:

  •
  the special committee's unanimous determination that the merger agreement and the merger are fair to and in the best interests of the Company and our unaffiliated stockholders and its unanimous recommendation that the Board approve the merger agreement;

  •
  that no member of the special committee has an interest in the proposed merger different from that of our unaffiliated stockholders except that, as directors, each member will receive customary director and officer insurance coverage and certain stock options and restricted stock held by the directors will automatically vest upon a change in control;

  •
  the opinion, dated September 17, 2010, of Jefferies to our special committee and board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described in "—Opinion of Financial Advisor to Our Special Committee" beginning on page 29;

  •
  that holders of our Class A common stock and Class B common stock will receive the same merger consideration notwithstanding the greater voting power of the Class B common stock;

  •
  the process undertaken by the special committee and the Company's advisors in connection with evaluating the proposed merger, as described above in "—Background of the Merger," beginning on page 16; and

  •
  the availability of appraisal rights under Delaware law for our stockholders who oppose the merger.

        Our board of directors also considered the interests certain executive officers of the Company may have with respect to the merger in addition to their interests as stockholders generally, as described below in "—Interests of the Company's Directors and Executive Officers in the Merger," starting at page 54.

        The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered by our board of directors, including the substantive and procedural factors considered by the special committee discussed above. In view of the wide variety of factors considered by our board of directors in evaluating the merger agreement and the merger, our board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. Our board of directors approves the merger agreement and unanimously recommends it to Internet Brands' stockholders based upon the totality of the information presented to, and considered by, it.

        Other than as described in this proxy statement, the board of directors is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company's assets or a purchase of the Company's securities that would enable such person to exercise control of the Company.

        Our board of directors recommends that you vote "FOR" the adoption of the merger agreement and "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor to Our Special Committee

        We retained Jefferies to act as a financial advisor to our special committee in connection with the merger and to render to our special committee and board of directors an opinion as to the fairness to the holders of our common stock, taken as a whole, of the consideration of $13.35 per share in cash to be received by such holders (other than the Participating Stockholders). At the meetings of our special committee and board of directors on September 17, 2010, Jefferies rendered its opinion to our special committee and board of directors to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Jefferies, dated as of September 17, 2010, is attached hereto as Annex B. Jefferies' opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage our stockholders to read Jefferies' opinion carefully and in its entirety. Jefferies' opinion was directed to our special committee and board of directors and addresses only the fairness, from a financial point of view, as of the date of the opinion of the consideration of $13.35 per share in cash to be received by holders of our common stock, taken as a whole (other than the Participating Stockholders). It does not address any other aspects of the merger and does not constitute a recommendation as to how any holder of our common stock should vote on the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified by reference to the full text of the opinion.

        In arriving at its opinion, Jefferies, among other things:

  •
  reviewed a draft dated September 16, 2010 of the merger agreement;

  •
  reviewed certain publicly available financial and other information about the Company;

  •
  reviewed certain information furnished to Jefferies by the Company's management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

  •
  held discussions with members of senior management of the Company concerning the matters described in the prior two bullet points;

  •
  reviewed the share trading price history and valuation multiples for the Class A common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant;

  •
  considered the results of efforts made by or on behalf of certain members of our board of directors to solicit expressions of interest from other parties with respect to the sale of all or any part of the Company or any alternative transaction; and

  •
  conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

        In Jefferies' review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company to it or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies relied on assurances of the management of the Company that management was not aware of any facts or circumstances that would make such information inaccurate or misleading. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies conduct a physical inspection of any of the properties or facilities of, the Company. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and examined by Jefferies, Jefferies' opinion noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the then best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Jefferies expressed no opinion as to the Company's financial forecasts or the assumptions on which they were made.

        Jefferies' opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies became aware after the date of its opinion.

        Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and Jefferies assumed the correctness in all respects material to Jefferies' analysis of all legal and accounting advice given to the Company, our special committee and board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Company and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the transaction to any holder of the Company common stock. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. Jefferies also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the merger. In addition, Jefferies was not authorized to and did not solicit any expressions of interest from any parties with respect to the sale of all or any part of the Company or any other alternative transaction, other than Parent and one other party.

        Jefferies' opinion was for the use and benefit of our special committee and board of directors in their consideration of the merger, and Jefferies' opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies' opinion does not constitute a recommendation as to whether any holder of the Company common stock should vote on the merger or any matter related thereto. In addition, Jefferies was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company common stock, taken as a whole (other than the Participating Stockholders). Jefferies expressed no opinion as to the price at which the Company common stock will trade at any time. Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation to be payable or to be received by any of the Company's officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by holders of the Company common stock. In addition, while Jefferies' opinion noted that each share of Class A common stock and Class B common stock will be converted into the right to receive the same consideration per share pursuant to the merger agreement, Jefferies expressed no view or opinion as to the allocation of the aggregate consideration to be received by the Company's stockholders between the Class A common stock and Class B common stock. Jefferies' opinion was authorized by the Fairness Committee of Jefferies.

        In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of Jefferies' analyses or the factors considered by Jefferies, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies' opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Jefferies' view of the Company's actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies' own experience and judgment.

        In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond the Company's and Jefferies' control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses, and neither Jefferies nor we assume any responsibility if future results differ materially from those suggested herein. In addition, analyses relating to the per share value of the Company common stock do not purport to be appraisals or to reflect the prices at which shares of the Company common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies' analysis of the fairness, from a financial point of view, of the consideration of $13.35 per share in cash to be received by holders of the Company common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement, and were provided to our special committee and board of directors in connection with the delivery of Jefferies' opinion.

        The following is a summary of the material financial and comparative analyses performed by Jefferies and presented on September 17, 2010 to our special committee and board of directors in connection with Jefferies' delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies' financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies' financial analyses. The full text of Jefferies' presentation to our special committee and board of directors on September 17, 2010 has been included as Exhibit (c)(5) to the Schedule 13E-3 filed with the SEC by us, Mr. Brisco, Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons (as defined below) in connection with the merger, and the following summary is qualified by reference to this exhibit. The full text of Jefferies' presentation also is available for inspection and copying at our corporate offices during our regular business hours by any of our stockholders, or by a stockholder's representative who has been so designated in writing. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on current market data as it existed on or before September 16, 2010, and is not necessarily indicative of current market conditions.

  Transaction Overview

        Based upon the approximately 47.9 million shares of the Company common stock that were outstanding as of September 13, 2010, assuming the vesting of in-the-money stock options (calculated using the treasury stock method), Jefferies noted that the consideration of $13.35 per share implied an equity value of approximately $639.1 million. Including total debt (comprised of capital lease obligations) of approximately $0.3 million and net of approximately $58.7 million of cash and cash equivalents, Jefferies noted that the consideration implied an enterprise value of approximately $580.7 million. Jefferies also noted that the consideration of $13.35 per share of the Company common stock represented:

  •
  a premium of 45.1% over the closing price per share of the Company Class A common stock on September 16, 2010 of $9.20,

  •
  a premium of 33.2% over the closing price per share of the Company Class A common stock on August 19, 2010 of $10.02, and

  •
  a premium of 31.6% over the volume weighted average price per share of the Company Class A common stock during the 20 trading days including and immediately preceding September 16, 2010.

  Comparable Public Company Analysis

        Using publicly available information and information provided by the Company's management, Jefferies analyzed the trading multiples of the Company and the corresponding trading multiples of the following eight selected Internet and digital media companies with operating profiles similar to that of the Company, which are collectively referred to as the "Selected Comparable Companies":

  •
  Answers Corporation

  •
  AOL Inc.

  •
  Google Inc.

  •
  The Knot, Inc.

  •
  QuinStreet, Inc.

  •
  TechTarget, Inc.

  •
  Travelzoo Inc., and

  •
  Yahoo! Inc.

In its analysis, Jefferies derived and compared multiples for the Company and, where available and meaningful to Jefferies' analysis, the Selected Comparable Companies, calculated as follows:

  •
  the enterprise value divided by estimated revenue for calendar year 2010, which is referred to as "Enterprise Value/2010E Revenue",

  •
  the enterprise value divided by estimated revenue for calendar year 2011, which is referred to as "Enterprise Value/2011E Revenue",

  •
  the enterprise value divided by estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2010, which is referred to as "Enterprise Value/2010E EBITDA",

  •
  the enterprise value divided by estimated EBITDA for calendar year 2011, which is referred to as "Enterprise Value/2011E EBITDA",

  •
  the price per share divided by estimated earnings per share, or EPS, for calendar year 2010, which is referred to as "Price/2010E EPS", and

  •
  the price per share divided by estimated EPS for calendar year 2011, which is referred to as "Price/2011E EPS".

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High	Low	Multiple implied by per share consideration of $13.35
Enterprise Value/2010E Revenue	4.5x	0.9x	5.0x
Enterprise Value/2011E Revenue	3.9x	1.1x	4.2x
Enterprise Value/2010E EBITDA	17.5x	3.0x	12.3x
Enterprise Value/2011E EBITDA	17.8x	4.1x	10.0x
Price/2010E EPS	21.0x	9.6x	33.3x
Price/2011E EPS	36.2x	13.9x	26.8x

        Using the reference ranges for the benchmarks set forth below, which Jefferies selected based on its analysis of the relevant financial metrics and ratios for each of the Selected Comparable Companies as compared to the Company, Jefferies determined implied enterprise values for the Company, then subtracted total debt (comprised of capital lease obligations) and added cash and cash equivalents to determine implied equity values. In determining the number of shares outstanding for purposes of calculating implied values per share of the Company common stock, Jefferies assumed the vesting of in-the-money stock options (using the treasury stock method). These analyses indicated the ranges of implied values per share of the Company common stock set forth opposite the relevant benchmarks below, compared, in each case, to the consideration pursuant to the merger agreement of $13.35 per share:

Comparable Public Company Reference Ranges and Implied Price Ranges

Benchmark	Reference Range	Implied Price Range
Enterprise Value/2010E Revenue	2.5x - 3.0x	$7.30 - $8.49
Enterprise Value/2011E Revenue	1.8x - 2.3x	$6.44 - $7.85
Enterprise Value/2010E EBITDA	8.5x - 10.5x	$9.68 - $11.64
Enterprise Value/2011E EBITDA	7.5x - 9.5x	$10.33 - $12.72
Price/2010E EPS	14.0x - 17.0x	$5.59 - $6.79
Price/2011E EPS	13.0x - 16.0x	$6.46 - $7.95

        Although no company utilized in the comparable company analysis is identical to the Company, the companies comprising the Selected Comparable Companies were chosen by Jefferies because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's and Jefferies' control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

  Comparable Transactions Analysis

        Using publicly available information and other information, Jefferies examined the following nine transactions involving selected digital media companies announced since June 30, 2008. The transactions considered and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target
June 2010	Bankrate, Inc.	NetQuote, Inc.
June 2010	Bankrate, Inc.	Creditcards.com
May 2010	Rakuten USA, Inc.	Buy.com, Inc.
March 2010	CCMP Capital Advisors	infoGROUP, Inc.
October 2009	GSI Commerce Inc.	Retail Convergence, Inc.
August 2009	Publicis Groupe SA	Razorfish LLC
July 2009	Apax Partners Worldwide, LLP	Bankrate, Inc.
September 2008	Best Buy Co., Inc.	Napster, Inc.
August 2008	Microsoft Corp.	Greenfield Online, Inc.

        Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the enterprise value as a multiple of the target company's:

  •
  revenue for the last 12 months, or LTM, which is referred to below as "Enterprise Value/LTM Revenues" and

  •
  LTM EBITDA, which is referred to below as "Enterprise Value/LTM EBITDA."

This analysis indicated the following:

Comparable Transactions Multiples

Benchmark	High	Low	Multiple implied by per share consideration of $13.35
Enterprise Value/LTM Revenue	4.0x	0.5x	5.4x
Enterprise Value/LTM EBITDA	14.2x	6.8x	13.0x

        Using a reference range of 3.0x to 4.0x the Company's Enterprise Value/LTM Revenue and 11.0x to 13.0x the Company's Enterprise Value/LTM EBITDA, which Jefferies selected based on its analysis of the relevant financial metrics and ratios for each of the target companies in the comparable transactions as compared to the Company, Jefferies determined implied enterprise values for the Company, then subtracted total debt (comprised of capital lease obligations) and added cash and cash equivalents to determine implied equity values. After assuming the vesting of in-the-money stock options (using the treasury stock method), these analyses indicated the ranges of implied values per share of the Company common stock of approximately $8.02 to $10.24 using Enterprise Value/LTM Revenue and approximately $11.51 to $13.36 using Enterprise Value/LTM EBITDA, compared, in each case, to the consideration pursuant to the merger agreement of $13.35 per share.

        No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the Company's and Jefferies' control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable transaction data.

  Premiums Paid Analysis

        Using publicly available information, Jefferies analyzed the premiums offered in selected public technology transactions on U.S. exchanges since January 1, 2008 having equity consideration between $500 million and $1 billion.

        For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company's closing share price one day and twenty days prior to the transaction's announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Premiums Paid Percentages

Time Period Prior to Announcement	75th Percentile	25th Percentile	Median	Percentage implied by per share consideration of $13.35
1 day	39.3%	18.6%	27.9%	45.1%
20 days	51.6%	19.8%	34.2%	33.2%

        Using a reference range of 18.6% to 39.3% premium for September 16, 2010, Jefferies performed a premiums paid analysis using the closing prices per share of the Company common stock on such date. This analysis indicated a range of implied values per share of the Company common stock of approximately $10.91 to $12.82, compared to the consideration pursuant to the merger agreement of $13.35 per share.

        Using a reference range of 19.8% to 51.6% premium for August 19, 2010, Jefferies performed a premiums paid analysis using the closing prices per share of the Company common stock on such date. This analysis indicated a range of implied values per share of the Company common stock of approximately $12.00 to $15.19, compared to the consideration pursuant to the merger agreement of $13.35 per share.

  Present Value of Illustrative Future Share Price Analysis

        At the request of our special committee, Jefferies performed an analysis of the present value of the illustrative future prices per share of the Company common stock, using the financial forecasts furnished to Jefferies by the Company's management for fiscal year 2013.

        For this analysis, Jefferies calculated the illustrative future values per share of the Company common stock in fiscal year 2012 by applying multiples ranging from 7.5x to 9.5x to estimates of EBITDA for the Company, based on the financial forecasts for 2013 furnished to Jefferies. The illustrative future values per share of the Company common stock in fiscal year 2012 were then discounted to present value as of September 17, 2010 using discount rates ranging from 11.5% to 12.5%, derived by utilizing a cost of equity analysis based on the capital asset pricing model. This analysis indicated a range of present values of the illustrative future prices per share of the Company common stock of approximately $11.35 to $14.21, compared to the consideration pursuant to the merger agreement of $13.35 per share of the Company common stock.

  Discounted Cash Flow Analysis

        Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of the Company through the fiscal year ending December 31, 2015 using the Company's management's financial projections, discount rates ranging from 11.5% to 12.5%, derived by utilizing a weighted average cost of capital analysis based on the capital asset pricing model, and, for the purpose of calculating the terminal value for the Company at the end of the forecast period, EBITDA terminal multiples ranging from 7.5x to 9.5x. To determine the implied total equity value for the Company, Jefferies subtracted total debt (comprised of capital lease obligations) and added cash and cash equivalents to the implied enterprise value for the Company. After assuming the vesting of in-the-money stock options (using the treasury stock method), this analysis indicated a range of implied values per share of the Company common stock of approximately $12.18 to $15.14, compared to the consideration pursuant to the merger agreement of $13.35 per share of the Company common stock.

  General

        Jefferies' opinion was one of many factors taken into consideration by our special committee and board of directors in making their determination to approve the merger and should not be considered determinative of the views of our special committee, board of directors or management with respect to the merger or the consideration. Jefferies did not recommend any specific amount of consideration to the Company, our special committee or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        Jefferies was selected to act as a financial advisor to our special committee based on Jefferies' qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

        Jefferies maintains a market in the securities of the Company, and in the ordinary course of business, Jefferies and its affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

        Pursuant to an engagement agreement between us, our special committee and Jefferies dated August 10, 2010, we have agreed to pay Jefferies a fee in the amount of approximately $4.9 million for its services, of which approximately $3.9 million is payable contingent upon consummation of the merger. In addition, we have agreed to reimburse Jefferies for expenses incurred. We have also agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement. Jefferies has received approximately $1 million in fees during the past two years for providing financial advisory and financing services to certain affiliates of Parent and, although there exists no agreement or understanding between Jefferies, Parent or any of their respective affiliates regarding the provision of any such services in the future, Jefferies may render such services and receive fees for doing so. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which it would expect to receive compensation. Other than as summarized above, Jefferies did not receive from the Company, our special committee or our board of directors any instructions or limitations in connection with its financial analyses or the opinion rendered by Jefferies.

        In addition to the presentation made on September 17, 2010 to our special committee and to our board of directors summarized above, Jefferies also made written and oral presentations to our special committee on September 14, 2010, September 1, 2010 and August 10, 2010. Copies of these other written presentations by Jefferies to our special committee have been included as Exhibits (c)(4), (c)(3) and (c)(2) to the Schedule 13E-3 filed with the SEC in connection with the merger. The full text of Jefferies' presentations are also available for inspection and copying at our corporate offices during our regular business hours by any of our stockholders, or by a stockholder's representative who has been so designated in writing.

        None of these other written and oral presentations by Jefferies, alone or together, constitute an opinion of Jefferies with respect to the consideration to be received pursuant to the merger agreement. Information contained in these other written and oral presentations is substantially similar to the information provided in Jefferies' written presentation to our special committee and board of directors on September 17, 2010, as summarized above. The August 10, 2010 materials contained a preliminary valuation analysis of the Company that had been prepared solely on the basis on publicly available information and research analyst estimates. The September 1, 2010 materials contained a summary of the terms of H&F Fund VI's proposal at that time and an analysis at various prices. The September 14, 2010 materials contained valuation and leverage buyout analyses and an updated analysis at various prices.

        These other written and oral presentations made by Jefferies contained, among other things, the following types of financial analyses:

  •
  market and trading performance;

  •
  analysis at various prices;

  •
  comparable public companies analysis;

  •
  comparable transactions analysis;

  •
  premiums paid analysis

  •
  present value of illustrative future stock price analysis;

  •
  discounted cash flow analysis; and

  •
  leveraged buyout analysis.

        Not all of the other written and oral presentations contained all of the financial analyses listed above. The financial analyses in these other written and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions. Among other things, multiples attributable to selected companies changed as those companies' stock prices changed. Finally, Jefferies continued to refine various aspects of its financial analyses with respect to us over time.

Purpose and Reasons for the Merger for Mr. Brisco

        Mr. Brisco is making the statements in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        Mr. Brisco believes that it is best for Internet Brands to operate as a privately held entity in order to allow the Company greater operational flexibility and to focus on its long-term growth and continuing improvements to its business absent the regulatory burden imposed upon public companies and the distractions caused by the public equity market's valuation of the Company's Class A common stock. The merger will also enable Mr. Brisco to benefit from any future earnings and growth of Internet Brands, after its Class A common stock ceases to be publicly traded, while at the same time providing him with an opportunity to receive cash for a portion of his existing investment in the Company. Mr. Brisco supports proceeding with the merger at this time because he believes that the merger is more favorable to the unaffiliated stockholders of the Company than any other alternative reasonably available to the Company and its stockholders, including remaining as a standalone public company.

Purpose and Reasons for the Merger for Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons

        Parent, Merger Sub, H&F Fund VI, Hellman & Friedman Investors VI, L.P., Hellman & Friedman LLC, JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C. are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Hellman & Friedman Investors VI, L.P. is the general partner of H&F Fund VI, and Hellman & Friedman LLC is the general partner of Hellman & Friedman Investors VI, L.P. We refer to H&F Fund VI, Hellman & Friedman Investors VI, L.P. and Hellman & Friedman LLC, collectively, as the "H&F Filing Persons." JMI Associates VI, L.L.C. is the general partner of JMI Equity Fund VI, L.P. We refer to JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C., collectively, as the "JMI Filing Persons."

        If the merger is completed, Internet Brands will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the H&F Filing Persons and the JMI Filing Persons, the purpose of the merger is to allow H&F Fund VI and JMI Equity Fund VI, L.P., respectively, to indirectly own equity interests in Internet Brands and to bear the rewards and risks of such ownership after shares of Internet Brands' Class A common stock cease to be publicly traded.

        The H&F Filing Persons and the JMI Filing Persons believe that it is best for Internet Brands to operate as a privately held entity in order to allow Internet Brands greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of its Class A common stock. Moreover, the H&F Filing Persons and the JMI Filing Persons believe that Internet Brands' future business prospects can be improved through the active participation of Parent in the strategic direction of Internet Brands. Although the H&F Filing Persons and JMI Filing Persons believe that there will be significant opportunities associated with H&F Fund VI's and JMI Equity Fund VI, L.P.'s respective investments in Internet Brands, they realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Internet Brands) and that such opportunities may not ever be fully realized.

        The H&F Filing Persons and the JMI Filing Persons believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding shares of Internet Brands common stock at the same time, (b) it represents an opportunity for Internet Brands' unaffiliated stockholders to receive fair value for their shares of common stock and (c) it allows any Participating Employees to maintain an investment in Internet Brands.

Position of Mr. Brisco as to the Fairness of the Merger

        Mr. Brisco is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

        The views of Mr. Brisco should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Mr. Brisco has interests in the merger different from, and in addition to, those of the other stockholders of Internet Brands. These interests are described under "—Interests of the Company's Directors and Executive Officers in the Merger—Arrangements with Mr. Brisco." Mr. Brisco, in his capacity as a member of Internet Brands' board of directors, participated in the deliberations of the board of directors in approving the merger agreement, although he was not a member of and did not participate in the deliberations of the special committee in approving the merger agreement. He has not been given access to any of the analysis undertaken by the H&F Filing Persons in valuing our Company.

        Mr. Brisco believes that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

  •
  the current and historical market prices of the Company's Class A common stock, including the fact that the $13.35 per share merger consideration represented a premium of (i) approximately 46.5% over the Company's closing stock price of $9.11 on September 17, 2010, the last trading day prior to the Company's public announcement of the merger agreement, and (ii) approximately 25.7% over the Company's average closing stock price during the week of September 6, 2010 of $10.62, and also represented the highest price at which the Company's Class A common stock had ever traded since the Company's initial public offering;

  •
  notwithstanding the fact that the Jefferies' opinion was not delivered to Mr. Brisco (other than in his capacity as a director of the Company) and he is not entitled to rely on such opinion, the fact that the special committee and board of directors received an opinion from Jefferies, dated September 17, 2010, to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of the Company's common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders;

  •
  the fact that each of the special committee and the Company's board of directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of the Company and its unaffiliated stockholders;

  •
  the fact that neither the special committee nor the Company's board of directors had any obligation to recommend approval of the merger or adoption of the merger agreement or any other transaction;

  •
  the fact that the merger consideration is all cash, allowing the stockholders to immediately realize a certain value for all shares of their Company common stock;

  •
  the other terms of the merger agreement and the related agreements, including:

  •
  the inclusion of provisions allowing the Company's board of directors to, under certain circumstances, provide information to and, participate in discussions and negotiations with,

      third parties regarding unsolicited acquisition proposals after the date the merger agreement was entered into, as well as the Company's ability to, under certain circumstances, terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $23 million (equal to approximately 3.6% of the equity value and approximately 4.0% of the enterprise value of the transaction); and

    •
    the Company's ability, under certain circumstances, to receive a reverse termination fee of $38 million (equal to approximately 6.0% of the equity value of the transaction);

  •
  the fact that all of the Company's stockholders, including the stockholder that controls a majority of the Company's voting power, will receive the same consideration per share of common stock, regardless of the class of common stock; and

  •
  the fact that, after extensive discussion and due diligence by Party A, Jefferies did not believe that Party A was likely to complete a transaction in a timely manner at a better price and on other terms more attractive and certain than the H&F proposal, and the special committee's determination that Parent's offer, which included fully committed financing, was the most attractive proposal.

        Mr. Brisco believes that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

  •
  the merger agreement must be adopted by the affirmative vote of both (i) the holders of a majority of the voting power of the outstanding common stock of the Company voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Class A common stock, other than those shares held by Idealab and the Participating Employees, a condition that is non-waivable;

  •
  the special committee consists of independent directors, which means that they are not employees of the Company or any of its subsidiaries nor are they affiliated with Idealab and they have no financial interest in the merger that is different from that of the stockholders (other than the acceleration of options and restricted stock held by certain of the directors to acquire shares of Internet Brands common stock);

  •
  the special committee met regularly to discuss the Company's alternatives and was advised by independent financial and legal advisors, and each member of the special committee was actively engaged in the process;

  •
  the special committee made all material decisions relating to the Company's alternatives beginning on August 4, 2010, including recommending to the Company's board of directors that the Company enter into the merger agreement;

  •
  notwithstanding the fact that the Jefferies' opinion was not delivered to Mr. Brisco (other than in his capacity as a director of the Company) and he is not entitled to rely on such opinion, the fact that the special committee and board of directors received an opinion from Jefferies, dated September 17, 2010, as described above; and

  •
  the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

        Mr. Brisco also considered potential negative factors relating to the procedural and substantive fairness of the proposed merger, including the fact (i) that certain directors and executive officers of the Company have interests with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, and (ii) that the stockholders other than the Participating Employees will not participate in any future earnings or growth of the business of the Company and will not benefit from any appreciation in its value.

        Mr. Brisco did not consider the Company's net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because he believed that net book value is not a material indicator of the value of Internet Brands' equity but rather an indicator of historical costs. Mr. Brisco also did not consider the liquidation value of Internet Brands' assets as indicative of Internet Brands' value primarily because of his belief that the liquidation value would be significantly lower than Internet Brands' value as an ongoing business and that, due to the fact that Internet Brands is being sold as an ongoing business, its liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Mr. Brisco did not establish a pre-merger going concern value for Internet Brands' equity as a public company for the purposes of determining the fairness of the merger consideration to the unaffiliated stockholders because, following the merger, Internet Brands will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged private company. In addition, he did not consider the prices paid by the Company for past purchases of the Company's common stock because no such purchases have been made during the last two years other than in connection with the Company's equity incentive plans. In making his determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders, Mr. Brisco was not aware of any firm offers during the prior two years by any person for the merger or consolidation of Internet Brands with or into another company, the sale or transfer of all or any substantial part of Internet Brands' assets or a purchase of Internet Brands' securities that would enable the holder to exercise control of Internet Brands, although there were proposals as described in "—Background of the Merger."

        The foregoing discussion of the information and factors considered and given weight by Mr. Brisco in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Brisco. Mr. Brisco did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, his fairness determination was made after consideration of all of the foregoing factors as a whole. Mr. Brisco believes the foregoing factors provide a reasonable basis for his belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Position of Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons as to the Fairness of the Merger

        Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons should not be construed as a recommendation to any Internet Brands stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

        Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Internet Brands, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. Neither Parent, Merger Sub, the H&F Filing Persons nor the JMI Filing Persons believes that it has or had any fiduciary duty to Internet Brands or its stockholders, including with respect to the merger and its terms.

        None of Parent, Merger Sub, the H&F Filing Persons or the JMI Filing Persons participated in the deliberation process of our special committee and our board of directors, or in the conclusions of our special committee and our board of directors, as to the substantive and procedural fairness of the merger to the unaffiliated stockholders of Internet Brands, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

        Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

  •
  the current and historical market prices of the Company's Class A common stock, including the fact that the $13.35 per share merger consideration represented a premium of (i) approximately 46.5% over the Company's closing stock price of $9.11 on September 17, 2010, the last trading day prior to the public announcement of the merger agreement, and (ii) approximately 25.7% over the Company's average closing stock price during the week of September 6, 2010 of $10.62, and also represented the highest price at which the Company's Class A common stock had ever traded since the Company's initial public offering;

  •
  the fact that each of the special committee and the Company's board of directors unanimously determined that the merger agreement and the merger are fair to and in the best interests of the Company and its unaffiliated stockholders;

  •
  notwithstanding the fact that the Jefferies' opinion was not delivered to Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons and they are not entitled to rely on such opinion, the fact that the special committee and board of directors received an opinion from Jefferies, dated September 17, 2010, to the effect that, as of that date and based upon and subject to the various considerations set forth in its opinion, the consideration of $13.35 per share in cash to be received by holders of the Company's common stock, taken as a whole (other than the Participating Stockholders), pursuant to the merger agreement was fair, from a financial point of view, to such holders;

  •
  the fact that the merger consideration is all cash, allowing the stockholders to immediately realize a certain value for all shares of their Company common stock;

  •
  the other terms of the merger agreement and the related agreements, including:

  •
  the inclusion of provisions allowing the Company's board of directors to, under certain circumstances, provide information to and, participate in discussions and negotiations with, third parties regarding unsolicited acquisition proposals after the date the merger agreement was entered into, as well as the Company's ability to, under certain circumstances, terminate the merger agreement in order to enter into a definitive agreement related to a superior proposal, subject to paying a termination fee of $23 million (equal to approximately 3.6% of the equity value and approximately 4.0% of the enterprise value of the transaction); and

  •
  the Company's ability, under certain circumstances, to receive a reverse termination fee of $38 million (equal to approximately 6.0% of the equity value of the transaction);

  •
  the fact that, after extensive discussion and due diligence by Party A, Parent's offer, which included fully committed financing, was viewed by the Company's special committee and board of directors as the most attractive proposal; and

  •
  the fact that all of the Company's stockholders, including the stockholder that controls a majority of the Company's voting power, will receive the same consideration per share of common stock, regardless of the class of common stock.

        Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

  •
  the merger agreement must be adopted by the affirmative vote of both (i) the holders of a majority of the voting power of the outstanding common stock of the Company voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Class A common stock, other than those shares held by Idealab and the Participating Employees, a condition that is non-waivable;

  •
  the special committee consists solely of independent directors, which means that they are not employees of the Company or any of its subsidiaries nor are they affiliated with Idealab and they have no financial interest in the merger that is different from that of the stockholders (other than the acceleration of options and restricted stock held by certain of the directors to acquire shares of Internet Brands common stock);

  •
  the special committee met regularly to discuss the Company's alternatives and was advised by independent financial and legal advisors, and each member of the special committee was actively engaged in the process;

  •
  the special committee made all material decisions relating to the Company's alternatives beginning on August 4, 2010, including recommending to the Company's board of directors that the Company enter into the merger agreement;

  •
  notwithstanding the fact that the Jefferies' opinion was not delivered to Parent, Merger Sub and the H&F Filing Persons and the JMI Filing Persons and they are not entitled to rely on such opinion, the fact that the special committee and board of directors received an opinion from Jefferies, dated September 17, 2010, as described above; and

  •
  the availability of appraisal rights to the stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

        Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons did not consider the Company's net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Internet Brands' equity but rather an indicator of historical costs. Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons also did not consider the liquidation value of Internet Brands' assets as indicative of Internet Brands' value primarily because of their belief that the liquidation value would be significantly lower than Internet Brands' value as an ongoing business and that, due to the fact that Internet Brands is being sold as an ongoing business, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders. Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons did not establish a pre-merger going concern value for Internet Brands' equity as a public company for the purposes of determining the fairness of the merger consideration to the unaffiliated stockholders because, following the merger, Internet Brands will have a significantly different capital structure, which will result in different opportunities and risks for the business as a more highly leveraged private company. In addition, they did not consider the prices paid by the Company for past purchases of the Company's common stock because no such purchases have been made during the last two years other than in connection with the Company's equity incentive plans. In making their determination as to the substantive fairness of the merger to the unaffiliated stockholders, Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Internet Brands with another company, the sale or transfer of all or substantially all of Internet Brands' assets or a purchase of Internet Brands' assets that would enable the holder to exercise control of Internet Brands, although there were proposals as described in "—Background of the Merger."

        The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons. Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons did not find it practicable to assign, and did not, assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Plans for Internet Brands After the Merger

        It is expected that, upon consummation of the merger, the operations of Internet Brands will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. Parent has advised Internet Brands that it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

  •
  an extraordinary corporate transaction following consummation of the merger involving Internet Brands' corporate structure, business or management, such as a merger, reorganization or liquidation;

  •
  the relocation of any material operations or sale or transfer of a material amount of assets; or

  •
  any other material changes in its business.

        We expect, however, that both before and following consummation of the merger, the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Effects of the Merger

        If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Internet Brands with Internet Brands continuing as the surviving corporation.

        Upon the consummation of the merger, each share of our common stock will be cancelled and converted into the right to receive the $13.35 per share merger consideration in cash, without interest and less any applicable withholding taxes, other than (a) shares held by any of our stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, (b) treasury shares, (c) shares held by any of our wholly owned subsidiaries and (d) shares held by Parent or any of its subsidiaries. Each share of Merger Sub will be converted into one newly issued share of common stock of the surviving corporation in the merger.

        In connection with the consummation of the merger, except as otherwise agreed to by Parent and the holder of an option, each outstanding option granted under our equity incentive plans that represents the right to acquire our Class A common stock, whether or not then vested or exercisable, will, at the effective time of the merger, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our Class A common stock subject to such option, equal to the excess, if any, of (a) the $13.35 per share merger consideration over (b) the option exercise price payable in respect of such share of our Class A common stock issuable under such stock option, without interest and less any applicable withholding taxes. Also in connection with the consummation of the merger, except as otherwise agreed to by Parent and the holder of restricted stock, each outstanding share of restricted stock granted under our equity incentive plans will vest in full and be converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes. To the extent any share of restricted stock would not, by the express terms of the relevant grant, have automatically vested at the effective time of the merger, then the Company may set aside the consideration attributable to such share, and the Company will release such consideration to the former holder of such restricted stock upon the satisfaction, if ever, of the original vesting criteria following the effective time of the merger.

        Following the merger, the entire equity in the surviving corporation will ultimately be owned by the H&F Investors, the Participating Employees, and any additional investors the H&F Investors permit to invest in the transaction. If the merger is completed, the H&F Investors, the Participating Employees and any additional investors that the H&F Investors permit to invest in the transaction will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Internet Brands following the merger. Similarly, the H&F Investors, the Participating Employees, and any additional investors that the H&F Investors permit to invest in the transaction will also bear the risks of ongoing operations, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under "—Financing of the Merger." It is anticipated that at the closing of the merger the JMI Investors will invest up to $20 million in Parent.

        If the merger is completed, the unaffiliated stockholders of Internet Brands will have no interest in Internet Brands' net book value or net earnings. The table below sets forth the direct and indirect interests in Internet Brands' net book value and net earnings of Mr. Brisco, the H&F Investors and the JMI Investors prior to and immediately after the merger, based upon the net book value of Internet Brands at September 30, 2010, and the net income of Internet Brands for the fiscal year ended December 31, 2009.

	Ownership Prior to Merger(1)				Ownership After the Merger(2)(3)
Name	Net Book Value		Earnings		Net Book Value		Earnings
Robert Brisco(4)	$25,603,558	6.6%	$816,265	6.6%	$9,980,139	2.6%	$318,176	2.6%
H&F(5)	N/A	N/A	N/A	N/A	$362,229,976	93.2%	$11,548,224	93.2%
JMI(6)	N/A	N/A	N/A	N/A	$16,360,884	4.2%	$521,600	4.2%

(1)
Based upon beneficial ownership as of November 9, 2010, excluding any options to acquire our Class A common stock (whether or not exercisable) and any unvested restricted stock, and the Company's net book value at September 30, 2010, and net income for the fiscal year ended December 31, 2009.

(2)
Based upon the Company's net book value at September 30, 2010 and net income for the fiscal year ended December 31, 2009, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described in "—Interests of the Company's Directors and Executive Officers in the Merger."

(3)
Assumes an aggregate equity investment in Parent of $475 million by Mr. Brisco, the H&F Investors, and the JMI Investors.

(4)
Based upon an assumed investment of approximately 33% of the estimated after-tax proceeds received by Mr. Brisco in connection with the merger, the amount of which is currently estimated to be approximately $12.2 million, but excluding any equity incentives issued in connection with or after the merger, each as described in "—Interests of the Company's Directors and Executive Officers in the Merger."

(5)
Based upon the $475 million equity commitment contemplated by H&F Investors' equity commitment letter, as described in "—Financing of the Merger—Equity Financing," less (a) Mr. Brisco's assumed investment, the amount of which is currently estimated to be approximately $12.2 million, and (b) $20 million that may be invested by the JMI Investors. To the extent the JMI Investors invest less than $20 million, the H&F Investors' investment will be increased accordingly.

(6)
Based upon an assumed investment of $20 million by the JMI Investors in Parent. It is anticipated that the JMI Investors will invest up to $20 million in Parent, as described in "—Financing of the Merger—Equity Financing."

        In connection with the merger, certain of the Company's management will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under "—Interests of the Company's Directors and Executive Officers in the Merger." The incremental benefits are expected to include the right of certain executive officers and other key employees to make an equity investment in Parent or its affiliates, in an aggregate amount not expected to exceed the amount of Mr. Brisco's investment, and to participate in an equity incentive plan expected to represent 15% of the fully diluted equity of Parent, in each case on terms that have not yet been finalized. A detriment to such executive officers and key employees is that their new equity interests would not be listed on a securities exchange and would be highly illiquid without an active public trading market for such equity interests. The equity interests are also expected to be subject to agreements restricting the ability of such holders to sell their equity interests. Additional incremental benefits to our executive officers may include, among others, continuing as executive officers or key employees of the surviving corporation and entry into new employment arrangements with the surviving corporation or its affiliates. Furthermore, it is contemplated that Mr. Brisco will be the chief executive officer of the surviving corporation.

        A potential incremental benefit to Mr. Brisco may be tax-free treatment with respect to a contribution of shares of Company common stock to Parent discussed under "—Interests of the Company's Directors and Executive Officers in the Merger."

        Internet Brands' Class A common stock is currently registered under the Exchange Act and is quoted on The NASDAQ Global Select Market under the symbol "INET." As a result of the merger, Internet Brands will be a privately held corporation, and there will be no public market for its common stock. After the merger, Internet Brands' Class A common stock will cease to be quoted on The NASDAQ Global Select Market, and price quotations with respect to sales of shares of Class A common stock in the public market will no longer be available. In addition, registration of Internet Brands' Class A common stock under the Exchange Act is expected to be terminated.

        At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Internet Brands will become the officers of the surviving corporation. The certificate of incorporation and bylaws of Internet Brands will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement and the certificate of incorporation and bylaws of Internet Brands as so amended will be the certificate of incorporation and bylaws of the surviving corporation.

Effects on the Company if the Merger is Not Completed

        If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock pursuant to the merger agreement. Instead, we will remain a public company and our Class A common stock will continue to be registered under the Exchange Act and quoted on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that our management will operate our business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities to which they currently are subject, including, among other things, the nature of the industry on which Internet Brands' business largely depends, and general industry, economic, regulatory and market conditions.

        If the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board of directors will continue to evaluate and review our business operations, prospects and capitalization, make such changes as are deemed appropriate and seek to identify acquisitions, joint ventures or strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

        If the merger agreement is terminated under certain circumstances, we will be obligated to pay Parent's designees a termination fee of $23 million. In addition, if the merger agreement is terminated due to a failure to obtain the Company Stockholder Approvals, we are obligated to pay Parent or its designees for up to $4 million of Parent's out-of-pocket fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby. If the merger agreement is terminated and we are obligated both to pay Parent's designees the termination fee and to reimburse Parent or its designees for its out-of-pocket expenses, then the termination fee would be reduced by the amount of any expense reimbursement we pay to Parent or its designees. Further, Parent will have to pay us a termination fee of $38 million if the merger agreement is terminated under certain circumstances. For a description of the circumstances triggering payment of the termination fee, see "The Merger Agreement—Termination Fee."

Financing of the Merger

        Parent estimates that the aggregate amount of financing necessary to complete the merger and the payment of related fees and expenses in connection with the merger and the financing arrangements will be approximately $660 million. This amount is expected to be funded by Parent and Merger Sub with a combination of the equity financing contemplated by the equity commitment letter from the H&F Investors, an equity investment from the JMI Investors of up to $20 million, and Mr. Brisco's commitment to make an equity investment in the Parent as described below, the debt financing contemplated by the debt commitment letter described below, and cash of the Company. These equity and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters pursuant to which the financings will be provided.

  Equity Financing

  H&F Investors' Equity Commitment

        Parent has received a binding equity commitment letter from the H&F Investors. Pursuant to this equity commitment letter, the H&F Investors have severally, but not jointly, committed to purchase, or cause to be purchased, an aggregate of $475 million of equity of Parent in connection with the merger. These equity commitments will be automatically increased to the extent that the aggregate amount borrowed by Parent pursuant to the debt financing is less than $155 million but greater than $133.1 million, and may be further increased to the extent that the aggregate amount borrowed by Parent pursuant to the debt financing is less than $133.1 million solely due to a reduction in the debt financing commitments under the circumstances relating to the ratio of consolidated total debt to consolidated EBITDA (as such term will be defined in the definitive debt documentation) for the latest four-quarter period prior to the closing of the merger for which financial statements are available, discussed below in connection with the debt commitment letter. Parent currently has commitments for at least $155 million of debt financing to be made available at the closing of the merger subject to the terms and conditions of such debt financing, discussed below in "—Debt Financing." The amount actually invested by the H&F Investors is expected to be reduced by the amount of proceeds actually received by Parent from any investments by the JMI Investors and by Mr. Brisco, as described below.

        The obligation of the H&F Investors to fund their respective equity commitments under the equity commitment letter is subject to the following conditions:

  •
  satisfaction or waiver by Parent (which waiver by Parent must also have been consented to by each of the H&F Investors) of all conditions precedent to Parent's and Merger Sub's obligation to complete the merger; and

  •
  the substantially simultaneous closing of the financing under the debt commitment letter described below.

  JMI Investors' Equity Investment

        It is anticipated that at the closing of the merger the JMI Investors will invest up to $20 million in Parent, although as of the date of this proxy statement, the JMI Investors have not entered into any binding commitment to do so.

  Company Employee Equity Investments

        Mr. Brisco has committed, contingent upon the closing of the merger, to invest an amount equal to approximately 33% of his after-tax proceeds that he will receive in the merger with respect to his currently owned equity (including stock options and restricted stock) of the Company (assuming that all such current equity will be accelerated and cashed-out in connection with the merger) in shares of Parent common stock. Based on the $13.35 per share merger consideration, Mr. Brisco will invest an amount currently estimated to be approximately $12.2 million, representing approximately 2.5% of the shares of Parent common stock at the closing of the merger. Mr. Brisco and Parent may agree to cooperate to structure his investment in shares of Parent common stock, in part, as a tax-free exchange to the extent permitted by law. It is possible that other employees of the Company may choose to invest some or all of the proceeds they receive in the merger with respect to their currently owned equity (including stock options and restricted stock) of the Company (assuming that all such current equity will be accelerated and cashed-out in connection with the merger), or contribute such equity in exchange for shares of Parent common stock, although Parent has not made any such arrangements with any Company employees, other than Mr. Brisco.

  Debt Financing

        In connection with the execution and delivery of the merger agreement, Merger Sub has received a debt commitment letter for up to $190 million of debt financing from Bank of America, N.A., Bank of Montreal, General Electric Capital Corporation, Royal Bank of Canada and Wells Fargo Bank, National Association (collectively, the "Initial Lenders") consisting of (a) $50 million in an aggregate principal amount under a senior secured Tranche-A term loan facility (the "Tranche-A Loans") with a term of five years, (b) $105 million in an aggregate principal amount under a senior secured tranche-B term loan facility (the "Tranche-B Loans") with a term of five years and (c) $35 million in an aggregate principal amount under a senior secured revolving credit facility (the "Revolving Loans") (up to $5 million of which may be drawn at the closing of the merger) with a term of five years. The debt financing commitments for the term loan facilities will be reduced to the extent that the Company's ratio of consolidated total debt to consolidated EBITDA for the latest four-quarter period prior to the closing for which financial statements are available, after giving effect to the transactions, will exceed 3.70:1:00, in which case the equity commitments of the H&F Investors may be increased to the extent of such reduction.

        Either Merger Sub or the Company will be the borrower under the senior secured facilities. The proceeds of borrowings at the closing under the senior secured facilities will be used (a) to finance, in part, the payment of the amounts payable under the merger agreement, and (b) for the payment of fees and expenses incurred in connection with the merger. The proceeds of borrowings under the

Revolving Loans after the closing will be used for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments.

        The debt financing commitments are conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

  •
  the negotiation, execution and delivery of definitive documentation;

  •
  the receipt by Merger Sub of cash equity contributions or investments from Hellman & Friedman LLC and its affiliates and other investors in an amount equal, when combined with the market value of the equity of existing stockholders of the Company rolled over or invested in connection with the merger, to at least 50% of the total consolidated pro forma debt and equity capitalization of the borrower under the senior secured facilities (after giving effect to the merger and the related incurrence of indebtedness);

  •
  the absence of any amendments to or waivers of the merger agreement to the extent material and adverse to the interests of the lenders, without the prior consent of the lenders;

  •
  the absence of a Company Material Adverse Effect (as defined in "The Merger Agreement—Company Material Adverse Effect Definition");

  •
  delivery of certain financial statements, including unaudited quarterly financial statements of the Company through the quarter most recently ended at least 45 days prior to the closing, as well as a pro forma balance sheet and twelve-month statement of income giving effect to the merger as of and through such quarter;

  •
  the closing of the debt financing prior to February 28, 2011;

  •
  creation of security interests pursuant to the terms of the debt commitment letter;

  •
  the repayment or refinancing of certain existing debt of the Company and its subsidiaries; and

  •
  delivery of customary legal opinions, closing certificates (including a solvency certificate) and insurance certificates.

        If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent will be required to use its reasonable best efforts to arrange or obtain alternative financing from other sources in an amount sufficient to consummate the merger on terms and conditions not less favorable to Parent and Merger Sub than those set forth in the debt commitment letter. In the event that Parent and Merger Sub are required to do so, it may be difficult, or impossible, for Parent and Merger Sub to obtain alternative financing on such terms.

        As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated. The documentation governing the senior secured facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Although there can be no assurance, Merger Sub believes that cash flow from operations should be sufficient to service the repayment obligations under the debt financing for the foreseeable future. Merger Sub believes, however, that it is reasonably likely that it will need to refinance all or a portion of the debt financing prior to maturity with the proceeds of future financing activities. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financings.

        The loans under the senior secured facilities are expected to bear interest, at the borrower's option, initially:

  •
  with respect to the Tranche-A Loans at a rate equal to (i) "Adjusted LIBOR" (i.e., the London interbank offered rate for dollars, adjusted for statutory reserve requirements) plus an applicable margin to be set initially at 4.75% or (ii) the "Alternate Base Rate" (i.e., a rate equal to the highest of (x) the prime commercial lending rate published by the Wall Street Journal as the

    "prime rate", (y) the federal funds effective rate plus .50%, or (z) one-month Adjusted LIBOR appearing on Reuters Screen LIBOR01 plus 1.0% per annum) plus an applicable margin to be set initially at 3.75%;

  •
  with respect to the Tranche-B Loans at a rate equal to (i) Adjusted LIBOR plus an applicable margin to be set initially at 5.50% or (ii) the Alternate Base Rate plus an applicable margin to be set initially at 4.50%; and

  •
  with respect to the Revolving Loans at a rate equal to (i) Adjusted LIBOR plus an applicable margin to be set initially at 5.50% or (ii) the Alternate Base Rate plus an applicable margin to be set initially at 4.50%.

        In all cases, (i) "Adjusted LIBOR" (prior to adding any applicable interest rate margins) shall be at least 1.5% per annum and (ii) "Alternate Base Rate" (prior to adding any applicable interest rate margins) shall be at least 2.5% per annum.

        All obligations of the borrower under the senior secured facilities are expected to be guaranteed on a senior secured basis by the direct parent holding company of the borrower and by each of the borrower's existing and subsequently acquired or organized direct or indirect wholly owned material U.S. subsidiaries (subject to certain exceptions, the "Guarantors").

        The obligations of the borrower and the Guarantors under the senior secured facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after acquired assets of the borrower and each Guarantor and by a first-priority lien on all of the capital stock of the borrower and each direct, wholly owned subsidiary of the borrower and each subsidiary Guarantor (limited, in the case of foreign subsidiaries or foreign subsidiary holding companies, to 65% of the voting capital stock of such subsidiaries).

        The senior secured facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The financial maintenance covenants will consist of a minimum consolidated interest coverage ratio and a maximum total leverage ratio to be agreed upon. The senior secured facilities are expected to also include customary events of default, including with respect to a change of control to be defined.

Material United States Federal Income Tax Consequences

        The following is a summary of certain material U.S. federal income tax consequences of the merger that are relevant to beneficial holders of the Company's common stock whose shares will be converted to cash in the merger and who will not own (actually or constructively) any shares of the Company's common stock after the merger. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to beneficial holders of the Company's common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," existing, proposed, and temporary regulations promulgated under the Code, and rulings, administrative pronouncements, and judicial decisions as in effect on the date of this proxy statement, changes to which could materially affect the tax consequences described below and could be made on a retroactive basis. The discussion applies only to beneficial holders of the Company's common stock in whose hands the shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or who hold their shares as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local, or foreign tax laws.

        If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of the Company's common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold shares of the Company's common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of the Company's common stock that is, for U.S. federal income tax purposes, any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created in or under the laws of the United States or of any state (including the District of Columbia);

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of the Company's common stock that is for U.S. federal income tax purposes a nonresident alien individual, a foreign corporation, or a trust or estate that is not a U.S. holder.

  U.S. Holders

        The receipt of cash in exchange for the Company's common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder's adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for such shares is more than one year at the time of consummation of the merger. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. Deduction of capital losses may be subject to certain limitations.

  Non-U.S. Holders

        A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized pursuant to the merger unless one of the following applies:

  •
  The gain is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States and, if a tax treaty applies, the gain is attributable to a non-U.S. holder's U.S. permanent establishment. In such case, the non-U.S. holder will, unless an applicable tax treaty provides otherwise, generally be taxed on its net gain derived from the merger at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to the branch profits tax.

  •
  A non-U.S. holder who is an individual holds the Company's common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the merger, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by certain U.S. capital losses.

  •
  We are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the Company's common stock at any time during the five years preceding the merger.

        We believe we are not and have not been a "United States real property holding corporation" for U.S. federal income tax purposes.

  Information Reporting and Backup Withholding

        Cash payments made pursuant to the merger will be reported to the recipients and the Internal Revenue Service to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate beneficial owners may be subject to backup withholding at a 28% rate on cash payments received in connection with the merger. Backup withholding will not apply, however, to a beneficial owner who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Form W-9 or successor form, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

        The discussion set forth above is included for general information only. Each beneficial owner of shares of the Company's common stock should consult his, her or its own tax advisor with respect to the specific tax consequences of the merger to him, her or it, including the application and effect of state, local and foreign tax laws.

Limitation on Remedies; Limited Guarantee

        In no event will we be entitled to monetary damages from Parent and Merger Sub in excess of $38 million, including any payment by Parent of the termination fee described in the section of this proxy statement titled "The Merger Agreement—Termination Fee," if applicable, for all losses and damages suffered as a result of the failure of the merger to be consummated or for any breach or failure to perform by Parent and Merger Sub under the merger agreement or otherwise. In addition, we cannot seek specific performance to require Parent and Merger Sub to complete the merger. Our exclusive remedy for the failure of Parent and Merger Sub to complete the merger is the $38 million termination fee described above.

        Concurrently with the execution of the merger agreement, H&F Fund VI entered into a limited guarantee in our favor pursuant to which it irrevocably guaranteed Parent's obligation in respect of the

$38 million termination fee described above. The limited guarantee will terminate on the earliest of (a) the effective time of the merger, (b) payment in full of the reverse termination fee pursuant to the merger agreement, (c) termination of the merger agreement under circumstances where the termination fee becomes payable and (d) the first anniversary of any other termination of the merger agreement, except as to a claim for payment of the obligation thereunder presented by the Company to Parent, Merger Sub or H&F Fund VI on or prior to such first anniversary. However, if the Company or any of its affiliates assert a claim other than as permitted under the limited guarantee, including a claim or claims in excess of $38 million, the limited guarantee will immediately terminate and become null and void by its terms.

        The limited guarantee is our sole recourse against H&F Fund VI and its affiliates for any damages we may incur in connection with the merger agreement and the transactions contemplated by the merger agreement.

Voting Agreement

        Concurrently with the execution of the merger agreement, on September 17, 2010, Parent and Idealab entered into the voting agreement. Pursuant to the voting agreement, Idealab agreed, among other things, that at the Company stockholders meeting convened for a vote on adoption of the merger agreement (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company, it shall:

  •
  appear at such Company stockholders meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum, and respond to each request by the Company for written consent, if any,

  •
  vote, or cause to be voted, the Covered Shares in favor of the adoption of the merger agreement; provided, that the Special Stockholder Approval has been obtained; provided, further, that Idealab shall be obligated to vote its Covered Shares against or otherwise refrain from consenting to or approving the merger, adoption of the merger agreement and other actions if, in connection with such Company stockholders meeting or written consent, the Special Stockholder Approval has not been obtained, and

  •
  vote, or cause to be voted, the Covered Shares in respect of any takeover proposal and any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the merger or any of the transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the merger agreement, in favor and against such matter in the same proportion as the shares of Company common stock (other than the Covered Shares) are voted.

        Idealab also granted Parent an irrevocable proxy with respect to the voting of the Covered Shares in relation to the matters set forth above. The voting agreement provides that Idealab will not take certain actions, including the taking of any actions with the purpose of facilitating an attempt by any person to make or propose any merger, sale of assets or other similar transaction involving the Company (other than the merger) except in certain circumstances where, subject to Idealab's compliance in all material respects with the provisions of the voting agreement regarding the restrictions on Idealab's ability to solicit proposals or offers, Idealab is permitted to furnish information and engage in discussions as and to the same extent that the Company, our board of directors or our respective representatives are permitted to take such actions under the merger agreement. Further, Idealab agreed not to sell, transfer, or otherwise dispose of any of Covered Shares or enter into any voting agreement, whether by proxy, voting agreement or otherwise (other than the voting agreement) with respect to the Covered Shares.

        The voting agreement will terminate (i) upon the earliest of (a) the failure of the Company Stockholder Approvals to have been obtained at the Company stockholders meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on adoption of the merger agreement (except as a result of Idealab's breach of its voting obligations), (b) the consummation of the merger, (c) the termination of the merger agreement in accordance with its terms or (d) February 28, 2011, or (ii) at any time upon the written agreement of Parent and Idealab.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain of the Company's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and recommend that the Company's stockholders vote in favor of adopting the merger agreement. See "—Background of the Merger" and "—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger" for a further discussion of these matters.

  Arrangements with Mr. Brisco

        Prior to execution of the merger agreement, Parent and Mr. Brisco executed a letter agreement with a term sheet regarding the terms of his employment and equity incentives that will be implemented in connection with the completion of the merger. Pursuant to that term sheet, Mr. Brisco agreed to enter into a new employment agreement with the Company in connection with the completion of the merger and such new employment agreement will supersede his existing severance payment agreement with the Company. The new employment agreement will contain a perpetual term of employment for Mr. Brisco. Specifically, Mr. Brisco will continue to serve as the chief executive officer of the Company and will also serve on the board of directors of Parent. Mr. Brisco will continue to receive his current base salary of $360,000, subject to annual review for increases at the discretion of the board of directors, and he will be eligible to receive an annual target bonus of 100% of his base salary, with a maximum annual bonus opportunity equal to 150% of his base salary. Mr. Brisco will be granted stock options in an amount equal to 5% of the fully diluted equity of Parent after the closing of the merger, subject to certain vesting conditions set forth in the term sheet. Mr. Brisco will be entitled (to the extent eligible) to participate in all employee benefits that are generally made available to the Company's senior executives. Mr. Brisco will also be subject to customary confidentiality, non-competition, non-solicitation, and non-hire covenants.

        Further, in the event that Mr. Brisco is terminated without "cause" (as defined in the term sheet) or he resigns as a result of a "constructive termination" (as defined in the term sheet), he will be entitled to receive the following benefits: (i) severance payments equal to (A) nine months of his base salary, plus (B) 75% of his maximum annual stated cash bonus target for the year of such termination; and (ii) nine months of COBRA benefits. Twenty-five percent (25%) of the severance payments will be paid out in a lump sum amount provided that Mr. Brisco executes a general release and the remaining 75% of the severance payments will be paid out ratably over the nine months immediately following the "qualifying termination" (as defined in the term sheet), provided that Mr. Brisco complies with his non-competition and non-hire covenants. In the event that Mr. Brisco experiences a "qualifying termination" during the "change of control period" (as defined in the term sheet), Mr. Brisco will be entitled to the following benefits: (i) a lump sum payment equal to (A) eighteen months of his base salary, plus (B) 150% of his maximum annual stated cash bonus target for the year of termination; and (ii) eighteen months of COBRA benefits. Payment of the severance amounts as a result of a "qualifying termination" that occurs during a "change of control period" is contingent upon Mr. Brisco executing a general release. Mr. Brisco will also continue to be entitled to a full gross-up if any payments or benefits received by Mr. Brisco in connection with the merger become subject to an excise tax pursuant to Section 280G or Section 4999 of the Internal Revenue Code. However, Mr. Brisco will not be entitled to a gross-up if any payments or benefits become subject to an excise tax as the result of a subsequent change of control of the Company.

        Pursuant to the letter agreement with Parent and following the completion of the merger, Mr. Brisco has also committed to invest an amount equal to approximately 33% of his after-tax proceeds that he will receive in the merger with respect to his currently owned equity (including stock options and restricted stock) of the Company (assuming that all such current equity will be accelerated and cashed-out in connection with the merger) in shares of Parent common stock. Based on the $13.35 per share merger consideration, Mr. Brisco will invest an amount currently estimated to be approximately $12.2 million, representing approximately 2.5% of the shares of Parent common stock at the closing of the merger. Mr. Brisco and Parent may agree to cooperate to structure his investment in shares of Parent common stock, in part, as a tax-free exchange to the extent permitted by law.

  New Management Arrangements with Other Internet Brands Executive Officers and Key Employees

        Other than as described in "—Arrangements with Mr. Brisco", as of the date of this proxy statement, none of the Company's executive officers has entered into any amendments or modifications to his or her existing severance payment agreement with the Company in connection with the merger, nor has any entered into any employment or other agreement with Parent or its affiliates. See "—Background of the Merger" and "—Arrangements with Mr. Brisco" for further discussion of these matters.

        Prior to the signing of the merger agreement, Parent engaged in discussions with Mr. Brisco regarding the anticipated structure of the equity incentives that would be made available to the executive officers and key employees of the Company in connection with the completion of the merger. Pursuant to these discussions, executive officers and certain key employees of the Company are expected to be eligible to receive options and/or other equity-based awards under an equity incentive plan established by Parent after the closing of the merger, with 5% of the fully diluted equity expected to be allocated to Mr. Brisco as discussed above in "—Arrangements with Mr. Brisco." Of the options and other equity-based awards that are expected to be granted in connection with the completion of the merger, it is currently anticipated that a portion will be subject to time-based vesting and the remainder will be subject to performance-based vesting.

        In addition to the options and other equity-based awards described above, Parent anticipates that other executive officers and key employees of the Company will be offered the opportunity to invest some or all of the proceeds they receive in the merger with respect to their currently owned equity (including stock options and restricted stock) of the Company (assuming that all such current equity will be accelerated and cashed-out in connection with the merger), or contribute such equity in exchange, for shares of Parent common stock. Parent has not made any such arrangements with any executive officers or key employees of the Company, other than Mr. Brisco, which is discussed above in "—Arrangements with Mr. Brisco." Any equity interests held after the merger by Mr. Brisco, the other executive officers and key employees of the Company are expected to be subject to the terms of a management stockholders' agreement or other similar agreement that will contain customary transfer restrictions, tag-along rights and drag-along rights, as well as repurchase rights that are applicable in specified circumstances.

        After the signing of the merger agreement, Parent and Mr. Brisco have had discussions regarding the potential terms of new employment agreements for our other executive officers. While other executive officers may enter into new employment agreements, these matters are subject to negotiation and no terms or conditions have been agreed to. It is currently expected that any such new agreements would be entered into in connection with the completion of the merger.

  Special Committee Compensation

        In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, our board of directors determined that the chairman of the special committee shall receive a retainer of $35,000 and that each other member of the special committee shall receive a retainer of $25,000. Such fees are payable whether or not the merger is completed and were approved prior to our receipt of Parent's proposal. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

  Bonuses

        Following the recommendation of our special committee, our board of directors authorized the payment of bonuses (in the aggregate amount of $375,000) to certain members of management, including our executive officers other than Mr. Brisco, and other employees for their efforts in connection with the completion of the merger. Our board also authorized Mr. Brisco, our chief executive officer, to designate other employees as recipients of these bonuses of up to $50,000 in the aggregate.

  Treatment of Stock Options

        As of November 9, 2010, there were approximately 1,410,987 shares of common stock of the Company issuable pursuant to stock options granted under our equity incentive plans to our executive officers and directors. The merger agreement provides that we will take all action necessary such that, except as otherwise agreed to by Parent and the holder of an option, each outstanding option granted under our equity incentive plans that represents the right to acquire our Class A common stock, whether or not then vested or exercisable, will, at the effective time of the merger, be cancelled and terminated and converted into the right to receive a cash payment for each share of our Class A common stock subject to such option, equal to the excess, if any, of (a) the $13.35 per share merger consideration over (b) the exercise price payable in respect of such share of our Class A common stock issuable under such stock option, without interest and less any applicable withholding taxes.

        The following table sets forth, for each of our directors and executive officers holding stock options as of November 9, 2010, (a) the aggregate number of shares of the Company's Class A common stock subject to vested stock options, (b) the value of such vested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $13.35 per share merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company's Class A common stock subject to those stock options, (c) the aggregate number of unvested stock options that will vest as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, (d) the value of those unvested stock options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the $13.35 per share merger consideration over the respective per share exercise prices of those stock options by (ii) the number of shares of the Company's Class A common stock subject to those stock options, (e) the aggregate number of shares of the Company's Class A common stock subject to vested stock options and unvested stock options that will vest for such individual as of the effective time of the merger, assuming the director or executive officer remains employed by the Company at that date, and (f) the aggregate amount of consideration that we expect to offer for all such options pursuant to the offer described in the previous paragraph.

	Vested Stock Options		Unvested Stock Options that will Vest as a Result of the Merger		Aggregate Offer Consideration for All Stock Options
Name	Shares	Value	Shares	Value	Shares	Value
Executive Officers
Robert N. Brisco	949,999	$9,526,490	—	$—	949,999	$9,526,490
Scott A. Friedman	42,000	267,120	28,000	178,080	70,000	445,200
B. Lynn Walsh	105,250	936,663	4,750	41,088	110,000	977,750
Lisa Morita	106,451	920,801	25,162	217,651	131,613	1,138,452
Charles Hoover	143,750	1,538,438	3,750	32,438	147,500	1,570,875
Non-Employee Directors
Howard Morgan	—	—	—	—	—	—
James Ukropina	625	$5,406	1,250	$10,813	1,875	$16,219
Kenneth Gilman	—	—	—	—	—	—
Marcia Goodstein	—	—	—	—	—	—
William T. Gross	—	—	—	—	—	—
Martin Melone	—	—	—	—	—	—
W. Allen Beasley	—	—	—	—	—	—
All Executive Officers and Directors holding stock options as a group (6 persons)	1,328,075	$13,194,918	62,912	$480,070	1,410,987	$13,674,986

  Treatment of Restricted Stock

        As of November 9, 2010, there were approximately 804,637 shares of outstanding restricted stock subject to vesting criteria that were held by our directors and executive officers. The merger agreement provides that, except as otherwise agreed to by Parent and the holder of a share of restricted stock, each outstanding share of restricted stock granted under our equity incentive plans will vest in full and be converted into the right to receive $13.35 per share merger consideration in cash, without interest and less applicable withholding taxes. To the extent any such share of restricted stock would not, by the express terms of the relevant grant, have automatically vested at the effective time of the merger, then the Company may segregate the consideration attributable to such share, and the Company shall release such consideration to the former holder of such share upon the satisfaction, if ever, of the vesting criteria applicable thereto following the effective time.

        The following table identifies, for each of our directors and executive officers holding restricted stock, the aggregate number of shares of restricted stock of the Company as of November 9, 2010, and the pre-tax value of such restricted stock that will become fully vested in connection with the merger as calculated by multiplying $13.35 by the number of shares of restricted stock.

Name	Aggregate Number of Shares of Unvested Restricted Stock	Value of Unvested Restricted Stock
Executive Officers
Robert N. Brisco	540,000	$7,209,000
Scott A. Friedman	57,917	773,192
B. Lynn Walsh	67,916	906,679
Lisa Morita	46,250	617,438
Charles E. Hoover	58,333	778,746
Non-Employee Directors
Howard Morgan	5,296	$70,702
James Ukropina	6,032	80,527
Kenneth Gilman	5,738	76,602
Marcia Goodstein	4,118	54,975
William T. Gross	4,118	54,975
Martin Melone	6,178	82,476
W. Allen Beasley	2,741	36,592
All Executive Officers and Directors holding restricted stock as a group (12 persons)	804,637	$10,741,904

  Severance Arrangements

        Robert N. Brisco.    On November 4, 2008, we entered into a severance payment agreement with Mr. Brisco, replacing our previous employment agreement with Mr. Brisco and all amendments thereto. Pursuant to the terms of our severance payment agreement with Mr. Brisco, in the event that Mr. Brisco is terminated without cause or is constructively terminated, he will be entitled to receive (i) nine months' base salary plus 75% of his maximum annual bonus for the year of termination, and (ii) up to nine months continued participation in the Company's employee benefit plans. If Mr. Brisco is terminated without cause or is constructively terminated during the six-month period preceding a change of control or the twelve-month period following a change of control, he will be entitled to receive (i) eighteen months' base salary plus 150% of his maximum annual bonus for the year of termination, and (ii) up to eighteen months' continued participation in our employee benefit plans.

        In the event of a change of control (as defined in the agreement), Mr. Brisco's severance payment agreement provides that each of Mr. Brisco's equity grants that are not otherwise fully vested shall automatically vest on a daily pro rata basis until the date immediately prior to the closing date of the change of control, and 50% of the remaining unvested portion of Mr. Brisco's equity grants shall automatically vest prior to the change of control. In addition, we or the successor entity will reserve amounts sufficient to pay Mr. Brisco for the remaining 50% of unvested equity grants, and such remaining equity grants shall continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the termination of Mr. Brisco without cause, upon which date all remaining unvested equity grants shall automatically vest and Mr. Brisco shall be paid all amounts reserved for such purpose.

        Mr. Brisco's severance payment agreement will be superseded by the new employment agreement discussed above in "—Arrangements with Mr. Brisco" effective upon the completion of the merger.

        Stock Option Agreements.    Grants of stock options to Mr. Brisco, Mr. Hoover, Ms. Morita, and Ms. Walsh prior to July 18, 2007 provide that 100% of all shares subject to each stock option grant will immediately vest upon the occurrence of a change of control transaction. On November 4, 2008, our board of directors amended the terms of stock options and restricted shares granted to executives between July 18, 2007 and November 4, 2008, in accordance with the terms of the severance payment agreements described below.

        Severance Payment Agreements.    On November 4, 2008, we entered into amended and restated severance payment agreements with each of Mr. Hoover, Ms. Morita, and Ms. Walsh. On November 3, 2009, we entered into an amended and restated severance payment agreement with Scott A. Friedman. Pursuant to the terms of the executive severance payment agreements, in the event any such executive is terminated without cause (as defined in the agreements), he or she will be entitled to receive a lump sum payment equal to nine months' base salary plus 75% of his or her maximum annual cash bonus target, and up to nine months continued participation in our employee benefit plans. In the event of a change of control (as defined in the agreements) the vesting of equity grants will accelerate and vest on a daily pro rata basis until the date immediately prior to the closing date of the change of a control. Then, 50% of the remaining unvested portion of such executive's equity grants shall automatically vest immediately prior to the change of control. In addition, we or our successor entity will reserve amounts sufficient to pay such executive for the remaining 50% of unvested equity grants, and such remaining equity grants will continue to vest through the earlier of the first anniversary of the closing date of the change of control transaction or the executive's termination without cause, upon which date all remaining unvested equity grants shall automatically vest and the executive shall be paid all amounts reserved for such purpose.

        The following table sets forth an estimate of the potential cash severance payments that would be payable as described above in the event an executive officer becomes entitled to such severance amount pursuant to his or her severance payment agreement following the merger (assuming, for illustrative purposes, that the executive officer's employment is terminated on December 31, 2010, the base salaries remain at current levels, and in the case of each executive, the Company is on target to achieve or exceed its performance targets for fiscal year ended December 31, 2010). The table does not include amounts attributable to estimated costs of health and welfare benefits or relocation expenses to be received by the executive officer following a termination.

        Although for illustrative purposes the table assumes that the executive officer's employment is terminated on December 31, 2010, it is expected that Mr. Brisco's severance payment agreement will be replaced by a new employment agreement in connection with the merger and that, as a result, he would not be entitled to severance in connection with the merger. In addition, a condition to the receipt of equity grants by the other executive officers will be the elimination of the executive's existing severance payment rights that could arise as a result of the completion of the merger. See "—New Management Arrangements."

Executive Officer	Potential Cash Severance Payment
Robert N. Brisco	$1,080,000
Scott A. Friedman	$202,500
Charles E. Hoover	$223,125
Lisa Morita	$266,250
B. Lynn Walsh	$277,500

  Employee Benefits

        The merger agreement provides that, to the extent that any of our active employees, including our executive officers, remain employed by the surviving corporation, they will be entitled to receive, for a period of one year from the consummation of the merger, unless their employment is severed during such period, annual base salary and base wages, cash target incentive compensation opportunities and benefits (excluding equity-based compensation) that are no less favorable, in the aggregate, than such compensation and benefits provided to them immediately prior to the effective time of the merger. Parent and the surviving corporation are also required, under the terms of the merger agreement, for a period of one year from the consummation of the merger, to provide severance benefits to our employees, including our executive officers, at levels no less than and pursuant to the terms of our current severance plan consistent with past practice and taking into account such employee's years of service with the Company. To the extent that our employees, including our executive officers, currently participate in the Company's benefit plans, they will be immediately eligible to participate in any and all new benefit plans of the surviving corporation to the extent that such coverage replaces comparable coverage under a benefit plan in which such employee participated immediately prior to the effective time of the merger.

  Directors' and Officers' Insurance

        The merger agreement provides that for six years from the effective time of the merger, Parent must maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the effective time of the merger of those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms and scope, and in amount, not less favorable than those of the policy in effect on September 17, 2010. In the alternative, Parent may substitute such policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a "tail" policy. If the annual premiums for such insurance exceed 300% of the current rate, then Parent must provide a policy for the applicable individuals with the best coverage as then available at the annual premium of 300% of the aggregate annual premium for the plan in effect on September 17, 2010. However, such replacement or substitution of insurance policies must not result in gaps in coverage for such individuals. See "The Merger Agreement—Indemnification and Insurance."

Certain Projections

        Internet Brands does not, as a matter of course, publicly disclose projections as to its future financial performance. In connection with their due diligence review of our Company, we provided H&F Fund VI, JMI Investors, Party A and the financing sources of Parent and Merger Sub with financial forecasts of Internet Brands' operating performance for fiscal years 2010 through 2015 prepared by the management, which we refer to as the "Projections." The Projections were also provided to Jefferies for use in connection with its financial analysis, as summarized in "—Opinion of Financial Advisor to Our Special Committee." The Projections were prepared on a basis consistent with the accounting principles used in our historical financial statements. See "—Background of the Merger."

        The Projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available, in whole or in part, to H&F Fund VI, JMI Investors, Party A and the financing sources of Parent and Merger Sub, in connection with their due diligence review of Internet Brands, and to Jefferies for use in connection with its financial analysis summarized above. The Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, BDO Seidman, LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to the Projections and, accordingly, assumes no responsibility for, and expresses no opinion on them. The Projections included in this proxy statement have been prepared by, and are the responsibility of, our management. The Projections were prepared solely for internal use of Internet Brands and are subjective in many respects.

        In compiling the Projections, Internet Brands' management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA, as defined below, and capital spending. Although the Projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products and services, the competitive environment, expectations regarding future acquisitions and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the Projections or the underlying assumptions not to be reflective of actual future results. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to the merger or any changes to our operations or strategy that may be implemented after September 17, 2010 or completion of the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that H&F Fund VI, JMI Investors, Parent, Merger Sub, the financing sources of Parent and Merger Sub, Jefferies or any other recipient of this information considered, or now considers, the Projections to be predictive of actual future results.

        Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to, update or otherwise revise the Projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Projections are shown to be in error.

	Management Projections Fiscal Year ending December 31
	2010E	2011E	2012E	2013E	2014E	2015E
	(in millions, except per share amounts)
Revenue	$115.1	$136.7	$158.9	$181.7	$205.3	$230.1
EBITDA—Adjusted(1)	47.4	57.9	69.9	81.6	92.8	104.6
Acquisitions and Capital Expenditures	43.4	45.0	46.6	48.1	49.6	51.2
Unlevered Free Cash Flow(2)	2.9	15.9	23.8	34.1	14.7	20.7

(1)
Adjusted EBITDA (earnings before interest, taxes, deprecation and amortization) is defined as net income (loss) plus the provision (benefit) for income taxes, depreciation, amortization of purchased intangible assets, stock-based compensation, interest expense (income) and other income.

(2)
Assumes use of approximately $150 million of existing NOLs.

Governmental and Regulatory Approvals

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the "HSR Act," the merger may not be completed until Internet Brands and Parent each file a notification and report form under the HSR Act with the Federal Trade Commission, or the "FTC," and the Antitrust Division of the Department of Justice, or the "DOJ," and the applicable waiting period has expired or been terminated. The notification and report forms were filed with the FTC and DOJ on October 1, 2010, and the FTC and DOJ granted early termination of the waiting period on October 12, 2010.

        At any time before or after consummation of the merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC or state or foreign antitrust and competition authorities could take such action under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Internet Brands or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Provisions for Unaffiliated Stockholders

        No provision has been made to grant the unaffiliated stockholders access to the files of the Company, Parent, Merger Sub, the H&F Filing Persons, or the JMI Filing Persons or to obtain counsel or appraisal services at the expense of any of the foregoing.

Litigation Related to the Merger

        On October 7, 2010, Tandem Trading filed suit against the Company, our board of directors, Hellman & Friedman Capital Partners VI, L.P., Idealab (together, the "Class Action Defendants"), Micro Holding Corp., and Micro Acquisition Corp., in Superior Court of Los Angeles County, California. On October 13, 2010, John Norton filed suit against the Class Action Defendants in the Court of Chancery in Delaware. The complaints in these actions contained substantially similar allegations and sought substantially similar relief. Among other things, plaintiffs alleged that the director defendants had breached their fiduciary duties to the Company's stockholders in pursuing the proposed transaction, including by accepting an unfair and inadequate acquisition price and failing to take appropriate steps to maximize stockholder value in connection with the sale of the Company. Plaintiffs sought, among other things, compensatory and other unspecified damages. Plaintiff in the Norton action also included a request that the proposed transaction be enjoined. The defendants in each of these actions believe that the claims asserted are without merit. Nevertheless, to avoid the costs, distraction and disruption of further litigation, the defendants and the plaintiffs reached an oral agreement in principle on November 4, 2010, to be confirmed in a memorandum of understanding, to settle and dismiss the actions on the basis that certain additional disclosures would be made in this proxy statement. The proposed settlement is subject to court approval and other conditions.

Estimated Fees and Expenses of the Merger

        We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, Securities and Exchange Commission filing fees and other related charges, totaling approximately $7,355,559. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$45,559
Printing, proxy solicitation and mailing expenses	150,000
Financial, legal, accounting and tax advisory fees	7,060,000
Miscellaneous expenses	100,000
Total	$7,355,559

        In addition, if the merger agreement is terminated under certain circumstances described under "The Merger Agreement—Termination Fee," we have agreed to pay to Parent's designees a termination fee of $23 million and/or to reimburse up to $4 million of the out-of-pocket fees and expenses incurred by Parent, or on behalf of Parent and its affiliates, in connection with merger agreement and the transactions contemplated by the merger agreement. If the merger agreement is terminated and we are obligated both to pay Parent's designees the termination fee and to reimburse the out-of-pocket expenses of Parent, then the termination fee would be reduced by the amount of any expense reimbursement we pay to Parent or its designees.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Summary Term Sheet," "Questions and Answers about the Merger and the Special Meeting," "Special Factors," "Special Factors—Opinion of Financial Advisor to Our Special Committee," "Special Factors—Plans for Internet Brands After the Merger," "Special Factors—Effects of the Merger," "Special Factors—Certain Projections," "Special Factors—Governmental and Regulatory Approvals," and "Special Factors—Litigation Related to the Merger," and in statements containing words such as "believes," "plans," "estimates," "anticipates," "intends," "continues," "contemplates," "expects," "may," "will," "could," "should" or "would" or other similar words or phrases. These statements are not guarantees of the underlying expected actions or our future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and prospects to materially differ from those expressed in, or implied by, these statements. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

  •
  the failure to obtain the necessary debt financing arrangements set forth in the debt commitment letter received in connection with the merger;

  •
  the failure of the merger to close for any other reason;

  •
  risks that the proposed transaction disrupts current plans and operations and the potential challenges for employee retention as a result of the merger;

  •
  business uncertainty and contractual restrictions during the pendency of the merger;

  •
  the diversion of management's attention from ongoing business concerns;

  •
  the possible effect of the announcement of the merger on our customer and supplier relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger;

  •
  the impact of the substantial indebtedness incurred to finance the consummation of the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See "Where You Can Find More Information" beginning on page 115. Many of the factors that will determine our future results are beyond our ability to control or predict. We cannot guarantee any future results, levels of activity, performance or achievements. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on December 16, 2010 starting at 8:00 a.m., local time, at the Company's executive offices at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245, or at any postponement or adjournment of the meeting. The purpose of the special meeting is for our stockholders to consider and vote upon the following proposals:

  •
  adoption of the merger agreement; and

  •
  approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

        A copy of the merger agreement is attached as Annex A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about November 16, 2010.

Board Recommendation

        Our board of directors, based on the unanimous recommendation of the special committee and other factors, unanimously (a) approved and declared advisable the merger agreement, the voting agreement and the transactions contemplated by the merger agreement, including the merger, (b) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated stockholders and (c) resolved to recommend that the stockholders of the Company adopt the merger agreement. For a discussion of the material factors considered by our board of directors in reaching its conclusions, see "Special Factors—Purpose and Reasons for the Merger; Recommendation of Our Special Committee and Board of Directors; Fairness of the Merger."

        Our board of directors recommends that you vote "FOR" the proposal to adopt the merger agreement and "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

 Record Date and Quorum

        We have fixed the close of business on November 9, 2010 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On November 9, 2010 there were 43,371,442 shares of our Class A common stock and 3,025,000 shares of our Class B common stock entitled to be voted at the special meeting. Each share of Class A common stock outstanding on the record date entitles its holder to one vote, and each share of Class B common stock outstanding entitles its holder to twenty votes, on all matters properly coming before the stockholders at the special meeting.

        The presence at the special meeting in person or by proxy of the holders of a majority of all outstanding shares of our common stock entitled to vote at the special meeting as of the close of business on the record date will constitute a quorum for the purpose of considering the proposals at the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which we have received proxies indicating that the submitting stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

 Vote Required for Approval

        The adoption of the merger agreement requires the affirmative vote of both:

  •
  the holders of a majority of the voting power of the Company's outstanding common stock voting together as a single class which vote we refer to as the "Company Stockholder Approval," and

  •
  the holders of a majority of the outstanding shares of Class A common stock (other than shares held by Idealab and the Participating Employees), which vote we refer to as the "Special Stockholder Approval."

        For the proposal to adopt the merger agreement, you may vote FOR or AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote "AGAINST" the adoption of the merger agreement for purposes of the Company Stockholder Approval and Special Stockholder Approval.

        If your shares of common stock are held in "street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Under rules applicable to The NASDAQ Global Select Market, brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." These "broker non-votes" will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the adoption of the merger agreement for purposes of the Company Stockholder Approval and Special Stockholder Approval.

        Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. A failure to vote your shares of common stock or a broker non-vote will have no effect on the outcome of any vote to adjourn the special meeting. An abstention will have the same effect as voting "AGAINST" any proposal to adjourn the special meeting.

        If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present.

Voting Agreement

        Idealab has executed a voting agreement with Parent, pursuant to which it has agreed to vote all shares of our common stock owned by it (constituting approximately 19% of the total number of shares of our common stock outstanding as of the record date for the special meeting and approximately 64% of the total voting power of the Company's common stock) (i) in favor of the merger if the Special Stockholder Approval is obtained and (ii) against the merger if the Special Stockholder Approval is not obtained. As of the record date for the special meeting, our directors and executive officers had the right to vote, in the aggregate, 15,864,476 shares of our common stock, which represented approximately 34% of the outstanding shares of our common stock (which 34% includes approximately 19% beneficially owned by Idealab) on the record date for the special meeting, although certain of those executive officers will be deemed to be Participating Employees if they agree to invest in Parent prior to the special meeting. These directors and executive officers have informed us that, except as may otherwise be required by the voting agreement, they intend to vote all of their shares of common stock "FOR" the adoption of the merger agreement. For purposes of the Special Stockholder Approval, however, the votes of Idealab and the Participating Employees will be disregarded.

Proxies and Revocation

        If you submit a proxy by telephone or Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted "FOR" the adoption of the merger agreement, "FOR" the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the stockholders at the special meeting for a vote.

        Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares through a broker, bank or other nominee, by following the directions received from your broker, bank or other nominee to change or revoke those instructions.

        You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting if you hold your shares in your name as a stockholder of record by:

  •
  delivering to our Corporate Secretary at Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245, a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

  •
  attending the special meeting and voting in person (your attendance at the meeting will not, by itself, change or revoke your proxy—you must vote in person at the meeting to change or revoke a prior proxy);

  •
  submitting a later-dated proxy card; or

  •
  submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

        PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER IS COMPLETED, A SEPARATE LETTER OF TRANSMITTAL WILL BE MAILED TO YOU IF YOU ARE A STOCKHOLDER OF RECORD THAT WILL ENABLE YOU TO RECEIVE THE $13.35 PER SHARE MERGER CONSIDERATION IN EXCHANGE FOR YOUR INTERNET BRANDS STOCK CERTIFICATES.

 Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires, assuming a quorum is present with respect to the proposal, the affirmative vote of the holders of stock casting a majority of the votes entitled to be cast by all of the holders of the stock constituting such quorum. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted "FOR" an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (a) no quorum is present for the transaction of business or

(b) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

        Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares of our common stock determined by the Court of Chancery of the State of Delaware, and to receive payment based on that valuation instead of receiving the $13.35 per share merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

        To exercise your appraisal rights, you must submit a written demand for appraisal to us before the vote is taken on the merger agreement and you must NOT vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page 95 and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this proxy statement.

Solicitation of Proxies

        This proxy solicitation is being made by us on behalf of our board of directors and will be paid for by the Company. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and we estimate that we will pay MacKenzie Partners, Inc. a fee of $25,000 plus certain costs associated with additional services, if required. We also have agreed to reimburse MacKenzie Partners, Inc. for out-of-pocket expenses and to indemnify them against certain losses arising out of its proxy solicitation services. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of our shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related to forwarding the material.

Other Matters

        We do not know of any other business that will be presented at the special meeting. Should any business other than that set forth in the notice of special meeting of stockholders properly come before the special meeting, the enclosed proxy confers discretionary authority to vote with respect to only such matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are presented at the special meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

 Questions and Additional Information

        If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact us in writing at Investor Relations, Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245, or by telephone at 888-848-9069. You may also contact the Company's proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Email: proxy@mackenziepartners.com
Toll-Free: (800) 322-2885
Call Collect: (212) 929-5500

THE PARTIES TO THE MERGER

Internet Brands, Inc.

909 North Sepulveda Blvd., 11th Floor
El Segundo, California 90245
(310) 280-4000

        Internet Brands, Inc., a Delaware corporation, is an Internet media company that owns, operates and grows branded websites in categories marked by highly focused consumer involvement and strong advertising spending. We believe that consumers seek knowledge from experts and fellow visitors online to save more time and money in their daily lives. Our vertical websites provide knowledge that is accessible and valuable to our audiences and the advertisers that want to market to them. In this proxy statement, the terms "Internet Brands," "Company," "we," "our" and "us" refer to Internet Brands, Inc. and its subsidiaries, unless the context otherwise requires.

        For more information about us, please visit our website at www.internetbrands.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also "Where You Can Find More Information" beginning on page 115. Our Class A common stock is publicly traded on The NASDAQ Global Select Market under the symbol "INET."

Micro Holding Corp. and Micro Acquisition Corp.

c/o Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, California 94111
(415) 788-5111

        Micro Holding Corp., which we refer to as "Parent," is a newly formed Delaware limited corporation that was formed by H&F Fund VI solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Parent is currently wholly-owned by Hellman & Friedman Capital Partners VI, L.P. Following the merger, the entire equity in Parent will ultimately be owned by the H&F Investors, the Participating Employees and any additional investors the H&F Investors permit to invest in the transaction. It is anticipated that at the closing of the merger the JMI Investors will invest up to $20 million in Parent. For more information see the section of this proxy statement titled "Special Factors—Effects of the Merger."

        H&F Fund VI, a Delaware limited partnership, is a private equity fund sponsored by Hellman & Friedman LLC, a Delaware limited liability company, which is a leading private equity investment firm with offices in San Francisco, New York and London. The firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media and marketing services, financial services, professional services, information services, healthcare and energy. Since its founding in 1984, Hellman & Friedman LLC has raised and, through its affiliated funds, managed over $25 billion of committed capital.

        JMI Equity Fund VI, L.P., a Delaware limited partnership, is a private equity fund that focuses on investing in growing software, internet, business services and healthcare IT companies. Founded in 1992, JMI has invested in 99 leading businesses in its target markets and has approximately $1.3 billion of committed capital under management. JMI provides capital for growth, recapitalizations, acquisitions and buyouts. The firm has offices in Baltimore and San Diego.

        Micro Acquisition Corp., which we refer to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Upon the consummation of the proposed merger, Merger Sub will cease to exist and Internet Brands will continue as the surviving corporation and a wholly owned subsidiary of Parent.

 THE MERGER AGREEMENT

        This section of the proxy statement describes the material provisions of the merger agreement, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

        The merger agreement has been included to provide you with information regarding its terms and provisions. The merger agreement contains, among other things, representations, warranties and covenants of the Company and of Parent and Merger Sub. These representations, warranties and covenants may be subject to important limitations and qualifications agreed to by the contracting parties, such as qualifications with respect to materiality and knowledge. Furthermore, these representations and warranties have been made as of the date of the merger agreement or a prior specified date for the purpose of allocating contractual risk between the parties to the merger agreement. Factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in this proxy statement or in the Company's public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about the Company, Parent, Merger Sub or their respective affiliates contained in the merger agreement.

 The Merger

        The merger agreement provides for the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into Internet Brands upon the terms and subject to the conditions set forth in the merger agreement. After the merger, Internet Brands will continue as the surviving corporation and as a wholly owned subsidiary of Parent.

        The surviving corporation will be a privately held corporation and our current stockholders, other than the Participating Employees who will hold an ownership interest in the surviving corporation, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

        Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, and the officers of Internet Brands will be the initial officers of the surviving corporation. All directors and officers of the surviving corporation will hold their positions until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The certificate of incorporation and bylaws of Internet Brands will be amended as a result of the merger to be the same as set forth in exhibits to the merger agreement and the certificate of incorporation and bylaws of Internet Brands as so amended will be the certificate of incorporation and bylaws of the surviving corporation. Following the completion of the merger, our shares of Class A common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and cease to be publicly traded.

        Internet Brands or Parent may terminate the merger agreement prior to the consummation of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in "—Termination of the Merger Agreement" below.

Effective Time

        The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement (assuming the prior satisfaction of the other closing conditions to the merger). Unless otherwise agreed by the parties to the merger agreement, the closing of the merger will occur no later than the later of two business days after the satisfaction or waiver of the conditions described in "—Conditions to the Completion of the Merger" below and five business days after delivery of certain financial information required to be provided by Internet Brands under the merger agreement.

Merger Consideration

        Except as noted below, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be automatically cancelled and converted at the effective time of the merger into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes (which we sometimes refer to in this proxy statement as the "merger consideration"). The following shares will not receive the merger consideration:

  •
  shares held in treasury by the Company, which shares will be cancelled without consideration;

  •
  shares owned by Parent or any of its subsidiaries, which shares will be cancelled without conversion or consideration;

  •
  shares held by any of our wholly owned subsidiaries, which shares will remain outstanding;

  •
  shares contributed to Parent by the Participating Employees prior to the merger in exchange for equity interests of Parent, which contribution is described in "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger"), which shares will be cancelled without conversion or consideration; and

  •
  shares held by holders who did not vote in favor of the merger (or consent thereto in writing) and who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and who have complied in all respects with, the provisions of Section 262 of the DGCL, and which shares will be entitled to payment of the appraised value of such shares as may be determined to be due to such holders pursuant to Section 262 of the DGCL (unless and until such holder has failed to perfect or has effectively withdrawn or lost rights of appraisal under the DGCL).

        At the effective time of the merger, each holder of a certificate formerly representing any shares of common stock or of book-entry shares (other than shares for which appraisal rights have been properly demanded, perfected and not withdrawn or lost under the DGCL) will no longer have any rights with respect to the shares, except for the right to receive the $13.35 per share merger consideration upon surrender thereof. See "Appraisal Rights."

Payment Procedures

        Parent will designate a paying agent reasonably acceptable to the Company to receive the aggregate merger consideration for the benefit of the holders of shares of our common stock. At or prior to the effective time of the merger, Parent will deposit with the paying agent an amount in cash equal to the aggregate merger consideration.

        At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock that were outstanding immediately prior to the effective time of the merger.

        Promptly after the effective time of the merger, the surviving corporation in the merger will cause the paying agent to mail to each holder of record of our shares a letter of transmittal and instructions advising you how to exchange your certificates or book-entry shares for the $13.35 per share merger consideration. The paying agent will pay you your merger consideration after you have (a) surrendered your certificates or book-entry shares to the paying agent and (b) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The paying agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

        If any cash deposited with the paying agent is not claimed within 18 months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand. Subject to any applicable abandoned property, escheat or other similar property laws, after that point, holders of our common stock will be entitled to look only to Parent and the surviving corporation as general creditors with respect to any merger consideration that may be payable upon surrender of any certificates or book-entry shares.

        If the paying agent is to pay some or all of your $13.35 per share merger consideration to a person other than you, as the registered owner of a stock certificate or book-entry shares, then (x) in the case of a stock certificate, you must have your certificate properly endorsed or otherwise in proper form for transfer, and (y) in the case of both a stock certificate and book-entry shares, the person requesting payment must have paid any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation's reasonable satisfaction that the taxes have been paid or are not required to be paid.

        If you have lost your certificate, or if it has been stolen or destroyed, you will be required to provide an affidavit to that fact, and, if required by the paying agent or reasonably requested by the surviving corporation, post a bond as an indemnity against any claim that may be made against such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

Treatment of Stock Options and Restricted Stock

        The merger agreement provides that, prior to the effective time of the merger, the Company will take all action necessary such that:

  •
  except as otherwise agreed to by Parent and the holder (see "Special Factors—Interests of the Company's Directors and Executive Officers in the Merger"), each outstanding stock option granted under our equity incentive plans that represents the right to acquire our Class A common stock, whether or not then vested or exercisable, will, at the effective time of the merger, be cancelled and terminated and converted into the right to receive a cash payment, for each share of our common stock subject to such option, equal to the excess, if any, of (a) the $13.35 per share merger consideration over (b) the option exercise price payable in respect of such share of our Class A common stock issuable under such option, without interest and less any applicable withholding taxes;

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  except as otherwise agreed to by Parent and the holder, each outstanding share of restricted stock granted under our equity incentive plans will vest in full and be converted into the right to receive $13.35 in cash, without interest and less any applicable withholding taxes;

  •
  to the extent any share of restricted stock would not, by the express terms of the relevant grant, have automatically vested at the effective time of the merger, then the Company may set aside the consideration attributable to such share of restricted stock, and the Company will release such consideration to the former holder of restricted stock upon the satisfaction, if ever, of the original vesting criteria following the effective time of the merger; and

  •
  at the request of Parent, the Company will take such action within its control as shall be required to permit certain options, restricted stock awards and/or shares of common stock of certain employees and officers of the Company to be exchanged (subject to the agreement of the holder thereof) for equity interests in Parent or an affiliate thereof immediately prior to the effective time of the merger.

        For a further description on the vesting of the Company's stock options and restricted stock, see "Summary Term Sheet—Treatment of Stock Options and Restricted Stock."

Representations and Warranties

        The Company's representations and warranties relate to, among other things:

  •
  due organization, good standing and qualification, and other corporate matters with respect to the Company and our subsidiaries;

  •
  our subsidiaries;

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  capitalization, absence of voting agreements and certain related matters;

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  our corporate authority and authorization to enter into, and enforceability of, the merger agreement;

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  determinations and recommendations of a special committee of our board of directors and by our board of directors;

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  the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable laws;

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  the required stockholder approvals to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

  •
  required regulatory filings and consents and approvals of domestic governmental authorities;

  •
  documents filed with or furnished to the SEC and the accuracy of the information in those documents, including our financial statements;

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  the absence of certain undisclosed liabilities;

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  our internal controls over financial reporting and our disclosure controls and procedures;

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  the absence of off balance sheet contracts or arrangements;

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  the conduct of our business in the ordinary course of business consistent with past practice since December 31, 2009 and through the date of the merger agreement, and the absence of any event, change, occurrence or effect since December 31, 2009 that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  litigation, proceedings and government orders;

  •
  compliance with laws and compliance with, and adequacy of, governmental licenses and permits;

  •
  this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 not being false or misleading and the compliance of such documents as to form with the applicable requirements of the Exchange Act;

  •
  tax matters;

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  employee benefit and labor matters;

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  environmental matters;

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  intellectual property;

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  inapplicability of state or federal anti-takeover statutes and approval by our board of directors of the merger agreement and certain other agreements for purposes of Section 203 of the DGCL and similar statutes;

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  real property;

  •
  material contracts (including the enforceability thereof and compliance therewith);

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  the opinion of the financial advisor to the special committee of the board of directors;

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  absence of brokers' and finders' fees;

  •
  transactions with affiliates;

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  insurance matters; and

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  waiver by our board of directors of the application of certain restrictions contained in our organizational documents with respect to the merger and the transactions contemplated by the merger agreement and the voting agreement.

        The merger agreement also contains various representations and warranties made jointly and severally by Parent and Merger Sub relating to, among other things:

  •
  their due organization and good standing;

  •
  their authority and authorization to enter into, and enforceability of, the merger agreement;

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  the absence of conflicts with, or defaults under, organizational documents, other contracts and applicable law;

  •
  required regulatory filings and consents and approvals of domestic and foreign governmental authorities;

  •
  litigation, proceedings and government orders;

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  Parent's ownership of the outstanding stock of Merger Sub;

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  operations of Merger Sub;

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  delivery of copies of equity and debt commitment letters to the Company by Parent and absence of changes therein;

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  the sufficiency of financing to pay the aggregate merger consideration, Aggregate Option Consideration (as defined in the merger agreement), Aggregate Restricted Stock Consideration (as defined in the merger agreement) and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  •
  absence of exclusivity arrangements with financial advisors or potential providers of debt or equity financing;

  •
  enforceability of and absence of default of the guarantor under the limited guarantee;

  •
  the solvency of the surviving corporation in the merger;

  •
  no ownership of shares of common stock of the Company;

  •
  information supplied in the proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3;

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  absence of contracts, other than certain agreements approved by our board of directors and the voting agreement, with any member of the Company's management, directors or stockholders and absence of actions that would cause anti-takeover statutes under the DGCL to be applicable to the merger, the merger agreement, the voting agreement, or the transactions contemplated thereby;

  •
  approval required to adopt the merger agreement and approve the merger;

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  brokers' and finders' fees;

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  access to information; and

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  non-reliance on Company estimates, projections, forecasts, forward-looking statements and business plans.

        The representations and warranties of the parties will expire upon consummation of the merger.

Company Material Adverse Effect Definition

        Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. For the purpose of the merger agreement, "Company Material Adverse Effect" is defined to mean any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of Internet Brands and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following will constitute, a Company Material Adverse Effect:

  •
  changes, events or occurrences generally affecting:

  •
  the industries in which we and our subsidiaries operate that do not adversely affect us and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which we and our subsidiaries operate; or

  •
  the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates that do not adversely affect us and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which we and our subsidiaries operate;

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  changes after the date of the merger agreement in law or the interpretation or enforcement thereof or in generally accepted accounting principles or in accounting standards, or changes after the date of the merger agreement in general legal, regulatory or political conditions;

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  the negotiation, execution, announcement or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability (except that this exclusion will not apply with respect to our representations and warranties related to authority, enforceability of the merger agreement, noncontravention, required stockholder vote and governmental approvals);

  •
  acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism that do not adversely affect us and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which we and our subsidiaries operate;

  •
  earthquakes, hurricanes, tornados or other natural disasters or calamities that do not adversely affect us and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which we and our subsidiaries operate;

  •
  any action taken by the Company or our subsidiaries as expressly contemplated by the merger agreement (other than the obligation of us and our subsidiaries under the merger agreement to operate in the ordinary course of business consistent with past practice and to use commercially reasonable efforts to preserve intact our and their present business organizations and existing material business relationships) or with Parent's written consent or at Parent's written request;

  •
  any decline in the market price or change in trading volume of our common stock; provided that any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (m) of the definition of Company Material Adverse Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred;

  •
  the suspension of trading generally on the New York Stock Exchange or The NASDAQ Global Select Market;

  •
  any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence on the date of the merger agreement; provided that any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions to the definition of Company Material Adverse Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred;

  •
  any stockholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement;

  •
  the outcome of any litigation, claim or other proceeding described by us in the Company disclosure schedule to the merger agreement or disclosed in the documents filed with or furnished to the SEC since January 1, 2009 and prior to the date of the merger agreement;

  •
  an increase in the cost or availability of any financing available to Parent and Merger Sub to consummate the transactions contemplated by the merger agreement; or

  •
  changes or developments in national, regional, state or local telecommunications or Internet transmission systems that do not adversely affect us and our subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which we and our subsidiaries operate.

Conduct of Business Prior to Closing

        We have agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, except as expressly contemplated by the merger agreement or required by law or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), the Company will, and will cause our subsidiaries to:

  •
  conduct our and their respective businesses in all material respects in the ordinary course of business consistent with past practice; and

  •
  use commercially reasonable efforts to preserve intact our and their present business organizations and to preserve their existing material business relationships.

        We have also agreed in the merger agreement that, until the consummation of the merger or the termination of the merger agreement in accordance with its terms, subject to certain exceptions in the Company's disclosure schedule, except as expressly contemplated by the merger agreement or required by law or by a governmental authority of competent jurisdiction or consented to in writing by Parent (which consent will not be unreasonably withheld, delayed or conditioned and which consent will be deemed to have been given if Parent does not object within 72 hours after a written request for such consent is delivered to Parent by the Company), the Company will not, and will cause our subsidiaries not to:

  •
  authorize for issuance, issue, sell, grant or subject to any lien any shares of our or their stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our or their stock or other ownership interests, or any rights, warrants or options to purchase any shares of our or their stock or other ownership interests (except for issuances required upon the exercise or settlement of stock options or restricted stock awards outstanding on the date of the merger agreement in accordance with the terms of the applicable equity incentive plan in effect on the date of the merger agreement);

  •
  redeem, purchase or otherwise acquire any shares of our or their stock, or any rights, warrants or options to acquire any shares of our or their stock except in connection with withholding to satisfy tax obligations with respect to stock options and restricted stock awards, or acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the next exercise of stock options, in each case outstanding on the date of the merger agreement and in accordance with the terms of the applicable equity incentive plan in effect on the date of the merger agreement;

  •
  declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our or their stock or other ownership interests;

  •
  split, combine, subdivide or reclassify any shares of our or their stock or other ownership interests;

  •
  incur, issue, assume, guarantee or otherwise become liable for any indebtedness (excluding any letters of credit issued in the ordinary course of business consistent with past practice) or any debt securities, other than intercompany indebtedness and borrowings under the Company's revolving credit facility, in an amount in excess of $1 million in the aggregate;

  •
  sell, lease, license, mortgage or otherwise subject to any lien (other than permitted liens) or otherwise dispose of any of our or their properties, rights or assets (including stock of subsidiaries) with a value or purchase price in the aggregate in excess of $1 million, except:

  •
  sales and licenses of products and services in the ordinary course of business consistent with past practice;

  •
  pursuant to contracts in force on the date of the merger agreement;

  •
  dispositions of obsolete or worthless assets; or

  •
  transfers among the Company and our wholly owned subsidiaries;

  •
  enter into or make any loans, advances or capital contributions to, or investments in, any person (other than advances to employees in the ordinary course of business consistent with past practice for business expenses in accordance with the Company's existing policies);

  •
  make capital expenditures in excess of the amount per quarter budgeted in the Company's current plan that was made available to Parent (except that the Company is permitted to make up to $500,000 in capital expenditures, individually or in the aggregate, in excess of such amount during any three consecutive month period);

  •
  make any acquisitions (including by merger, consolidation or acquisition of stock or assets or any other business combination) of (i) any corporation, partnership or other business organization or any division thereof or equity interest therein (including contingent consideration) in excess of $5 million for any individual acquisition or $12.5 million for all such acquisitions in the aggregate, (ii) any real property, or (iii) any other property, right or asset, except in the ordinary course of business;

  •
  pay, discharge, settle or compromise any pending or threatened suit, action or claim which:

  •
  requires payment to or by the Company or any subsidiary (exclusive of attorney's fees) in excess of $750,000 in any single instance or in excess of $2 million in the aggregate;

  •
  is by securities holders of the Company or any other person and relates to the transactions contemplated by the merger agreement; or

  •
  imposes material restrictions on the operations of the Company or its subsidiaries;

  •
  increase the compensation of any of its directors, officers, employees or consultants other than:

  •
  as required by law or the terms of Company plans in effect on the date of the merger agreement;

  •
  increases in salaries and wages of non-officer employees of the Company as part of annual merit increases made in the ordinary course of business;

  •
  payment of accrued and earned but unpaid bonuses, including 2010 fourth-quarter and year-end executive bonuses determined by the Company's board of directors, not to exceed in the aggregate the amount set forth in the company disclosure schedule; and

  •
  payment of bonuses to employees of the Company in connection with the transactions contemplated by the merger agreement, not to exceed in the aggregate the amount set forth in the company disclosure schedule;

  •
  grant any severance or termination pay to any present or former director, officer, employee or consultant, other than severance or termination pay granted to non-officer employees that is not in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate, other than as required pursuant to the terms of Company plans in effect on the date of the merger agreement;

  •
  establish, adopt, enter into, amend or terminate any existing or new Company plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company plan if in existence on the date of the merger agreement;

  •
  make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required under generally accepted accounting principles or by law;

  •
  amend our or their certificate of incorporation, bylaws or other organizational documents;

  •
  make or change any material tax election;

  •
  file any material amendment to any tax return with respect to any material amount of taxes;

  •
  settle or compromise any tax liability in excess of $1 million;

  •
  agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes;

  •
  enter into any material closing agreement with respect to any tax;

  •
  take any action to surrender any right to claim a material tax refund;

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries;

  •
  modify, amend, terminate or waive any rights under certain material contracts existing on the date of the merger agreement in any material respect (other than in the ordinary course of business consistent);

  •
  enter into any new contract that (a) would be a material contract if entered into prior to the date of the merger agreement (other than in the ordinary course of business), or (b) contains a change in control provision in favor of the other party thereto or would otherwise require a payment to or give rise to any rights to such other party in connection with the transactions contemplated by the merger agreement; or

  •
  agree (in writing or otherwise) to take any of the foregoing actions.

Restrictions on Solicitations of Other Offers

        We and our subsidiaries are required to (and are required to use our reasonable best efforts to cause our representatives to) cease and terminate any discussions or negotiations with any person conducted prior to entry into the merger agreement with respect to a "takeover proposal" (defined below).

        Subject to certain exceptions described below, we and our subsidiaries are required not to (and are required to use our reasonable best efforts to cause our representatives not to), directly or indirectly:

  •
  initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a takeover proposal; or

  •
  engage in, continue or otherwise participate in any discussions or negotiations regarding a takeover proposal.

        In addition, we have agreed not to grant after the date of the merger agreement any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

        Notwithstanding the restrictions described above, prior to obtaining the stockholders approvals described below in "—Conditions to the Completion of the Merger," which we refer to in this section of the proxy statement as the "stockholder approvals," subject to our compliance in all material respects with the provisions of the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if we receive a written takeover proposal, we and our representatives may contact the person making such proposal solely in order to:

  •
  clarify and understand the terms and conditions of any takeover proposal made by such person so as to determine whether such takeover proposal constitutes or could reasonably be expected to result in a superior proposal; and

  •
  notify such person of the provisions of the merger agreement.

        Furthermore, subject to our compliance in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions, if our board of directors receives a written takeover proposal that it determines constitutes or could reasonably be expected to result in a superior proposal and determines in good faith (after consultation with our outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties, then, prior to obtaining the stockholder approvals, we may:

  •
  furnish pursuant to a confidentiality agreement permitted by the merger agreement any information with respect to the Company and our subsidiaries to the person making such takeover proposal, provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such person to the extent not previously made available to Parent; and

  •
  participate in discussions and negotiations with such person regarding a takeover proposal.

        We are required to promptly (and in any event within 24 hours after receipt by, or notification to, us or our financial advisor) notify Parent of the receipt (or notification) of any takeover proposal or any inquiries relating to a takeover proposal or any request for information from, or any negotiations sought to be initiated or continued with, either us or our representatives concerning a takeover proposal and provide Parent with certain information and documents with such notification. We are also required to keep Parent reasonably informed on a prompt basis of the status or developments regarding any takeover proposal, inquiry or request. We and our subsidiaries may not enter into any agreement that would prohibit us or them from providing such information to Parent.

        A "takeover proposal" means any proposal or offer from any person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any:

  •
  acquisition of our assets or our subsidiaries' assets (including securities of our subsidiaries) equal to 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable;

  •
  acquisition of 20% or more of any class of our outstanding common stock or our other equity securities;

  •
  tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of any class of our outstanding common stock or our other equity securities; or

  •
  merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

        A "superior proposal" means any written takeover proposal on terms which our board of directors determines in good faith, after consultation with our outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the holders of our common stock than the merger, taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation of the proposal) and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such proposal or otherwise). For the purposes of the definition of "superior proposal," the references to "20%" in the definition of "takeover proposal" are deemed to be references to "50%."

Termination in Connection with a Superior Proposal

        The merger agreement requires us to establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders to adopt the merger agreement as soon as practicable after this proxy statement is cleared for mailing to our stockholders by the SEC. Upon the unanimous recommendation of a special committee comprised entirely of independent directors, our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement, subject to our board of directors' ability to change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation or approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders in certain circumstances under the merger agreement, as described below.

        We have agreed that our board of directors (or a committee thereof) may not, except under certain circumstances set forth below:

  •
  change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the merger agreement;

  •
  approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders; or

  •
  authorize the Company or our subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement).

        Notwithstanding these restrictions but subject to our obligations to provide certain information to Parent and to take certain actions in connection with superior proposals as described below, at any time prior to obtaining the stockholder approvals, our board of directors may change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) its recommendation that our stockholders adopt the merger agreement in a manner adverse to Parent or, in the case of the first bullet point below, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders:

  •
  if our board of directors receives a takeover proposal that has not been withdrawn and that it determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a superior proposal, and if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law (provided that the Company may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal unless we have complied with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions of the merger agreement and we have terminated the merger agreement and concurrently therewith paid a termination fee, as described below, to Parent); or

  •
  other than in response to a takeover proposal, if our board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

        We and our board of directors may not change, qualify, withdraw or modify (or publicly propose to change, qualify, withdraw or modify) our board of directors' recommendation that our stockholders adopt the merger agreement in a manner adverse to Parent, approve or recommend (or publicly propose to approve or recommend) a takeover proposal to our stockholders with respect to a superior proposal, or enter into any letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement) unless:

  •
  we have complied in all material respects with the provisions in the merger agreement regarding the restrictions on our ability to solicit proposals or offers, the ability of our board of directors to change its recommendation and related provisions;

  •
  we have provided Parent written notice that we intend to take such action and describing the material terms and conditions of the superior proposal that is the basis of such action and including a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents; and

  •
  following the end of the three-business-day period following Parent's receipt of such notice, our board of directors has determined in good faith, taking into account any changes to the terms of the merger agreement proposed by Parent to the Company, that the superior proposal giving rise to the notice continues to constitute a superior proposal.

        Any amendment to the financial terms or any other material amendment of such superior proposal will require a new written notice and will require that we comply again with the foregoing requirements (provided that references to the three-business-day period will be deemed to be references to a (48-hour period).

        In order to enter into an acquisition agreement with respect to a superior proposal, we must terminate the merger agreement in accordance with the terms of the merger agreement. See "—Termination of the Merger Agreement" and "—Termination Fee" below.

        Notwithstanding these restrictions, subject to certain conditions, our board of directors may make certain disclosures contemplated by the securities laws or other applicable laws.

Agreement to Use Reasonable Best Efforts

        Subject to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have agreed to cooperate with each other and to use their reasonable best efforts to:

  •
  promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the closing conditions to the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable antitrust laws);

  •
  promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, provided that in obtaining consent or approval:

  •
  neither the Company nor any of our subsidiaries will pay or commit to pay any amount to any person or incur any liability or other obligation or materially modify any contract without the prior written consent of Parent (which consent will not be unreasonably withheld or delayed); and

  •
  neither Parent nor Merger Sub will be required to pay or commit to pay any amount or incur any liability or obligation;

  •
  cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and any investigation or other inquiry by or before a governmental authority relating to the transactions contemplated by the merger agreement, including any proceedings initiated by a private party;

  •
  keep the other party informed in all material respects and on a reasonably timely basis of any material communication regarding the transactions contemplated by the merger agreement received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ, or any other governmental authority and of any material communication regarding the transactions contemplated by the merger agreement received or given in connection with any proceeding by a private party; and

  •
  resolve any objections asserted by a governmental authority with respect to the application of antitrust laws to the transactions contemplated by the merger agreement, including each party's use of its reasonable best efforts to:

  •
  avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated by the merger agreement on or before February 28, 2011, including by defending through litigation on the merits any claims asserted in any court by any person; and

  •
  avoid or eliminate every impediment under applicable antitrust laws that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the consummation of the merger as soon as reasonably possible (and in any event no later than February 28, 2011).

        Each party also agreed to take the following actions with respect to the HSR Act:

  •
  make an appropriate filing of a notification and report form pursuant to the HSR Act, which was filed with the FTC and DOJ on October 1, 2010;

  •
  supply as promptly as practicable any additional information and documentation requested pursuant to the HSR Act; and

  •
  use its reasonable best efforts to take all other actions to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (the FTC and DOJ granted early termination of the waiting period on October 12, 2010).

        Parent will take all such actions, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of Parent's or its subsidiaries' assets or businesses and to otherwise take or commit to take actions that limit Parent's or its subsidiaries' freedom of action with respect to, or its ability to retain, their respective businesses, product lines or assets as may be required to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other decision or order under any applicable antitrust laws that would prevent or materially delay the consummation of the transactions contemplated by the merger agreement. We will take such of the foregoing actions as Parent may reasonably request, provided, however, that any such action is conditioned upon the consummation of the merger.

Financing

        Parent and Merger Sub have agreed to use their reasonable best efforts to obtain the debt and equity financing on the terms and conditions described in the debt commitment letter and the equity commitment letter, or on terms no less favorable to Parent or Merger Sub, and they will use their reasonable best efforts to:

  •
  maintain in effect the debt commitment letter and the equity commitment letter;

  •
  negotiate definitive agreements with respect to the debt commitment letter on the terms and conditions contained in the debt commitment letter, or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the debt commitment letter;

  •
  satisfy on a timely basis all conditions applicable to them in the definitive debt financing agreements that are within their control;

  •
  upon satisfaction of such conditions, consummate the debt and equity financing at or prior to the closing of the merger;

  •
  comply with their obligations under the debt commitment letter and the equity commitment letter; and

  •
  enforce all of their rights under the debt commitment letter and the definitive agreements related thereto.

        See "Special Factors—Financing of the Merger," for a discussion of the debt commitment letter and the equity commitment letter.

        Parent is required to keep us informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt and equity financing and provide to the Company, upon our request, copies of the definitive documents related to the debt financing and the equity financing.

        If all conditions in the debt commitment letter have been satisfied, or upon funding will be satisfied, Parent and Merger Sub have agreed to use their reasonable best efforts to cause the persons providing the debt financing to fund the debt financing required to consummate the transactions contemplated by the merger agreement on the closing date (including by taking enforcement action to cause the persons providing the debt financing to fund such debt financing).

        Parent and Merger Sub may not amend or modify, or waive any material provision or remedy under, the debt commitment letter or the equity commitment letter if such amendment, modification or waiver reduces the aggregate amount of the debt and equity financing or amends the conditions precedent to the debt or equity financing in a manner that would reasonably be expected to delay or prevent the closing of the merger or make the funding of the debt financing or equity financing less likely to occur; provided, however, Parent and Merger Sub may replace and amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date of the merger agreement.

        If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent and Merger Sub must immediately notify us and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources as promptly as practicable in an amount sufficient to consummate the transactions contemplated by the merger agreement with terms and conditions no less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the debt commitment letter.

        Parent will give us prompt notice if any condition to the debt commitment letter or equity commitment letter is not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the debt commitment letter or equity commitment letter.

        The obtaining of debt and equity financing, or any alternative financing, is not a condition to the closing of the merger.

        We have agreed to, and have agreed to cause our subsidiaries to (and to use our reasonable best efforts to cause our representatives to) provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt and equity financing and the transactions contemplated by the merger agreement, including:

  •
  furnishing Parent and Merger Sub and their financing sources as promptly as practicable with financial and other pertinent information concerning the Company and its subsidiaries as may be reasonably requested in writing by Parent to consummate the debt and equity financings at the time they are to be consummated;

  •
  participating in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies;

  •
  assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents;

  •
  using reasonable best efforts to obtain accountant's comfort letters and legal opinions as reasonably requested by Parent;

  •
  taking all corporate actions, subject to the occurrence of the closing of the merger, required to permit the consummation of the debt financing and equity financing and to permit the proceeds thereof to be made available to the surviving corporation after the consummation of the merger;

  •
  providing the Company's unaudited consolidated monthly balance sheet, income statement and statement of cash flows to the extent that we customarily prepare such financial statements; and

  •
  executing and delivering pledge and security documents, other definitive financing documents or other certificates or documents (including a certificate of our chief financial officer with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the debt financing) and otherwise reasonably facilitating the pledging of collateral.

        However, we and our subsidiaries are not obligated to incur any fees or liabilities with respect to the debt or equity financing prior to the effective time of the merger.

        Parent, Merger Sub and the H&F Investors are prohibited from retaining any financial advisor on an exclusive basis without our board of directors' consent and from entering into any exclusivity, lock-up or similar agreement with any potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or our subsidiaries, in connection with the merger and the other transactions contemplated by the merger agreement.

Employee Matters

        For the one-year period following the effective time of the merger, Parent will provide, or will cause to be provided, to each active employee (on the closing date of the merger) of the Company and our subsidiaries (a) annual base salary and base wages, and cash target incentive compensation opportunities, in each case, that are no less favorable than such compensation provided to such employees immediately before the effective time of the merger and (b) employee benefits (excluding equity incentives) that are no less favorable in the aggregate than those provided to such employees immediately prior to the effective time of the merger under the Company's employee benefit plans. Parent will, or will cause the surviving corporation to, provide employees whose employment terminates during this one-year period with severance benefits at levels no less than those benefits under any Company plan and in accordance with certain service crediting criteria.

        In general, Parent has agreed to recognize the service of employees with us prior to the merger as service with Parent and its subsidiaries in connection with any employee benefit plan maintained by Parent or its subsidiaries which is made available following the merger by Parent or its subsidiaries for purposes of any vesting, eligibility and level of severance and paid-time off benefits, except that an employee will not be entitled to a duplication of benefits with respect to the same period of time. In addition, each employee of the Company as of the closing date of the merger will be immediately eligible to participate, without any waiting time, in new employee benefit plans offered by Parent and its subsidiaries to the extent coverage under such new plan is replacing comparable coverage under an existing Company plan in which such employee participated prior to the merger.

        The merger agreement provides that, for purposes of any new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits offered to employees of the Company as of the closing date of the merger, Parent will cause all pre-existing condition exclusions and actively-at-work requirements that were inapplicable or waived under a comparable plan offered by the Company, and in which such employee participated immediately prior to the merger, to be waived. In addition, such employees will receive credit under such new plan (for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements for the applicable plan year) for any eligible expenses incurred under the Company plans during the portion of the relevant plan year prior to such employee's participation in such new plans.

        The merger agreement provides that Parent will cause the surviving corporation in the merger to honor all of the obligations of the Company under the Company plans that are severance agreements, by written instrument delivered to any employee in accordance with the terms of such agreements.

Indemnification and Insurance

        The merger agreement provides that from and after the effective time of the merger, Parent will, and will cause the Company and the surviving corporation to, do the following:

  •
  to the extent permitted under applicable law, indemnify and hold harmless each individual who was at or prior to the effective time of the merger an officer or director of the Company or any of our subsidiaries with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any claim, suit, action, proceeding or investigation, based on or arising out of, in whole or in part, (a) such individual's position as a director or officer of the Company or any of our subsidiaries or (b) acts or omissions by any such individual in his or her capacity as a director, officer or agent of the Company or any of our subsidiaries or taken at the request of the Company or any of our subsidiaries or taken at the request of the Company or any of our subsidiaries, in each case, at, or prior to, the effective time of the merger; and

  •
  assume all obligations of the Company and our subsidiaries to such individuals in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the merger, as provided in the organizational documents of the Company and our subsidiaries and the indemnification agreements listed on the company disclosure schedule.

        Under the terms of the merger agreement, Parent will, for a period of six years after the consummation of the merger, cause the certificate of incorporation and bylaws of the surviving corporation in the merger to contain provisions no less favorable to such individuals with respect to limitation of liabilities of directors and officers and indemnification as were contained in our restated certificate of incorporation and bylaws as of the date of the merger agreement. In addition, after the consummation of the merger Parent will, and will cause the Company and the surviving corporation in the merger to, pay any expenses (including fees and expenses of legal counsel) of any such individual as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

        Under the terms of the merger agreement, Parent will also, for a period of six years after the consummation of the merger, maintain the directors' and officers' liability insurance policies currently maintained by the Company to cover acts or omissions occurring at or prior to the effective time of the merger for those individuals who are covered by the Company's current directors' and officers' liability insurance policy, on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals as the Company's policy in effect on the date of the merger agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the effective time of the merger, including a "tail" policy); provided, however, that if the aggregate annual premiums for such insurance exceeds 300% of the current aggregate annual premium, then Parent will provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium. Any replacement or substitution of insurance policies must not result in gaps of coverage.

 Other Covenants

        The merger agreement contains additional agreements between the Company and Parent relating to, among other things:

  •
  the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

  •
  the special meeting of our stockholders, and the recommendation of our board of directors;

  •
  coordination of press releases and other public announcements or filings relating to the merger;

  •
  Parent's access to our key employees, agents, properties, books, contracts, records and other information between the date of the merger agreement and the closing (subject to all applicable legal or contractual obligations and restrictions);

  •
  notification of certain matters;

  •
  resignation of our directors;

  •
  termination of our senior indebtedness;

  •
  the expenditure of funds by Parent between the date of the merger agreement and the closing of the merger;

  •
  Parent's delisting and deregistration of our common stock;

  •
  the payment of fees and expenses; and

  •
  actions to cause the disposition of our equity securities held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to the Completion of the Merger

        The obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver (except with respect to the Special Stockholder Approval condition described below, which is non-waivable) of the following conditions on or prior to the closing date of the merger:

  •
  the affirmative vote to adopt the merger agreement of both:

  •
  the holders of a majority of the voting power of the outstanding shares of our common stock voting together as a single class; and

  •
  the holders of a majority of the outstanding shares of our Class A common stock, other than Idealab and the Participating Employees (such condition is sometimes referred to in this proxy statement as the "Special Stockholder Approval";

  •
  the expiration or termination of the requisite waiting period (and any extension thereof) applicable to the merger under the HSR Act; and

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  no law or order that enjoins, restrains, prevents or prohibits or renders illegal the consummation of the merger will be in effect.

        In addition to the conditions for all parties to the merger agreement, the obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

  •
  the representations and warranties made by the Company with regard to:

  •
  the absence of any event, change, occurrence or effect since December 31, 2009 that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (see "—Company Material Adverse Effect Definition" for the definition of Company Material Adverse Effect);

  •
  the capitalization of the Company, this proxy statement and Schedule 13E-3 not being misleading and the inapplicability of state or federal anti-takeover statutes must be true and correct in all material respects as if made on and as of the closing date of the merger (except for those representations and warranties which address matters only as of an earlier date, which must have been true and correct as of such date); and

  •
  the representations and warranties other than those listed above made by the Company, disregarding all qualifications and exceptions relating to materiality or Company Material Adverse Effect, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  the Company's performance, in all material respects, of all obligations required to be performed by the Company in the merger agreement at or prior to the closing date; and

  •
  the receipt of a certificate signed by an executive officer of the Company certifying that all of the conditions with respect to the representations and warranties and obligations of the Company under the merger agreement described above have been satisfied.

        In addition to the conditions for all parties to the merger agreement, the Company's obligation to complete the merger is subject to the satisfaction or, to the extent permissible under applicable law, waiver of the following conditions at or prior to the closing date of the merger:

  •
  The representations and warranties made by Parent and Merger Sub in the merger agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct as of the closing date of the merger as if made on and as of the closing date (or, if given as of a specific date, at and as of such date), except where such failures to be so true and correct would not prevent consummation of the merger;

  •
  Parent's and Merger Sub's performance, in all material respects, of all obligations required to be performed by them in the merger agreement at or prior to the closing date of the merger; and

  •
  the receipt of a certificate signed by an executive officer of Parent certifying that all of the conditions with respect to the representations and warranties and obligations of Parent and Merger Sub under the merger agreement as described above have been satisfied.

        Although the parties have the right to waive conditions to the merger (other than as required by law and other than with respect to the Special Stockholder Approval condition described above, which is non-waivable), we are not aware of any circumstance in which Parent, Merger Sub or the Company would waive any of the closing conditions described above. If, however, the Company waives any of the closing conditions described above, we do not anticipate re-soliciting our stockholders for approval unless such waiver would be material to our stockholders, in which case we would re-solicit the vote of our stockholders. The ability of Parent and Merger Sub to obtain financing to consummate the merger is not a closing condition.

 Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after stockholder approval has been obtained:

  •
  by mutual written consent of the Company and Parent, duly authorized by our board of directors and Parent's board of directors;

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  by either the Company or Parent:

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  if the merger has not been consummated on or before the "termination date" (which is February 28, 2011), except neither Parent nor the Company will be able to terminate under such circumstances if the other party has the right to terminate because of such party's material breach or failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, as described below;

  •
  if there is in effect a final and non-appealable law, order, injunction, judgment, decree or ruling that enjoins, restrains, prevents or prohibits the consummation of the merger or making the consummation of the merger illegal, unless the issuance of such law, order, injunction, judgment, decree or ruling was primarily due to the party seeking to terminate failing to perform any of its obligations under the merger agreement; or

  •
  if the approvals of our stockholders described in "—Conditions to the Completion of the Merger" have not been obtained at the stockholders meeting convened therefor or any adjournment or postponement thereof upon a vote taken on adoption of the merger agreement;

  •
  by Parent:

  •
  if we have materially breached or failed to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied and which cannot be cured by February 28, 2011 or, if capable of being cured, is not cured within 30 days after receipt of Parent's written notice to us of its intention to terminate the merger agreement due to such breach or failure, except that Parent may not terminate the merger agreement due to such breach or failure by the Company if Parent is then in material breach of any representations, warranties, covenants or other agreements under the merger agreement that would result in certain conditions to the obligation of the Company to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied; and

  •
  if:

  •
  our board of directors or any committee thereof changes, qualifies, withdraws or modifies (or publicly proposes to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the merger agreement;

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  our board of directors or any committee thereof approves or recommends (or publicly proposes to approve or recommend) a takeover proposal to our stockholders;

  •
  a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the stockholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement;

      •
      we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

      •
      we, our board of directors, or any committee thereof fail to include in this proxy statement our board of directors' recommendation to our stockholders that they adopt the merger agreement; or

      •
      we publicly announce an intention to do any of the foregoing;

  •
  by the Company:

  •
  if Parent or Merger Sub has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied and which cannot be cured by February 28, 2011 or, if capable of being cured, is not cured within 30 days after receipt of our written notice to Parent of our intention to terminate the merger agreement due to such breach or failure, except that we may not terminate the merger agreement due to such breach or failure if we are then in material breach of any representations, warranties, covenants or other agreements that would result in certain conditions to the obligations of Parent and Merger Sub to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied;

  •
  prior to obtaining the stockholder approvals, in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal, if:

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  we comply with the notice and negotiation requirements described above in "—Termination in Connection with a Superior Proposal"; and

  •
  prior to or concurrently with such termination, we pay to Parent's designees the termination fee as described below in "—Termination Fee."

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  if the stockholder approvals have been obtained and all of the conditions to Parent's and Merger Sub's obligations to effect the merger set forth in "—Conditions to the Completion of the Merger" have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger) and Parent and Merger Sub fail to consummate the merger within the earlier of (i) two business days after the date the closing should have occurred pursuant to the merger agreement, and (ii) the later of the date the closing should have occurred pursuant to the merger agreement and one business day before February 28, 2011, and the Company stood ready, willing and able to consummate the merger during such period.

Termination Fee

        We will be obligated to pay to Parent's designees a termination fee of $23 million if we terminate the merger agreement prior to obtaining the stockholder approvals in order to enter into a definitive agreement providing for the implementation of a transaction that is a superior proposal and we comply with the requirements regarding changes of our board of directors' recommendation and notice to and negotiation with Parent described above in "—Termination in Connection with a Superior Proposal."

        Alternatively, we will be obligated to pay to Parent's designees a termination fee of $23 million in any of the following circumstances:

  •
  if all of the following events occur:

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  a takeover proposal has been publicly disclosed or communicated to us after the date of the merger agreement; and

  •
  following such disclosure or communication, the merger agreement is terminated due to the merger not having been consummated on or before February 28, 2011, due to our stockholders not having adopted the merger agreement at our stockholders meeting or due to our breach or failure to perform our representations, warranties, covenants or agreements, which breach or failure would cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied; and

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  prior to or within 12 months following the date the merger agreement is terminated, we enter into a definitive agreement with respect to any takeover proposal or any takeover proposal is consummated (in each case whether or not the takeover proposal was the same takeover proposal initially referred to) (for the purposes of this bullet, the references to "20%" in the definition of takeover proposal will be deemed to be references to "50%");

  •
  if Parent terminates the merger agreement for any of the following reasons:

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  our board of directors or any committee thereof changes, qualifies, withdraws or modifies (or publicly proposes to change, qualify, withdraw or modify) in a manner adverse to Parent our board of directors' recommendation that our stockholders adopt the merger agreement;

  •
  our board of directors or any committee thereof approves or recommends (or publicly proposes to approve or recommend) a takeover proposal to our stockholders;

  •
  a tender offer or exchange offer for shares of our stock that constitutes a takeover proposal is commenced prior to obtaining the Company stockholder approvals and our board of directors fails to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by our stockholders, which will constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement;

  •
  we enter into a letter of intent, merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement permitted by the merger agreement);

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  we, our board of directors, or any committee thereof fail to include in this proxy statement our board of directors' recommendation to our stockholders that they adopt the merger agreement; or

  •
  we publicly announce an intention to do any of the foregoing.

        Also, if the merger agreement is terminated because the stockholder approvals to adopt the merger agreement have not been obtained at the stockholders meeting duly convened therefor or any adjournment or postponement thereof upon a vote taken on the merger agreement, we have agreed to pay up to $4 million of the out-of-pocket fees and expenses incurred by Parent, or on behalf of Parent and its affiliates, in connection with the merger agreement and the transactions contemplated by the merger agreement. In the event we have to pay any such fees, the amount of any termination fee we would have to pay to Parent's designees (if any) would be reduced by the amount of such fees.

        Parent will have to pay us a termination fee of $38 million if we terminate the merger agreement in any of the following circumstances:

  •
  Parent or Merger Sub has materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure would cause certain conditions to our obligation to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied and which cannot be cured by February 28, 2011 or, if capable of being cured, is not cured within 30 days after our receipt of our written notice to Parent of our intention to terminate the merger agreement due to such breach and we are not in material breach of any of our representations, warranties, covenants or other agreements under the merger agreement that would result in or cause certain conditions to the obligation of Parent and Merger Sub to effect the merger set forth in "—Conditions to the Completion of the Merger" not to be satisfied;

  •
  if the stockholder approvals have been obtained and all of the conditions to Parent's and Merger Sub's obligations to effect the merger set forth in "—Conditions to the Completion of the Merger" have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the closing of the merger) and Parent and Merger Sub fail to consummate the merger within the earlier of (i) two business days after the date the closing should have occurred pursuant to the merger agreement, and (ii) the later of the date the closing should have occurred pursuant to the merger agreement and one business day before February 28, 2011, and the Company stood ready, willing and able to consummate the merger during such period.

        Concurrently with the execution of the merger agreement, H&F Fund VI executed a limited guarantee in favor of the Company in which it guarantees Parent's obligations under the merger agreement to pay the termination fee if it becomes payable under the merger agreement or any company damages for which Parent may be liable as a result of any willful breach of the merger agreement or fraud, up to a cap of $38 million. Our right to receive the termination fee from Parent pursuant to the merger agreement or H&F Fund VI pursuant to the limited guarantee is our sole and exclusive remedy against Parent, Merger Sub, H&F Fund VI, the banks and other persons who have committed to provide debt or equity financing in connection with the merger and their related parties, including their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, affiliates or assignees, for any loss or damage suffered as a result of the failure of the merger to be consummated or otherwise.

Liability Cap and Limitation on Remedies

        Except in the case of willful breach or fraud (Parent's and Merger Sub's liability for which would in any case be subject to the liability cap of $38 million described below), our right to receive payment of the termination fee from Parent, as described above in "—Termination Fee," is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. We cannot seek injunctions or seek to enforce specifically the terms of the merger agreement against Parent and Merger Sub to complete the merger or otherwise.

        Except in the event of willful breach or fraud by the Company, Parent's right to receive payment of the termination fee from the Company and reimbursement for its out-of-pocket expenses and fees, as described above in "—Termination Fee," are the sole and exclusive remedies of Parent and Merger Sub against the Company for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise. In addition, Parent and Merger Sub are entitled to seek injunctions to prevent breaches of the merger agreement and to seek to enforce specifically the terms of the merger agreement against the Company without bond or other security.

        Without limiting Parent's and Merger Sub's right to seek injunctions or seek to enforce specifically the terms of the merger agreement, in the event of willful breach or fraud by Parent or Merger Sub or the Company, respectively, the non-breaching side is entitled to seek payment for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise, provided that the maximum aggregate liability of the breaching side (inclusive of any termination fee and reimbursement of expenses paid by the breaching party) will not exceed $38 million.

Amendment

        At any time prior to the consummation of the merger, the merger agreement may be amended or supplemented by written agreement of Parent, Merger Sub and the Company, except that after receipt of the stockholder approvals to adopt the merger agreement, there will be no amendment that by law would require further approval by our stockholders without such approval having been obtained. All amendments to the merger agreement must be approved by the parties' respective boards of directors.

Extension of Time; Waiver

        At any time prior to the closing of the merger, any party may, subject to applicable law:

  •
  waive any inaccuracies in the representations and warranties of any other party to the merger agreement;

  •
  extend the time for the performance of any of the obligations or acts of any other party to the merger agreement; or

  •
  waive compliance by the other party with any of the agreements contained in the merger agreement or, except as otherwise provided in the merger agreement, waive any of such party's conditions;

provided, however, that no failure or delay by the Company, Parent or Merger Sub in exercising any right under the merger agreement will operate as a waiver of that right, and no single or partial exercise of any right under the merger agreement will preclude any other or further exercise of such right or the exercise of any other right under the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if in writing and signed on behalf of such party.

APPRAISAL RIGHTS

        If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

        Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to "stockholder" are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

        Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, which we refer to as the "Court of Chancery," and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

        Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to the Company, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of our common stock. If you sign and return a proxy card by mail or vote by submitting a proxy by telephone or through the Internet, without abstaining or expressly directing that your shares of our common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card by mail and from voting in person, or submitting a proxy by telephone or through the Internet, in favor of the proposal to adopt the merger agreement or (ii) vote against or abstain from voting for the adoption of the merger agreement by checking either the "against" or the "abstain" box next to the proposal on such card and returning such card by mail or by voting in person against the adoption of the merger agreement or by submitting a proxy by telephone or through the Internet, against the proposal or registering in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

        A demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

        Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

        A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

        All demands for appraisal should be addressed to our Corporate Secretary at Internet Brands, Inc., Legal Affairs Department, 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245, or should be delivered to our Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

        Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file an appraisal petition or request from us the statement described in this paragraph.

        If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

        After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court of Chancery shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court of Chancery shall take into account all relevant factors. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining "fair value" of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, the Court of Chancery has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy.

        The Court of Chancery will direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action (which do not include attorneys' or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

        Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with our written consent. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, a stockholder's right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned on such terms as the Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

        If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

        If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

        Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

        In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION REGARDING INTERNET BRANDS

Directors and Executive Officers of Internet Brands

        Set forth below for each of the directors and executive officers of Internet Brands is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245 or by telephone at (310) 280-4000.

        During the last five years, none of Internet Brands, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

        Internet Brands has a board of directors with eight members. The terms of the current directors will terminate on the date of the annual meeting of stockholders in 2011.

Name	Age	Business Experience
Robert N. Brisco	47	Mr. Brisco has served as Chief Executive Officer, President, and Director since 1999. From 1998 to 1999, Mr. Brisco served as the President of Universal Studios Hollywood Theme Park, an entertainment company, and Citywalk, an entertainment and shopping complex. Prior to Universal, Mr. Brisco was Senior Vice President of Advertising, Marketing, and New Business Development for The Los Angeles Times, a newspaper company, from 1993 to 1998. Prior to that, Mr. Brisco was a consultant with McKinsey & Co. and the Boston Consulting Group, where he specialized in media and consumer products. Mr. Brisco has a B.A. from the University of Southern California and an M.B.A. from the University of California at Los Angeles.
Dr. Howard Lee Morgan	65
		Dr. Morgan has served as a Director and Chairman of our board of directors since 1999. Dr. Morgan has also been a director of Idealab, a creator and operator of technology companies, since March 2002 and also was a director of Idealab from 1999 to 2001. Dr. Morgan served as President of Idealab New York from 2000 to 2001, and as Vice Chairman until December 2002. Since 1989, Dr. Morgan has also been President of Arca Group, Inc., a consulting and investment management firm specializing in the areas of computers and communications technologies. He serves on the board of a number of private companies, such as Franklin Electronic Publishers, Inc. (as Chairman), 33Across, Partsearch Technology, and others. Since January 2005, he has been a partner in First Round Capital, a seed-stage venture fund. Dr. Morgan has a B.S. from City University of New York and a Ph.D. in operations research from Cornell University.

Name	Age	Business Experience
W. Allen Beasley	42	Mr. Beasley has served as a Director since April 2010. Mr. Beasley has been a partner with Redpoint Ventures since October 1999. From June 1998 to September 1999, Mr. Beasley was an associate with Institutional Venture Partners (IVP). Before joining IVP, Mr. Beasley worked in marketing and product management for Ipsilon Networks, a developer of IP switching technology founded in 1994 and acquired by Nokia in 1997. Mr. Beasley focuses on Internet infrastructure and media investments and currently serves on the board of directors of Answers Corporation, a public company, BuzzMedia, Inc., Obopay, Inc. and Plastic Jungle, Inc. Mr. Beasley holds a B.A. from Stanford University and an M.B.A. from Stanford Graduate School of Business.
Kenneth B. Gilman	64
		Mr. Gilman has served as a Director since January 2002. Mr. Gilman was the Chief Executive Officer of Asbury Automotive Group, an automotive retailing and services company, from 2001 to May 2007, and he served on the board from 2002 to May 2007. Previously, from 1976 to 2001, Mr. Gilman was employed in a variety of capacities with Limited Brands, a specialty apparel retailer, where his most recent assignment was Chief Executive Officer of Lane Bryant. From 1993 to 2001, Mr. Gilman served as Vice Chairman and Chief Administrative Officer of Limited Brands, with responsibility for finance, information technology, supply chain management, production, real estate, legal and internal audit. From 1987 to 1993, he was Executive Vice President and Chief Financial Officer of Limited Brands. He joined Limited Brands' executive committee in 1987 and was elected to its board of directors in 1990. Mr. Gilman serves on the board of directors of Liz Claiborne Inc. and Zale Corporation and is a trustee of the Manhattan Institute, a tax exempt organization. Mr. Gilman has a B.B.A. from Pace University.
Marcia Goodstein	45
		Ms. Goodstein has served as a Director at our inception in 1998 and since August 2004. Ms. Goodstein has served as Idealab's Chief Operating Officer since 1998 and President since 2000. Ms. Goodstein serves on the board of directors of several private companies. Ms. Goodstein has a B.A. from Pomona College.
William Gross	52
		Mr. Gross has served as a Director since our inception in 1998. Mr. Gross is founder, Chairman and Chief Executive Officer of Idealab. Mr. Gross serves on the board of directors of several private companies. Mr. Gross sits on the board of trustees of the California Institute of Technology. Mr. Gross has a B.S. from the California Institute of Technology.

Name	Age	Business Experience
Martin R. Melone	69	Mr. Melone has served as a Director since August 2005. Mr. Melone was a partner of Ernst & Young, LLP, an accounting firm, from 1975 to 2001. He was also a director of Countrywide Financial Corporation from August 2003 through June 2008, serving at various times on the audit and ethics, finance, corporate governance & nominating, special oversight, and technology & information security committees. Currently, Mr. Melone serves on the boards of CanWel Building Materials Ltd., a building materials distributor listed on the Toronto Stock Exchange, and the Public Counsel Law Center and serves as a trustee and Treasurer of the California Science Center Foundation. He was also a director of Parson E & C Corporation from March 2003 to November 2004. Mr. Melone is a member of the Board of Regents of Santa Clara University and the Advisory Board of the Markkula Center for Applied Ethics. Mr. Melone has a B.S.C. from Santa Clara University, and an M.B.A. from the University of California at Los Angeles.
James R. Ukropina	73
		Mr. Ukropina has served as a Director since February 2006. Mr. Ukropina has served as Chief Executive Officer of Directions, LLC, a management and strategic consulting firm, since 2001. Previously, Mr. Ukropina was a partner with the law firm O'Melveny & Myers LLP until 2000, and continues to practice with the firm as Of Counsel. Mr. Ukropina serves on the boards of The TCW Group, Inc., Central Natural Resources and the Keck Foundation. Mr. Ukropina previously served on the boards of Lockheed Martin from 1994 through April 2010, Pacific Life Corp. from 1989 through April 2010, and IndyMac Bank from 2001 through April 2006. Mr. Ukropina has a B.A. and an M.B.A. from Stanford University and an LL.B. from the University of Southern California.

Executive Officers

        Set forth below is certain information with respect to the current executive officers of Internet Brands other than Mr. Brisco, whose information is under "Directors" above.

Name	Age	Business Experience
Scott A. Friedman	37	Mr. Friedman joined us in August 2008 as Chief Financial Officer. Previously, from September 2006 to August 2008, Mr. Friedman served as Chief Financial Officer of WPT Enterprises, Inc., an entertainment and consumer products company and from September 2004 to September 2006 served as its Vice President of Finance & Controller. From 2003 to 2004, Mr. Friedman served as Controller of Sony Pictures Digital, a digital entertainment company. From 1998 to 2003, Mr. Friedman served in various capacities at The Walt Disney Company, an entertainment corporation. Mr. Friedman has a B.A. from George Washington University and received a Certified Public Accountant certificate from the Commonwealth of Virginia.

Name	Age	Business Experience
Charles E. Hoover	46	Mr. Hoover served as Senior Vice President of Marketing and Business Development from 2001 to 2007 and has served as Chief Marketing Officer since January 2007. He joined us in 1999. From 1998 to 1999, Mr. Hoover served as Director of Consumer Marketing of Homestore.com, an operator of real estate websites. From 1997 to 1998, Mr. Hoover served as Vice President of Marketing for PeopleLink, a provider of business-to-business community services. Mr. Hoover has a B.A. from Occidental College and an M.B.A. from Stanford University.
Lisa Morita	48
		Ms. Morita joined us in February 2007 as Executive Vice President and General Manager and became Chief Operating Officer in May 2007. Previously, from October 2002 to February 2007, Ms. Morita served as the Senior Vice President of Customer Care and Content Solutions at Yahoo! Search Marketing/Overture Services, an Internet company, where she was responsible for leading the customer and editorial operations that supported online advertisers. From 2001 to October 2002, Ms. Morita served as Senior Vice President and General Manager, Online Business & Marketing, at GoTo.com. As Senior Vice-President of Marketing at eMind, LLC, an online learning company serving the financial services industry, Ms. Morita led product management, marketing, advertising, customer service and public relations from 1999 to 2001. From 1993 to 1999, Ms. Morita served as Vice President of Advertising and Marketing at The Los Angeles Times. Ms. Morita has a B.A. from Occidental College and an M.B.A. from Stanford University.
B. Lynn Walsh	53
		Ms. Walsh has served as Executive Vice President of Corporate Development, General Counsel, and Corporate Secretary since 2000. From 1998 to 2000, Ms. Walsh was a partner in the Technology group at Alston & Bird LLP in Atlanta, Georgia, where she specialized in public and private offerings of securities, mergers and acquisitions and corporate finance. From 1992 to 1998, Ms. Walsh was a partner in the Corporate and Securities group at Hunton & Williams LLP, in its Atlanta office. Ms. Walsh has a B.A. from the University of Michigan and a J.D. from Wayne State University Law School.

Historical Selected Financial Data

        Set forth below is certain selected historical consolidated financial data relating to Internet Brands and its subsidiaries, which should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements, the notes to those statements, Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and Part I, Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Quarterly Report on Form 10-Q for the period ended September 30, 2010. The selected financial data set forth below as of December 31, 2009 and 2008 and for the fiscal years ended December 31, 2009, 2008 and 2007 have been derived from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which information is incorporated by reference in this proxy statement. The selected financial data set forth below as of

December 31, 2007, 2006 and 2005 and for the fiscal years ended December 31, 2006 and 2005 have been derived from our audited consolidated financial statements, which information is not incorporated by reference in this proxy statement. The selected financial data set forth below as of and for the nine months ended September 30, 2010 and 2009 has been derived from our unaudited financial statement contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2010, which information is incorporated by reference in this proxy statement. The unaudited financial statements have been prepared on the same basis as our audited financial statements and include all adjustments consisting of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Results for interim periods are not necessarily indicative of the results for a full year. More comprehensive financial information is included in Internet Brands' Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the period ended September 30, 2010, both of which are incorporated herein by reference, and other documents filed by us with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents. See "Where You Can Find Additional Information," beginning on page 115.

						Nine months Ended September 30, 2009	Nine months Ended September 30, 2010
	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$78,073	$84,804	$89,889	$104,036	$99,756	$72,078	$83,518
Income before income taxes	14,983	22,985	10,888	19,717	19,922	13,772	18,380
Net income	13,414	89,291	311	11,559	12,388	8,103	10,699
Less: undistributed income attributable to preferred stockholders	$(8,298)	$(54,279)	—	—	—		—

Net income attributable to common stockholders	$5,116	$35,012	$311	$11,559	$12,388	$8,103	$10,699
Net income attributable to common stockholders per common share:
Basic—Class A and Class B	$0.36	$2.19	$0.01	$0.27	$0.28	$0.19	$0.24
Diluted—Class A and Class B	$0.29	$1.81	$0.01	$0.26	$0.27	$0.18	$0.22
Pro forma net income attributable to common stockholders per common share:
Basic—Class A and Class B		$2.19
Diluted—Class A and Class B		$2.03
Consolidated Balance Sheet Data:
Total assets	$228,786	$327,608	$359,652	$377,689	$391,943	$389,813	$409,038
Total liabilities	19,636	19,175	22,884	24,368	20,629	19,954	20,467
Total stockholders' equity	209,150	308,433	336,768	353,321	371,314	369,859	388,571
Other Operating Data
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A	4,981.5	4,591.7	2,626.7
Consolidated Statement of Cash Flow Data:
Net cash provided by operating activities	$29,236	$31,341	$36,048	$33,773	$36,090	$27,090	$32,832
Depreciation and amortization	2,417	3,952	8,030	13,554	16,590	12,020	13,157
Acquisitions, net of cash acquired, and earnouts	(21,765)	(16,382)	(102,790)	(68,131)	(24,221)	15,265	(22,345)

(1)
Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges include interest expense on capital lease obligations. See "—Ratio of Earnings to Fixed Charges."

        No separate financial information is provided for Parent because Parent is a newly-formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. Internet Brands does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed merger consideration is all-cash, and (ii) if the merger is completed, Internet Brands' Class A common stock will cease to be publicly-traded.

Ratio of Earnings to Fixed Charges

        The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income before fixed charges and income taxes to fixed charges, where fixed charges include interest expense on capital lease obligations. The Company has no other fixed charges, including amortized premiums, discounts and capitalized expenses related to indebtedness, and interest associated with rental expense, and has no outstanding preference securities or preference security dividend requirements.

	Fiscal year ended December 31,					Nine months Ended September 30, 2009	Nine months Ended September 30, 2010
	2005	2006	2007	2008	2009
	(In thousands, except ratios)
Income before income taxes and minority interest	$14,983	$22,985	$10,888	$19,717	$19,922	$13,772	$18,380
Add fixed charges:
Interest expense	—	—	—	—	4	3	7

Income before income taxes, minority interest and fixed charges	$14,983	$22,985	$10,888	$19,717	$19,926	$13,775	$18,387
Fixed charges:
Interest expense	—	—	—	—	4	3	7

Total fixed charges	$—	$—	$—	$—	$4	$3	$7

Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	4,981.5	4,591.7	2,626.7

Book Value Per Share

        Our net book value per share as of September 30, 2010 was $8.39.

Transactions in Common Stock

Purchases by Internet Brands, Mr. Brisco, Parent, Merger Sub, the H&F Filing Persons, and the JMI Filing Persons

        There have been no purchases of common stock during the past two years effected by Internet Brands, other than shares acquired by Internet Brands in connection with the payment by holders of restricted stock of taxes associated with the delivery of stock.

        None of Mr. Brisco, Parent, Merger Sub, the H&F Filing Persons, and the JMI Filing Persons have made any purchases of the Company's common stock during the past two years.

Prior Public Offerings

        On November 17, 2007, the Company commenced an initial public offering of 6,000,000 shares of its Class A common stock at a public offering price of $8.00 per share. The Company received aggregate net proceeds of approximately $13.3 million, after deducting underwriting discounts and commissions paid to the underwriters and other expenses incurred in connection with the offering. In connection with the Company's initial public offering, the Company entered into a lock-up agreement, dated October 26, 2007, with Idealab Holdings, L.L.C. that relates to a registration rights agreement, dated February 6, 2001, with certain of its stockholders, including Idealab Holdings, L.L.C. Under the two agreements, Idealab Holdings, L.L.C. has demand and piggyback registration rights, subject to certain limitations.

Transactions During the Past Sixty Days

        There have been no transactions in shares of the Company's common stock during the past 60 days by the Company, any of the Company's officers or directors, Parent, Merger Sub, any of Merger Sub's officers or directors, the H&F Filing Persons or any of the members of the H&F Filing Persons, the JMI Filing Persons or any members of the JMI Filing Persons or any associate or majority-owned subsidiary of the foregoing.

Ownership of Common Stock by Certain Beneficial Owners and Directors and Executive Officers

        The following table presents summary information with respect to the beneficial ownership of our Class A common stock and Class B common stock known to us as of November 9, 2010, or as of an earlier date for information based on filings with the SEC, by:

  •
  each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of any class of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person are deemed to be outstanding if the options or warrants are exercisable within 60 days of November 9, 2010. The shares subject to options and warrants are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the table below are based on a total of 43,371,442 shares of Class A common stock and 3,025,000 shares of Class B common stock outstanding as of November 9, 2010.

        Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Internet Brands, Inc., 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

        The information in this table is based solely on statements in filings with the SEC or other reliable information known to the Company.

	Class A Common Stock		Class B Common Stock
						Total Voting %
Name and Address of Beneficial Owner	Number	%	Number	%	Total %
5% Stockholders:
Idealab and affiliated entities(1)	5,816,126	13.41	3,025,000	100	19.06	63.84
Robert N. Brisco(2)	4,547,134	10.48	—	—	9.80	4.38
Polaris Venture Partners V, L.P.(3)	4,426,408	10.21	—	—	9.54	4.26
Capital World Investors(4)	3,272,895	7.55	—	—	7.05	3.15
Dimensional Fund Advisors, L.P.(5)	2,160,513	4.98	—	—	4.66	2.08
Named Executive Officers and Directors:				—
Robert N. Brisco(2)	4,547,134	10.48	—	—	9.80	4.38
B. Lynn Walsh(6)	591,466	1.36	—	—	1.27	*
Charles E. Hoover(7)	461,251	1.06	—	—	*	*
Lisa Morita(8)	228,907	*	—	—	*	*
Scott A. Friedman(9)	127,131	*	—	—	*	*
W. Allen Beasley(10)	2,075,120	4.78	—	—	4.47	2.00
Kenneth B. Gilman(11)	113,223	*	—	—	*	*
Marcia Goodstein(12)	13,188	*	—	—	*	*
William Gross(13)	5,831,859	13.45	3,025,000	100	19.09	63.86
Martin R. Melone(14)	60,992	*	—	—	*	*
Howard Lee Morgan(15)	80,684	*	—	—	*	*
James R. Ukropina(16)	69,051	*	—	—	*	*
All executive officers and directors as a group (12 persons)	14,335,506	33.05	3,025,000	100	37.42	72.05

*
Indicates less than 1%.

(1)
Based on information reported on a Schedule 13G filed with the SEC on February 16, 2010 to report beneficial ownership of Idealab, Idealab Holdings, L.L.C. and William Gross, and other information known to the Company. Includes 8,668,990 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C. Also includes 172,136 shares held directly by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C. Mr. Gross, a member of our Board of Directors, may be deemed the beneficial owner of shares beneficially owned by Idealab in his capacity as the Chairman of the Board of Directors, Chief Executive Officer and controlling stockholder of Idealab. Mr. Gross disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Idealab and Idealab Holdings, L.L.C. is 130 West Union Street, Pasadena, California 91103.

(2)
Includes 949,999 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010, and 540,000 shares of restricted stock subject to forfeiture.

(3)
Consists of 4,271,192 shares held directly by Polaris Venture Partners V ("PVP V"), 83,247 shares held directly by Polaris Venture Partners Entrepreneurs' Fund V, L.P. ("Entrepreneurs' V"), 29,258 shares held directly by Polaris Venture Partners Founders' Fund V, L.P. ("Founders' V") and 42,711 shares held directly by Polaris Venture Special Founders' Fund, L.P. ("Special Founders' V"). Polaris V, the general partner of PVP V, Entrepreneurs' V, Founders' V and Special Founders' V, may be deemed to have sole power to vote these shares. Jonathan A. Flint, Terrance G. McGuire and Alan G. Spoon, the managing members of Polaris V, may be deemed to have shared power to vote these shares. The address of these holders is 1000 Winter Street, Suite 3350, Waltham, Massachusetts 02451.

(4)
Based on information reported in a Schedule 13G filed with the SEC on February 8, 2010 to report beneficial ownership of Capital World Investors. The reported business address for these holders is 333 South Hope Street, Los Angeles, California 90071.

(5)
Based on information reported in a Schedule 13G filed with the SEC on February 8, 2010 to report beneficial ownership of Dimensional Fund Advisors, L.P. The reported business address for these holders is 6300 Bee Cave Road, Austin, Texas 78746.

(6)
Comprised of 407,176 shares held directly in a trust of which Ms. Walsh is sole trustee, 107,624 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010 held by the same trust, and 67,916 shares of restricted stock subject to forfeiture held directly by the same trust.

(7)
Includes 145,625 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010, and 58,333 shares of restricted stock subject to forfeiture.

(8)
Includes 114,032 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010, and 46,250 shares of restricted stock subject to forfeiture.

(9)
Comprised of 42,000 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010, and 57,917 shares of restricted stock subject to forfeiture.

(10)
Includes 2,015,391 shares are owned by Redpoint Omega, L.P. ("RO LP"), which is under common control with Redpoint Omega Associates, LLC ("ROA LLC"), and 2,741 shares of restricted stock held directly by Mr. Beasley and subject to forfeiture. 56,988 shares are owned by ROA LLC as nominee for its members. Redpoint Omega, LLC ("RO LLC") is the general partner of RO LP and may be deemed to own beneficially the shares held by RO LP. W. Allen Beasley is a Managing Director of RO LLC and a Manager of ROA LLC. As such, Mr. Beasley shares voting and investment power over the shares held by RO LP and ROA LLC and may be deemed to have indirect beneficial ownership of the shares held by RO LP and ROA LLC.

(11)
Includes 5,738 shares of restricted stock subject to forfeiture.

(12)
Includes 4,118 shares of restricted stock subject to forfeiture, but does not include shares of which Mr. Gross may be deemed a beneficial owner. Ms. Goodstein is married to Mr. Gross.

(13)
Includes 8,668,990 shares (including 3,025,000 shares of Class B common stock) held directly by Idealab Holdings, L.L.C., 172,136 shares held directly by Idealab, which is the sole and managing member of Idealab Holdings, L.L.C., and 4,118 shares of restricted stock held directly by Mr. Gross and subject to forfeiture. Mr. Gross may be deemed the beneficial owner of shares held by Idealab and Idealab Holdings, L.L.C. in his capacity as the Chairman of the Board of Directors and Chief Executive Officer of Idealab. Mr. Gross disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Does not include shares directly held by Ms. Goodstein, who is married to Mr. Gross.

(14)
Includes 6,178 shares of restricted stock subject to forfeiture.

(15)
Includes 5,296 shares of restricted stock subject to forfeiture.

(16)
Includes 1,250 shares subject to options that are immediately exercisable or exercisable within 60 days of November 9, 2010, and 6,032 shares of restricted stock subject to forfeiture.

 Market Price of the Company Class A Common Stock and Dividend Information

        Our Class A common stock is traded on The NASDAQ Global Select Market under the ticker symbol "INET." The following table sets forth, for the indicated calendar periods, the reported high and low sale prices per share of our Class A common stock as reported on The NASDAQ Global Select Market.

	High	Low
Year Ended December 31, 2010
Fourth Quarter (through November 12, 2010)	$13.33	$13.17
Third Quarter	13.40	9.01
Second Quarter	11.50	8.80
First Quarter	9.92	7.46
Year Ended December 31, 2009
Fourth Quarter	$8.91	$6.75
Third Quarter	8.00	6.84
Second Quarter	7.24	5.50
First Quarter	6.00	4.50
Year Ended December 31, 2008
Fourth Quarter	$6.98	$4.43
Third Quarter	7.13	5.37
Second Quarter	7.92	5.72
First Quarter	9.44	5.84

        The Company did not pay any dividends during any of the periods set forth in the table above. Under the terms of the merger agreement, the Company cannot establish a record date for, declare, set aside for payment or pay any dividend with respect to any share of its common stock.

        The closing trading price of our Class A common stock on The NASDAQ Global Select Market on September 17, 2010, the last trading day prior to our public announcement that we had entered into the merger agreement, was $9.11 per share. The $13.35 per share merger consideration represents a premium of approximately 46.5% over the closing trading price on September 17, 2010. On November 12, 2010 which is the most recent practicable trading date prior to the date of this proxy statement, the closing trading price of our Class A common stock was $13.27 per share. You are encouraged to obtain current market quotations for our Class A common stock.

        The Company's Class B common stock is neither listed nor publicly traded.

IMPORTANT INFORMATION REGARDING PARENT, MERGER SUB,
THE H&F FILING PERSONS AND THE JMI FILING PERSONS

Micro Holding Corp.

        Micro Holding Corp. is a newly formed Delaware corporation formed by H&F Fund VI, a Delaware limited partnership, in connection with the transactions contemplated by the merger agreement.

        Set forth below for each of the directors and executive officers of Micro Holding Corp. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

        F. Warren Hellman—Founder of Micro Holding Corp. See information provided for Mr. Hellman below.

        Brian M. Powers—Chairman of Micro Holding Corp. See information provided for Mr. Powers below.

        Philip U. Hammarskjold—CEO of Micro Holding Corp. See information provided for Mr. Hammarskjold below.

        Patrick J. Healy—Deputy CEO of Micro Holding Corp. See information provided for Mr. Healy below.

        C. Andrew Ballard—President, Treasurer and Secretary of Micro Holding Corp. See information provided for Mr. Ballard below.

        Allen R. Thorpe—Vice President of Micro Holding Corp. See information provided for Mr. Thorpe below.

        R. Bradley Henske—Vice President of Micro Holding Corp. See information provided for Mr. Henske below.

        Georgia Lee—Vice President of Micro Holding Corp. See information provided for Ms. Lee below.

        Erik D. Ragatz—Vice President of Micro Holding Corp. See information provided for Mr. Ragatz below.

        David R. Tunnell—Vice President of Micro Holding Corp. See information provided for Mr. Tunnell below.

Micro Acquisition Corp.

        Micro Acquisition Corp. is a newly formed Delaware corporation formed by H&F Fund VI in connection with the transactions contemplated by the merger agreement.

        Set forth below for each of the directors and executive officers of Micro Acquisition Corp. is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Each person identified below is a citizen of the United States of America.

        F. Warren Hellman—Founder of Micro Acquisition Corp. See information provided for Mr. Hellman below.

        Brian M. Powers—Chairman of Micro Acquisition Corp. See information provided for Mr. Powers below.

        Philip U. Hammarskjold—CEO of Micro Acquisition Corp. See information provided for Mr. Hammarskjold below.

        Patrick J. Healy—Deputy CEO of Micro Acquisition Corp. See information provided for Mr. Healy below.

        C. Andrew Ballard—President, Treasurer and Secretary of Micro Acquisition Corp. See information provided for Mr. Ballard below.

        Allen R. Thorpe—Vice President of Micro Acquisition Corp. See information provided for Mr. Thorpe below.

        R. Bradley Henske—Vice President of Micro Acquisition Corp. See information provided for Mr. Henske below.

        Georgia Lee—Vice President of Micro Acquisition Corp. See information provided for Ms. Lee below.

        Erik D. Ragatz—Vice President of Micro Acquisition Corp. See information provided for Mr. Ragatz below.

        David R. Tunnell—Vice President of Micro Acquisition Corp. See information provided for Mr. Tunnell below.

The H&F Filing Persons

        Hellman & Friedman Investors VI, L.P., a Delaware limited partnership, is the general partner of H&F Fund VI, and Hellman & Friedman LLC, a Delaware limited liability company, is the general partner of Hellman & Friedman Investors VI, L.P. We refer to H&F Fund VI, Hellman & Friedman Investors VI, L.P. and Hellman & Friedman LLC, collectively, as the "H&F Filing Persons."

        The principal business address and telephone number for each of Parent, Merger Sub and the H&F Filing Persons is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111, telephone number (415) 788-5111.

        Set forth below for each member of Hellman & Friedman LLC is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

        F. Warren Hellman—Mr. Hellman co-founded Hellman & Friedman LLC in 1984 and currently is its Founder and a Managing Director. Mr. Hellman serves on the firm's Investment Committee. Mr. Hellman's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Brian M. Powers—Mr. Powers is the Chairman and a Managing Director of Hellman & Friedman LLC. Mr. Powers originally joined the firm in 1991 and is a member of the firm's Investment Committee. Mr. Powers' principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Philip U. Hammarskjold—Mr. Hammarskjold is the Chief Executive Officer of Hellman & Friedman LLC. Mr. Hammarskjold originally joined Hellman & Friedman in 1992 and serves as the

Chairman of the firm's Investment Committee. Mr. Hammarskjold's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Patrick J. Healy—Mr. Healy is Deputy Chief Executive Officer of Hellman & Friedman LLC and leads the firm's London office. Mr. Healy originally joined the firm in 1994 and is a member of the firm's Investment Committee. Mr. Healy's principal business address is c/o Hellman & Friedman LLC, Millbank Tower, 30th Floor, 21-24 Millbank, London, SW1P 4QP, United Kingdom.

        Thomas F. Steyer—Mr. Steyer is a Managing Director of Hellman & Friedman LLC and a member of the firm's Investment Committee. Mr. Steyer originally joined the firm in 1986. Mr. Steyer also is the Co-Senior Managing Member of Farallon Capital Management, L.L.C. Mr. Steyer's principal business address is c/o Farallon Capital Management, One Maritime Plaza, 21st Floor, San Francisco, California 94111.

        C. Andrew Ballard—Mr. Ballard is a Managing Director of Hellman & Friedman LLC. Mr. Ballard originally joined Hellman & Friedman in 2004. Mr. Ballard's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Robert B. Henske—Mr. Henske is a Managing Director of Hellman & Friedman LLC. Prior to joining Hellman & Friedman in 2007, Mr. Henske was the General Manager of the Consumer Tax Group (Turbo Tax) and the Chief Financial Officer at Intuit from 2003 to 2007. The principal business of Intuit is providing business and financial management solutions for small and medium-sized businesses, consumers, accounting professionals and financial institutions. The principal business address of Intuit is 2700 Coast Avenue, Mountain View, California 94043. Mr. Henske's current principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Georgia Lee—Ms. Lee is a Managing Director and the Chief Financial Officer of Hellman & Friedman LLC. Ms. Lee originally joined Hellman & Friedman in 1992. Ms. Lee's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Erik D. Ragatz—Mr. Ragatz is a Managing Director of Hellman & Friedman LLC. Mr. Ragatz originally joined Hellman & Friedman in 2001. Mr. Ragatz's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Allen R. Thorpe—Mr. Thorpe is a Managing Director of Hellman & Friedman LLC and leads the firm's New York office. Mr. Thorpe joined Hellman & Friedman in 1999. Mr. Thorpe's principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

        David R. Tunnell—Mr. Tunnell is a Managing Director of Hellman & Friedman LLC. Mr. Tunnell originally joined Hellman & Friedman in 1994 and re-joined the firm in 1997 following business school. Mr. Tunnell's principal business address is c/o Hellman & Friedman LLC, One Maritime Plaza, 12th Floor, San Francisco, California 94111.

        Frank G. Zarb—Mr. Zarb is a Managing Director of Hellman & Friedman LLC. Mr. Zarb originally joined Hellman & Friedman in 2002. Mr. Zarb's principal business address is c/o Hellman & Friedman LLC, 390 Park Avenue, 21st Floor, New York, New York 10022.

        During the last five years, none of Parent, Merger Sub, the H&F Filing Persons, any of the officers or directors of Merger Sub or any of the members of Hellman & Friedman LLC described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The JMI Filing Persons

        JMI Associates VI, L.L.C., a Delaware limited liability company, is the general partner of JMI Equity Fund VI, L.P., a Delaware limited partnership. We refer to JMI Equity Fund VI, L.P. and JMI Associates VI, L.L.C., collectively, as the "JMI Filing Persons."

        The principal business address and telephone number for each of the JMI Filing Persons is c/o JMI Equity, 2 Hamill Road, Suite 272, Baltimore, Maryland 21210, telephone number (410) 951-0200.

        Set forth below for each managing member of JMI Associates VI, L.L.C is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such person. Each person identified below is a citizen of the United States of America.

        Harry S. Gruner—Mr. Gruner co-founded JMI Equity in 1992 and currently is its Founder and Managing General Partner. Mr. Gruner's principal business address is c/o JMI Equity, 2 Hamill Road, Suite 272, Baltimore, Maryland 21210.

        Paul V. Barber—Mr. Barber is the Managing General Partner of JMI Equity. Mr. Barber originally joined the firm in 1998. Mr. Barber's principal business address is c/o JMI Equity, 7590 Fay Avenue, Suite 301, La Jolla, California 92037.

        Bradford D. Woloson—Mr. Woloson is a General Partner of JMI Equity. Mr. Woloson originally joined the firm in 1994. Mr. Woloson's principal business address is c/o JMI Equity, 2 Hamill Road, Suite 272, Baltimore, Maryland 21210.

        Peter C. Arrowsmith—Mr. Arrowsmith is a General Partner of JMI Equity. Mr. Arrowsmith originally joined the firm in 1996. Mr. Arrowsmith's principal business address is c/o JMI Equity, 7590 Fay Avenue, Suite 301, La Jolla, California 92037.

        Robert F. Smith—Mr. Smith is a General Partner of JMI Equity. Mr. Smith originally joined the firm in 2000. Mr. Smith's principal business address is c/o JMI Equity, 2 Hamill Road, Suite 272, Baltimore, Maryland 21210.

        Charles T. Dieveney—Mr. Dieveney is a General Partner of JMI Equity. Mr. Dieveney originally joined the firm in 2005. Mr. Dieveney's principal business address is c/o JMI Equity, 2 Hamill Road, Suite 272, Baltimore, Maryland 21210.

        During the last five years, none of the JMI Filing Persons or any of the members of JMI Associates VI, L.L.C. described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

 FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, we will have no public stockholders and there will be no public participation in any of our future stockholder meetings. We intend to hold the 2011 annual meeting of stockholders (the "2011 Annual Meeting") only if the merger is not completed.

        Stockholder Proposals.    For inclusion in the proxy statement and form of proxy card for our 2011 Annual Meeting, we must receive no later than February 8, 2011 any proposal of a stockholder intended to be presented at that meeting. Stockholders should submit their proposals in writing to our Corporate Secretary at Internet Brands, Inc., Legal Affairs Department, 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California 90245.

        Our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement and form of proxy. The required notice, containing the information specified in our bylaws, must be submitted in writing to our Corporate Secretary at the address set forth above. To be timely for our 2011 Annual Meeting, our Corporate Secretary must receive the written notice at our principal executive offices:

  •
  not earlier than the close of business on February 8, 2011, and

  •
  not later than the close of business on March 10, 2011.

        In the event that we hold our 2011 Annual Meeting more than 30 days before or after the one-year anniversary date of the 2010 Annual Meeting, which was June 11, 2010, then notice of a stockholder proposal must be received not earlier than the 120th day prior to the date of the 2011 Annual Meeting and not later than the close of business on the later of the following two dates:

  •
  the 90th day prior to the date of the 2011 Annual Meeting, and

  •
  the 10th day following the earlier of the day on which notice of the date of the 2011 Annual Meeting is mailed and the day on which the Company first publicly announces the 2011 Annual Meeting.

        Nomination of Director Candidates.    Our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide a timely notice in writing to our Corporate Secretary in accordance with our bylaws, which require that the notice be received by our Corporate Secretary at the address set forth above within the time period described under "Stockholder Proposals" above for stockholder proposals that are not intended to be included in our proxy statement. Such notice must include the information required by our bylaws.

        Copy of Bylaw Provisions.    You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

 HOUSEHOLDING OF SPECIAL MEETING MATERIALS

        In accordance with notices previously sent to eligible record stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any record stockholder at that address. This practice, known as "householding," is designed to reduce our printing and postage costs and to reduce waste. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a record stockholder who has been householded. Such requests can be made by contacting the Proxy Unit at BNY Mellon Investor Services, 480 Washington Blvd., Jersey City, New Jersey 07310 or by writing to Investor Relations at Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245. If you are a record stockholder and would like for your proxy materials to be householded, you can contact our transfer agent at the number and address in the preceding sentence and request information on how to participate in householding for future meetings, if any. In addition, if you are a record stockholder who no longer wishes to participate in householding, you can use the above-referenced telephone number and address to notify Internet Brands that you wish to receive separate annual reports and proxy statement for future meetings, if any.

        If you are a "street name" stockholder and own your shares through a broker or other nominee, you can request to participate in householding, or alternatively can request separate copies of our annual reports and proxy statement, by contacting your broker or nominee.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the "SEC Filings" section of our Investor Relations website at http://investors.internetbrands.com.

        The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        Because the merger is a "going private" transaction, Internet Brands, Mr. Brisco, Parent, Merger Sub, the H&F Filing Persons and the JMI Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 will also be made available for inspection and copying at the principal executive offices of Internet Brands during regular business hours by any interested holder of Internet Brands common stock or any representative who has been so designated in writing.

        The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

        The following documents filed with the SEC are incorporated by reference in this proxy statement:

  •
  Internet Brands' Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  •
  Internet Brands' Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  •
  Internet Brands' Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2010; and

  •
  Internet Brands' Current Reports on Form 8-K, filed with the SEC on April 30, 2010, September 20, 2010 and September 22, 2010.

        We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports on Form 8-K filed under Items 2.02 and 7.01) after the date of this proxy statement and before the special meeting.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Internet Brands, Inc., 909 North Sepulveda Blvd., 11th Floor, El Segundo, California 90245, Attn: Investor Relations, telephone 888-848-9069, or on our website at www.internetbrands.com or from the SEC through the SEC's website at http://www.sec.gov. Documents incorporated by reference are available without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference into this proxy statement).

        Parent has supplied all information in this proxy statement pertaining to Parent, Merger Sub and the H&F Filing Persons, JMI Equity Fund VI, L.P. has provided all of the information for the JMI Investors, Mr. Brisco has supplied all information pertaining to himself and we have supplied all information in this proxy statement pertaining to us.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

        THIS PROXY STATEMENT IS DATED NOVEMBER 15, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of September 17, 2010

by and among

MICRO HOLDING CORP.,

MICRO ACQUISITION CORP.

and

INTERNET BRANDS, INC.

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of September 17, 2010 (this "Agreement"), is entered into by and among Micro Holding Corp., a Delaware corporation ("Parent"), Micro Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), and Internet Brands, Inc., a Delaware corporation (the "Company").

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth in this Agreement (the "Merger");

        WHEREAS, a special committee of independent directors of the Company's board of directors (the "Special Committee") unanimously has (a) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and (b) recommended to the board of directors of the Company that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;

        WHEREAS, following the recommendation of the Special Committee, the Company's board of directors has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, the board of directors of Parent and the board of directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Idealab Holdings, L.L.C., a Delaware limited liability company, and Idealab, a California corporation (collectively, the "Voting Stockholders") have executed and delivered a voting agreement (the "Voting Agreement") pursuant to which the Voting Stockholders have agreed to vote in favor of adoption of this Agreement in accordance with the terms set forth therein, substantially in the form attached hereto as Exhibit A; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, the Guarantor (as defined below) is entering into a Guarantee (as defined below) in favor of the Company with respect to certain of the obligations of Parent under this Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1
DEFINITIONS; INTERPRETATIONS

        Section 1.1    Certain Definitions.    The following terms shall have the following meanings:

        "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "Business Day" shall mean any day except a Saturday, a Sunday or other day on which the SEC or banks in the State of California are authorized or required by Law to be closed.

        "Company Intellectual Property" shall mean all Intellectual Property owned, used or held for use by the Company or its Subsidiaries in the conduct of their respective businesses.

        "Company Material Adverse Effect" shall mean any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect: (a) changes, events or occurrences generally affecting (i) the industries in which the Company and its Subsidiaries operate, or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes after the date hereof in Law or the interpretation or enforcement thereof or in GAAP or in accounting standards, or changes after the date hereof in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (d) acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters or calamities, (f) any action taken by the Company or its Subsidiaries as expressly contemplated by this Agreement (other than Section 5.2) or with Parent's written consent or at Parent's written request, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company, (h) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, (i) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as optimistic as those in existence as of the date hereof, (j) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (k) the outcome of any litigation, claim or other proceeding described in the Company Disclosure Schedule (as defined below) or disclosed in the Filed Company SEC Documents (as defined below), (l) any increase in the cost or availability of any financing available to Parent and Merger Sub to consummate the transactions contemplated hereby or (m) changes or developments in national, regional, state or local telecommunications or internet transmission systems; provided, further, however, (A) that any change, event, occurrence or effect referred to in clauses (a), (d), (e) and (m) shall be taken into account for purposes of such clause only so long as such change, event, occurrence or effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate and (B) that for purposes of clauses (g) and (i), any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (m) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred. With respect to references to "Company Material Adverse Effect" in the representations and warranties set forth in Sections 3.3 and 3.4, the exceptions set forth in clause (c) shall not apply.

        "Company Parties" shall mean, collectively, the Company and its Subsidiaries and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

        "Company Stock Plans" shall mean the equity incentive plans included in Schedule 3.11(a) of the Company Disclosure Schedule and grant and award agreements thereunder.

        "Excluded Stockholders" shall mean Idealab Holdings, L.L.C., a Delaware limited liability company, Idealab, a California corporation, and certain employees of the Company who, prior to the Company Stockholders Meeting, have entered into an agreement to exchange Options, Restricted Stock Awards and/or shares of Company Common Stock for equity interests in Parent or an Affiliate thereof immediately prior to the Effective Time.

        "Financing Sources" means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing and their successors and assigns.

        "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

        "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, state, municipal, local or foreign, or any agency, commission, instrumentality or authority thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any court or arbitrator (public or private) exercising judicial, quasi-judicial, administrative or similar functions.

        "Hazardous Substances" shall mean any and all pollutants, contaminants or wastes and any and all other materials or substances that are regulated, or that could result in the imposition of liability, under any applicable Environmental Laws, including petroleum, asbestos, toxic mold and polychlorinated biphenyls.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Indebtedness" shall mean (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (b) any guarantee of any such indebtedness or debt securities of any Person other than the Company or any of its Subsidiaries or (c) any "keep well" or other agreement to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.

        "Intellectual Property" shall mean all intellectual property rights and related priority rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, "Patents"), (ii) all trademarks, service marks, trade dress, trade names, logos, corporate names and other source or business identifiers, and all registrations, applications for registration, renewals and extensions for any of the foregoing, and all of the goodwill associated therewith (collectively, "Marks"), (iii) all copyrights (registered or unregistered), copyrightable works and moral rights, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (collectively, "Copyrights"), (iv) all Internet domain names ("Domain Names") and (v) all know-how and trade secrets ("Trade Secrets").

        "Knowledge" shall mean (a) in the case of the Company, the actual knowledge of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of the Company and (b) in the

case of Parent and Merger Sub, the actual knowledge of those individuals set forth on Schedule 1.1 of the Parent Disclosure Schedule.

        "Liens" shall mean any pledges, claims, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

        "Order" shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration of a Governmental Authority.

        "Parent Parties" shall mean, collectively, Parent, Merger Sub, the Guarantor, Financing Sources or any of their respective former, current or future directors, officers, employees, agents, attorneys, direct or indirect equityholders, controlling persons, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, attorney, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

        "Permitted Liens" shall mean (a) any transfer restrictions of general applicability as may be provided under the Securities Act and the "blue sky" Laws of the various States of the United States, (b) statutory Liens for current Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (c) mechanics', carriers', workers', warehouseman's, repairmen's, landlords' and similar liens granted or which arise in the ordinary course of business, (d) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation and (e) such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

        "Person" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

        "Representatives" shall mean, with respect to any party, the officers, directors, employees, consultants, agents, advisors and other representatives of such party and its Subsidiaries, and, in the case of Parent and Merger Sub, shall also include the Financing Sources.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Senior Credit Agreement" shall mean that certain Loan and Security Agreement among the Company, certain of the Company's Subsidiaries and Silicon Valley Bank, dated as of October 7, 2008.

        "Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, that for the purposes of Section 5.4(a), the references to "fifty percent (50%) or more" shall be deemed to be references to "more than fifty percent (50%)."

        Section 1.2    Cross Reference Table.    The following terms defined elsewhere in this Agreement in the sections set forth below shall have the respective meaning therein defined:

Acceptable Confidentiality Agreement	A-39
Affiliate	A-4
Affiliated Party	A-29
Aggregate Merger Consideration	A-13
Aggregate Option Consideration	A-32
Aggregate Restricted Stock Consideration	A-32
Agreement	A-4
Antitrust Laws	A-41
Balance Sheet Date	A-21
Bankruptcy and Equity Exception	A-19
Book-Entry Shares	A-12
Business Day	A-5
Certificate	A-12
Certificate of Merger	A-11
Claim	A-46
Class A Common Stock	A-12
Class B Common Stock	A-12
Closing	A-11
Closing Date	A-11
Code	A-15
Company	A-4
Company Acquisition Agreement	A-39
Company Adverse Recommendation Change	A-39
Company Board Recommendation	A-35
Company Charter Documents	A-17
Company Common Stock	A-12
Company Damages	A-53
Company Disclosure Schedule	A-17
Company Employees	A-47
Company Insurance Policies	A-29
Company Intellectual Property	A-5
Company Material Adverse Effect	A-5
Company Parties	A-5
Company Pension Plan	A-24
Company Plan	A-23
Company Preferred Stock	A-17
Company SEC Documents	A-20
Company Securities	A-18
Company Stock Plans	A-6
Company Stockholder Approval	A-20
Company Stockholder Approvals	A-49
Company Stockholders Meeting	A-35
Confidentiality Agreement	A-45
Contract	A-20
Copyrights	A-6
Debt Commitment Letter	A-31
Debt Financing	A-31
Debt Financing Sources	A-31

DGCL	A-11
Dissenting Shares	A-15
Dissenting Stockholders	A-15
Domain Names	A-6
DTC	A-14
DTC Payment	A-14
Effective Time	A-11
Environmental Laws	A-25
Equity Financing	A-31
Equity Financing Commitment Letter	A-31
Equity Provider	A-31
ERISA	A-23
Exchange Act	A-20
Excluded Stockholders	A-6
Filed Company SEC Documents	A-17
Financing	A-31
Financing Letters	A-31
Financing Sources	A-6
GAAP	A-6
Governmental Authority	A-6
Guarantee	A-32
Gurantor	A-32
Hazardous Substances	A-6
HSR Act	A-6
Indebtedness	A-6
Indemnitee	A-45
Indemnitees	A-45
Intellectual Property	A-6
IRS	A-24
Jefferies	A-29
Knowledge	A-6
Laws	A-22
Leased Real Property	A-27
Liability Limitation	A-53
Liens	A-7
Marks	A-6
Material Contracts	A-27
Merger	A-4
Merger Consideration	A-12
Merger Sub	A-4
NASDAQ	A-20
New Plans	A-47
Notice of Superior Proposal	A-39
Old Plans	A-47
Option	A-15
Option Consideration	A-15
Order	A-7
Parent	A-4
Parent Damages	A-53
Parent Disclosure Schedule	A-30
Parent Expenses	A-54

Parent Parties	A-7
Parent Termination Fee	A-52
Patents	A-6
Paying Agent	A-13
Permits	A-22
Permitted Liens	A-7
Person	A-7
Proxy Statement	A-20
Reimbursable Expenses	A-54
Representatives	A-7
Required Financial Information	A-43
Restated Certificate of Incorporation	A-12
Restraints	A-49
Restricted Stock Awards	A-16
Restricted Stock Consideration	A-16
Retirement Benefits Scheme	A-24
Sarbanes-Oxley Act	A-20
Schedule 13E-3	A-22
SEC	A-20
Securities Act	A-7
Senior Credit Agreement	A-7
Solvent	A-33
Special Committee	A-4
Special Stockholder Approval	A-49
Subsidiary	A-7
Superior Proposal	A-40
Surviving Corporation	A-11
Takeover Proposal	A-40
Takeover Statutes	A-27
Tax Returns	A-23
Taxes	A-23
Termination Date	A-50
Termination Fee	A-52
Trade Secrets	A-6
Voting Agreement	A-4
Voting Stockholders	A-4

        Section 1.3    Interpretive Matters.    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          (a)    Calculation of Time Period.    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          (b)    Dollars.    Any reference in this Agreement to $ shall mean U.S. dollars.

          (c)    Gender and Number.    Any reference in this Agreement to gender shall include both genders, and words imparting the singular number only shall include the plural and vice versa.

          (d)    Headings.    The provisions of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          (e)    Herein.    The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise.

          (f)    Including.    The word "including," or any variation thereof, means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          (g)    Ordinary Course.    Any reference in this Agreement to "ordinary course" or the "ordinary course of business" shall be deemed to mean "ordinary course of business consistent with past practice."

          (h)    Negotiation and Drafting.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
THE MERGER

        Section 2.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

        Section 2.2    Closing.    The closing of the Merger (the "Closing") shall take place at the offices of Munger, Tolles & Olson LLP, 355 S. Grand Avenue, 35th Floor, Los Angeles, CA 90071 at 10:00 a.m., Pacific time, on a date to be specified by the parties, which date shall be no later than the later of (a) the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and (b) the fifth (5th) Business Day following the Company's delivery to Parent of the Required Financial Information or such earlier date specified by Parent, or such other date, time or place as agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date."

        Section 2.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the "Certificate of Merger"). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        Section 2.4    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5    Certificate of Incorporation and Bylaws of the Surviving Corporation.    The restated certificate of incorporation of the Company (the "Restated Certificate of Incorporation") shall be amended as a result of the Merger so as to read in its entirety in the form of Exhibit B hereto, and as so amended shall be the Restated Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Restated Certificate of Incorporation. At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended to read in their entirety in the form of Exhibit C hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Restated Certificate of Incorporation of the Company and such bylaws.

        Section 2.6    Directors and Officers of the Surviving Corporation.

          (a)   Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

          (b)   The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        Section 2.7    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Class A Common Stock, par value $0.001 per share ("Class A Common Stock"), or Class B Common Stock, par value $0.001 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock"), of the Company or any shares of capital stock of Merger Sub:

          (a)   Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)   Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub or any other Subsidiary of Parent shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each share of Company Common Stock owned by any wholly owned Subsidiary of the Company shall remain outstanding.

          (c)   Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be cancelled in accordance with Section 2.7(b) and Dissenting Shares (as defined below) and any shares of Company Common Stock owned by any wholly owned Subsidiary of the Company) shall thereupon be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $13.35, without interest (the "Merger Consideration"). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (i) a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") and (ii) shares of Company Common Stock held in book-entry form ("Book-Entry Shares"), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares, as the case may be, in accordance with Section 2.8(b), without interest.

        Section 2.8    Exchange of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration (the "Aggregate Merger Consideration") to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.7(c). Parent shall deposit the Aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. The Aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services or (iv) money market funds investing solely in a combination of the foregoing. Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.8(a).

          (b)    Payment Procedures.

              (i)  Promptly after the Effective Time (but in no event more than five (5) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates (or evidence of Book-Entry Shares) whose shares of Company Common Stock were converted pursuant to Section 2.7(c) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to Book-Entry Shares) as Parent and the Company may reasonably agree) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation or surrender of Book-Entry Shares, in each case, to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Book-Entry Share or share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered, if applicable, shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (x) in the case of a Certificate, the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) in the case of both a Certificate or a Book-Entry Share, the Person requesting such payment shall have paid any transfer and other Taxes (as defined below) required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate or

    Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, as contemplated by this Article 2.

             (ii)  Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company ("DTC") to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the Closing Date an amount in cash in immediately available funds equal to the product of (x) the number of shares of Company Common Stock held of record by DTC or such nominee immediately prior to the Effective Time and (y) the Merger Consideration (such amount, the "DTC Payment"), and (ii) if the Closing occurs after 11:30 a.m. (Eastern time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first (1st) Business Day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

          (c)    Transfer Books; No Further Ownership Rights in Company Common Stock.    The Merger Consideration paid in exchange for shares of Company Common Stock upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Book-Entry Shares or shares of Company Common Stock previously represented thereby, and, at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided for herein or by applicable Law. Subject to Section 2.8(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

          (d)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent or reasonably requested by the Surviving Corporation, the posting by such Person of a bond in customary amount as an indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article 2.

          (e)    Termination of Fund.    At any time following the eighteen (18) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration, without any interest, that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement.

          (f)    No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Withholding Taxes.    Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of

  Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If any withholding obligation may be avoided by such holder providing information or documentation to Parent, the Surviving Corporation or the Paying Agent, such information shall be requested prior to any such withholding.

        Section 2.9    Appraisal Rights.

          (a)   Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of adoption of this Agreement (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such holder shall be entitled to payment of the appraised value of such shares of Company Common Stock as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL.

          (b)   Notwithstanding the foregoing, if any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right to seek payment of the appraised value of such Dissenting Shares, such Dissenting Stockholder's shares of Company Common Stock shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.7, without any interest thereon. Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Merger Consideration so due and payable to such Dissenting Stockholders who have failed to perfect or who shall have effectively withdrawn or lost such right to seek payment of the appraisal value of such Dissenting Shares.

          (c)   The Company shall provide Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal.

        Section 2.10    Company Stock Options and Restricted Stock Awards.    Prior to the Effective Time, the Company shall take all action necessary (including any necessary determinations and/or resolutions of the board of directors of the Company or any committee thereof) such that:

          (a)   Except as otherwise agreed by Parent and the holder thereof, each option granted under the Company Stock Plans (whether or not then vested or exercisable) that represents the right to acquire shares of Class A Common Stock (each, an "Option") that is outstanding immediately prior to the Effective Time shall at the Effective Time be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Class A Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation on the Closing Date. For purposes of this Agreement, "Option Consideration" shall mean, with respect to any share of

  Class A Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable in respect of such share of Class A Common Stock issuable under such Option, without interest and less applicable withholding.

          (b)   Immediately prior to the Effective Time, except as otherwise agreed by Parent and the holder thereof, each share of restricted stock granted under the Company Stock Plans in respect of a share of Class A Common Stock (collectively, the "Restricted Stock Awards") that is outstanding immediately prior to the Effective Time and which is subject to vesting criteria shall vest in full and be converted into the right to receive a cash amount equal to the Restricted Stock Consideration (as defined below) for each share of Class A Common Stock then subject to the Restricted Stock Award, such that the holder of such Restricted Stock Award shall only be entitled to receive, during the second payroll period following the Effective Time, an amount in cash, for each share of Class A Common Stock subject to such Restricted Stock Award, equal to the amount the holder thereof would have been entitled to receive had such Restricted Stock Award been vested in full and settled immediately before the Effective Time, without interest, and in every case less applicable Taxes required to be withheld with respect to such payment (the "Restricted Stock Consideration"); provided, however that, to the extent any such Restricted Stock Award would not, by the express terms of the grant thereof, have automatically vested at the Effective Time upon the occurrence of the Merger, then the Company may segregate the aggregate amount of Restricted Stock Consideration attributable to Restricted Stock Awards to which further vesting criteria would have continued to apply following the Effective Time, and the Company shall release the applicable amounts of such Restricted Stock Consideration to the holder of the related Restricted Stock Award prior to the Effective Time upon the satisfaction, if ever, of the vesting criteria applicable thereto following the Effective Time.

          (c)   The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.10 to any holder of Options or Restricted Stock Awards such amount as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Authority relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or Restricted Stock Awards in respect of which such deduction and withholding was made by the Surviving Corporation.

          (d)   Notwithstanding anything in this Agreement to the contrary, at the request of Parent, the Company shall take such action within its control as shall be required to permit certain Options, Restricted Stock Awards and/or shares of Company Common Stock of certain employees and officers of the Company to be exchanged (subject to the agreement of the holder thereof) for equity interests in Parent or an Affiliate thereof immediately prior to the Effective Time.

        Section 2.11    Adjustments.    Notwithstanding any provision of this Article 2 to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed (a) in the corresponding schedule of the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") or (b) in or incorporated by reference in the Company SEC Documents (as defined below), other than disclosure referred to in the "Risk Factors" and "Note Regarding Forward Looking Statements" sections thereof or any other disclosures included in such filings which are forward-looking in nature, filed prior to the date of this Agreement (the "Filed Company SEC Documents") (it being understood that any matter disclosed in the Company Disclosure Schedule or in or incorporated by reference in such Company SEC Documents shall be deemed disclosed with respect to any schedule of the Company Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization, Standing and Corporate Power.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization except where the failure to be so organized, existing and in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any of its organizational documents in any material respect. A list of the names of the Company's Subsidiaries, including their jurisdiction of organization and the name of any equityholder other than the Company or any Subsidiary is set forth on Schedule 3.1(b) of the Company Disclosure Schedule. The Company does not have any investment with a fair market value of more than $1,000,000 in any Person that is not a Subsidiary, other than investments related to cash management activities in the ordinary course of business.

          (c)   The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement, and is not in violation of any of the provisions contained in such documents in any material respect (the "Company Charter Documents").

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 125,000,000 shares of Class A Common Stock, 6,050,000 shares of Class B Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). At the close of business on September 13, 2010, (i) 46,312,942 shares of Company Common Stock were issued and outstanding, consisting of 43,287,942 shares of Class A Common Stock and 3,025,000 shares of Class B Common Stock, (ii) zero (0) shares of Company Common Stock were held by the Company in its treasury, (iii) 2,155,570 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Options under the Company Stock Plans, (iv) no shares of Class B Common Stock were reserved for issuance pursuant to outstanding Options under the

  Company Stock Plans, (v) 1,493,470 shares of Class A Common Stock subject to Restricted Stock Awards were credited to participants under their accounts under the Company Stock Plans and (vi) no shares of Company Preferred Stock were issued or outstanding.

          (b)   Schedule 3.2(b) of the Company Disclosure Schedule sets forth, as of September 13, 2010, a list of all holders of outstanding Options under the Company Stock Plans and all participants holding outstanding Restricted Stock Awards credited to their accounts under the Company Stock Plans, and, in each case, the date of grant, the number of shares of Class A Common Stock subject to such Option or Restricted Stock Award and, in the case of the Options, the price per share at which such Option may be exercised, the expiration date, the number of shares of Class A Common Stock subject to each such Option that is currently exercisable and the status of any Option granted as qualified or nonqualified under Section 422 of the Code, and in the case of Restricted Stock Awards, the number of Restricted Stock Awards currently vested.

          (c)   Except as set forth in this Section 3.2 or on Schedule 3.2(c) of the Company Disclosure Schedule, as of September 13, 2010, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue or register, or that restrict the transfer or voting of, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements, and neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the holders of the Company Common Stock on any matter. No direct or indirect Subsidiary of the Company owns any Company Common Stock. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since September 13, 2010, the Company has not issued any Company Securities, other than shares of Class A Common Stock pursuant to Options or Restricted Stock Awards referred to above, that were outstanding as of September 13, 2010.

          (d)   Except as set forth on Schedule 3.2(d) of the Company Disclosure Schedule, (i) each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Subsidiary of the Company free and clear of all Liens and (ii) there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

          (e)   Other than intercompany indebtedness, as of the date hereof, there was no outstanding indebtedness for borrowed money of the Company and its Subsidiaries in excess of $1,000,000 in principal amount, other than indebtedness identified by instrument on Schedule 3.2(e) of the Company Disclosure Schedule.

          (f)    There are no voting trusts, voting agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, transfer or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or granting any person the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

          (g)   The Company does not have a "poison pill" or similar stockholder rights plan.

        Section 3.3    Authority; Noncontravention; Voting Requirements.

          (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approvals (as defined below), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the board of directors of the Company, and except for obtaining the Company Stockholder Approvals (as defined below), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (collectively, the "Bankruptcy and Equity Exception").

          (b)   The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are in the best interests of the Company and the stockholders of the Company and (ii) recommended to the board of directors of the Company that it approve and declare advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions contained herein and therein. The board of directors of the Company, at a meeting duly called and held, has (i) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (ii) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, upon the terms and conditions contained herein and therein, are in the best interests of the Company and the stockholders of the Company, and (iii) resolved, subject to Section 5.4 hereof, to recommend that the stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Company Stockholders Meeting (as defined below).

          (c)   Except as set forth on Schedule 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or conflict with or violate in any material respect any provision of the similar organizational documents of any of the Company's Subsidiaries or (ii) (A) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder

  Approvals are obtained and the filings referred to in Section 3.4 are made, violate any Law or Order applicable to the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party or accelerate or give rise to a right of termination, purchase, sale, cancellation, modification or acceleration of any of the Company's or, if applicable, its Subsidiaries', obligations under any such Contract or to the loss of any benefit under a Contract, or (C) result in the creation of any Lien (other than any Permitted Lien) on any properties, rights or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults, accelerations or rights as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially delay consummation of the transactions contemplated hereby.

          (d)   Except for the Special Stockholder Approval (as defined below) contractually required by Section 6.1(a), the affirmative vote of holders of a majority of the voting power of the outstanding Company Common Stock voting together as a single class in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the transactions contemplated hereby.

        Section 3.4    Governmental Approvals.    Except for (a) the filing with the Securities and Exchange Commission (together with its staff, the "SEC") of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and the rules and regulations of the NASDAQ Global Select Market ("NASDAQ"), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.5    Company SEC Documents; Undisclosed Liabilities.

          (a)   Except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, the Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports and proxy statements required to be filed under the Securities Act or the Exchange Act since January 1, 2009 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Company's

  Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act. The Company has made available to Parent all material correspondence between the SEC and the Company since January 1, 2009. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents.

          (b)   The consolidated financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X under the Securities Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in stockholders' equity and cash flows of such companies as of the dates and for the periods shown.

          (c)   Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of December 31, 2009 (the "Balance Sheet Date") (including the notes thereto) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, (iv) as set forth on Schedule 3.5(c) of the Company Disclosure Schedule or (v) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   (i) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) as required under Rule 13a-15 of the Exchange Act.

             (ii)  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the board of directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

            (iii)  Except as set forth on Schedule 3.5(d)(iii) of the Company Disclosure Schedule, as of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in internal controls. To the Knowledge of the Company, the Company is not aware of any facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

            (iv)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any "off balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

        Section 3.6    Absence of Certain Changes.    Except as set forth on Schedule 3.6 of the Company Disclosure Schedule, since the Balance Sheet Date (a) through the date of this Agreement, except for the transactions contemplated hereby, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business consistent with past practice and (b) there has not been any event, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7    Legal Proceedings.    Except as set forth on Schedule 3.7 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement (a) there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit or action against the Company or any of its Subsidiaries by or before any Governmental Authority and (b) none of the Company or any of its Subsidiaries is subject to any outstanding Order.

        Section 3.8    Compliance With Laws; Permits.    Except as set forth on Schedule 3.8 of the Company Disclosure Schedule and for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and Orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, and with its own privacy policies, (b) the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), and (c) the Company and its Subsidiaries are in compliance with the terms of all Permits.

        Section 3.9    Information Supplied.    The Proxy Statement (including any amendments or supplements thereto) will not, on the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, and the Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the "Schedule 13E-3") will not, on the date it (including any amendments or supplements thereto) is filed with the SEC, contain any statement which, at such time in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to the Company which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Parent and Merger Sub of such fact or event. Each of the Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

        Section 3.10    Tax Matters.

          (a)   Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule and for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns (as defined below) required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects, (ii) all Taxes whether or not shown to be due on such Tax Returns have been timely paid, except for any Tax reflected in accordance with GAAP as a reserve for Taxes in the Company SEC Documents, (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which has not been fully paid or adequately reserved in the Company SEC Documents, (iv) no audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received, (v) neither the Company nor any of its Subsidiaries is or has ever been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return other than a group of which the Company is the common parent or has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or as transferee or successor, (vi) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement, (vii) neither the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, (viii) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Governmental Authority, (ix) neither the Company nor any of its Subsidiaries has entered into a "listed transaction" that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and (x) there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens. This Section 3.10 constitutes the sole and exclusive representation or warranty of the Company relating to Tax matters.

          (b)   For purposes of this Agreement (i) "Taxes" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, whether disputed or not, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        Section 3.11    Employee Benefits and Labor Matters.

          (a)   Schedule 3.11(a) of the Company Disclosure Schedule lists each material "Company Plan," defined for purposes of this Agreement as any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee benefit plan, policy or agreement, whether or not covered by ERISA, including any incentive compensation, severance, employment, fringe benefit, bonus, gross-up, retention or deferred compensation plan, policy or arrangement, whether formal or informal, domestic or foreign (i) entered into, sponsored by or maintained by the Company or any of its Subsidiaries with respect to their current or former employees, officers, directors or consultants, or (ii) under which the Company or any of its Subsidiaries has had or has any present or future liability (actual or contingent). Except with respect to any foreign statutory or governmental plan, the Company has made available to Parent correct and complete copies of (A) each Company Plan or, in the case of Company Plans that are individual award agreements under the Company Stock Plans, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares covered thereby, (B) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Company Plan (if such report was required, (C) the most recent summary plan description for each Company Plan for which summary plan description is required and (D) each trust agreement and insurance or group annuity contract relating to any Company Plan. Each Company Plan has been administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 3.7 of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits or proceedings with respect to any Company Plans that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Plans that are "employee pension plans" (as defined in Section 3(2) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a "Company Pension Plan") have received a favorable determination letter from the IRS or have filed a timely application therefor and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. No Company Pension Plan is subject to Title IV of ERISA (or similar provision under non-U.S. law), and neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law. Each Company Plan that is a "non-qualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code and guidance promulgated thereunder by the Internal Revenue Service or Department of Treasury, and no Company Plan provides or provided any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A(a)(1) of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in respect of employees outside the United States, the Company and its Subsidiaries have complied with all their obligations in respect of all arrangements (whether or not tax registered, funded or closed) for the provision of pension and other benefits on or in anticipation of retirement or death (each a "Retirement Benefits Scheme"), including all local law requirements and the governing documentation of all such Retirement Benefits Schemes. The Company and its Subsidiaries do not have any material liability or exposure to any Retirement Benefits Scheme (or section thereof) pursuant to which there is an entitlement of participants therein to the payment of defined benefits.

          (b)   Except as set forth on Schedule 3.11(b)(i), (ii) or (iii), as applicable, of the Company Disclosure Schedule, no Company Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer or stockholder of the Company that, individually or collectively, as a result of the execution of this Agreement, the Company Stockholder Approvals, or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to (i) result in any material severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Company Plans, contracts, plans or arrangements, or (iii) result in any payments which would result in the loss of a material deduction under Section 280G of the Code or which would be subject to an excise tax under Section 4999 of the Code.

          (c)   The Company is not a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company's employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the Knowledge of the Company, threatened, and the Company has not experienced any such labor controversy within the past three (3) years, and (ii) the Company has not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company planned or announced any such action or program for the future.

          (d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company (and where appropriate, its Subsidiaries) has complied with all of its legal obligations arising as a result of the existence of any works council or other employee representative body in any jurisdiction in which the Company or its Subsidiaries operates and no such works council or other employee representative body has commenced or, to the Knowledge of the Company, threatened to commence any proceedings in respect of any breach or alleged breach of any such obligation.

          (e)   There are no material liabilities with respect to any Company Plan maintained outside the United States or covering employees residing or working outside the United States, except as expressly described on Schedule 3.11(e) of the Company Disclosure Schedule.

        Section 3.12    Environmental Matters.    Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety ("Environmental Laws"), including obtaining, maintaining and complying with all Permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property or facility owned, operated or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, Order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, and (d) Hazardous Substances are not present at or about any of the real properties or facilities currently, or to the Knowledge of the Company formerly, owned, operated or leased by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in liability to the Company or any of its Subsidiaries relating to or arising under any

Environmental Laws. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental liabilities or obligations, or compliance with Environmental Laws.

        Section 3.13    Intellectual Property.

          (a)   Schedule 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued Patents, pending Patent applications, registered Marks and material registered Copyrights, pending applications for registration of Marks and the material registered Domain Names owned, filed or applied for by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all of the material items on such list are unexpired, subsisting and valid and enforceable.

          (b)   Except as set forth on Schedule 3.13(b) of the Company Disclosure Schedule and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole owner of the items on Schedule 3.13(a) and owns or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, all other Company Intellectual Property, in each case, as the same is owned, used, sold, licensed and otherwise commercially exploited by the Company or its Subsidiaries in their respective businesses as such businesses are presently being conducted, in each case, free and clear of all Liens other than Permitted Liens or other than obligations under any agreements regarding the license or use of any third-party Intellectual Property or agreements listed in Schedule 3.16(a)(vi). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Intellectual Property includes all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as such businesses are presently being conducted.

          (c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the use by the Company or its Subsidiaries of any of the Company Intellectual Property nor the conduct of the respective businesses of the Company or its Subsidiaries infringes, constitutes a misappropriation of or violates any Intellectual Property rights of any third party and (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Intellectual Property owned by the Company or any of its Subsidiaries.

          (d)   Except as set forth on Schedule 3.13(d) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened (in writing) (including "cease and desist" letters or invitations to take a patent license) claims against the Company or any of its Subsidiaries involving an allegation of infringement, misappropriation or violation of any Intellectual Property rights of any third party or challenging the ownership, validity, enforceability or use of any of the Company Intellectual Property.

          (e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) take commercially reasonable steps to protect and maintain the confidentiality of the Trade Secrets included in the Company Intellectual Property, and (ii) require any employee of the Company or any of its Subsidiaries and any other Person who creates or develops material Intellectual Property on behalf of the Company or any of its Subsidiaries, to either assign to the Company or such Subsidiary all of such employee's or such other Person's, as applicable, rights in any proprietary Intellectual Property or grant a license to the Company or such Subsidiary under such employee's or such other Person's, as applicable, rights in any licensed Intellectual Property.

          (f)    Except as set forth on Schedule 3.13(f) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries take all necessary actions (i) for their websites to qualify for the "safe harbor" provisions of the U.S. Communications Decency Act, 47 U.S.C. Section 230, and the U.S. Digital Millennium Copyright Act, 17 U.S.C. Section 512, (ii) to protect the integrity, security and operation of their material software, websites and systems (and the data processed or stored thereby or thereon) and there have been no failures, unauthorized uses or violations of same, and (iii) to ensure that no software owned or used by any of them that is licensed, made available or distributed to or used by third parties contains or is derived from any "open source," copyleft, shareware or similar software.

        Section 3.14    Anti-Takeover Provisions.    No "fair price", "moratorium", "control share acquisition", or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) ("Takeover Statutes") is applicable to the Company, the Company Common Stock, the Merger, the Agreement or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 4.11, the approval of this Agreement and the Voting Agreement by the board of directors of the Company constitutes approval of this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL.

        Section 3.15    Property.    Schedule 3.15 of the Company Disclosure Schedule sets forth a list of all real property owned by the Company and its Subsidiaries and all real property exceeding 10,000 square feet leased or subleased or otherwise used or occupied under an agreement (the "Leased Real Property") by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, sufficient to conduct their respective businesses as currently conducted, free and clear of all Liens (except in all cases for Permitted Liens). Neither the Company nor any of its Subsidiaries owns any real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all leases under which the Company or any of its Subsidiaries lease any real property are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company's Knowledge, the counterparties thereto, in accordance with their respective terms and (b) there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries.

        Section 3.16    Contracts.

          (a)   Schedule 3.16(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound as of the date of this Agreement (other than Company Plans) (the "Material Contracts"):

              (i)  Contracts that are or would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

            (iii)  Contracts related to Indebtedness and having an outstanding principal amount in excess of $1,000,000 individually;

            (iv)  Contracts related to an acquisition, divestiture, merger or similar transaction containing representations, covenants, indemnities or other obligations, including any "earnout" or other deferred or contingent consideration, that are still in effect and, individually, could reasonably be expected to result in payments to or by the Company or any of its Subsidiaries in excess of $1,000,000;

             (v)  Contracts related to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business consistent with past practice which agreements relate to obligations which do not individually exceed $500,000;

            (vi)  Material licenses or other material agreements that relate to Intellectual Property or pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (including source code escrow agreements and license agreements for software that distributed to third parties and contains or is derived from "open source" or similar software, but excluding (i) non-exclusive licenses to commercially available software with aggregate fees of less than $1,000,000 or (ii) agreements with domain name registrars and non-exclusive licenses to Company software customers or website users in the ordinary course of business);

           (vii)  Contracts prohibiting the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibiting the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibiting the issuance of guarantees by any wholly owned Subsidiary of the Company;

          (viii)  Contracts containing any rights of exclusivity in favor of the other parties thereto or provisions that prohibit the Company or any of its Subsidiaries from competing in any line of business or in any geographic area;

            (ix)  Contracts accounting for aggregate revenue to or payments by the Company or any of its Subsidiaries of more than $2,500,000 during the Company's 2009 fiscal year;

             (x)  settlement agreements, other than (A) releases immaterial in nature or amount entered into with former employees or current or former independent contractors of the Company in the ordinary course of business, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than two (2) years prior to the date of this Agreement under which none of the Company or its Subsidiaries has any continuing obligations, liabilities or rights (excluding releases);

            (xi)  leases or subleases under which the Company or its Subsidiaries lease or occupy Leased Real Property;

           (xii)  Contracts relating to any single or series of related capital expenditures by the Company pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $2,000,000; or

          (xiii)  Contracts that relate to any hedging, derivatives or similar contracts or arrangements (other than currency hedges or derivatives entered into in the ordinary course of business).

          (b)   (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not have, individually or in the aggregate, a Company Material Adverse

  Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect and (iii) except as set forth on Schedule 3.16(b)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, except where such default would not have, individually or in the aggregate, a Company Material Adverse Effect. A true, correct and complete copy of each Material Contract has been made available by the Company to Parent.

        Section 3.17    Opinion of Financial Advisor.    The board of directors of the Company has received the opinion of Jefferies & Company, Inc. ("Jefferies"), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the various limitations and matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock, taken as a whole (other than any holders of Class A Common Stock that, after consummation of the transactions contemplated by the Merger Agreement, will become stockholders or Affiliates of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

        Section 3.18    Brokers and Other Advisors.    Except for Jefferies, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a true and correct copy of its engagement letter with Jefferies.

        Section 3.19    Affiliate Transactions.    No executive officer or director of the Company or any of its Subsidiaries or any Person owning five percent (5%) or more of the Company Common Stock or, to the Company's Knowledge, any Affiliate or family member of any such officer, director or owner (an "Affiliated Party") is a party to any Contract with or binding upon the Company or any of its Subsidiaries or has any material interest in any property or assets owned by the Company or any of its Subsidiaries or has engaged in any transaction (other than those related to employment or incentive arrangements) with the Company that is material to the Company within the last twelve (12) months, in each case, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

        Section 3.20    Insurance.    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers' compensation, vehicular, directors' and officers' and other material insurance held by or on behalf of the Company and its Subsidiaries (collectively, the "Company Insurance Policies") are (a) except for policies that have expired under their terms, in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default with respect to any such policy or binder and (b) to the Knowledge of the Company, valid and enforceable in accordance with their terms. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) received written notice of actual or threatened modification or termination of any material Company Insurance Policy, or (ii) received written notice of cancellation or non renewal of any material Company Insurance Policy, other than in connection with ordinary renewals.

        Section 3.21    Waiver of Section 382 Provisions.    The board of directors of the Company has waived the application of the restrictions contained in Article 10, Section (B) of the Company's Certificate of Amendment to the Restated Certificate of Incorporation, dated as of June 11, 2009, with respect to the Merger and the transactions contemplated by this Agreement and the Voting Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the corresponding schedule of the disclosure schedule delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (it being understood that any matter disclosed in such disclosure schedule shall be deemed disclosed with respect to any schedule of the Parent Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent) (the "Parent Disclosure Schedule"), Parent and Merger Sub jointly and severally represent and warrant to the Company:

        Section 4.1    Organization; Standing.    Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to own or lease all of its properties and to carry on its business as it is now being conducted.

        Section 4.2    Authority; Noncontravention.

          (a)   Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized and approved by their respective boards of directors, and, immediately following the execution and delivery of this Agreement, this Agreement will be adopted by Parent as the sole stockholder of Merger Sub, and no other action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (A) violate any Law or Order applicable to Parent or any of its Subsidiaries, including Merger Sub, or (B) with or without notice, lapse of time or both, violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

        Section 4.3    Governmental Approvals.    Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act (including the filing with the SEC of the Proxy Statement and Schedule 13E-3) and the rules and regulations of the NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under the Investment Canada Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and

Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the transactions contemplated hereby.

        Section 4.4    Litigation.    As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened claims, suits, actions or other proceedings before any Governmental Entity or any arbitrator, nor are there, to the Knowledge of Parent, any investigations, audits, or reviews by any Governmental Entity or any arbitrator pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries which, individually or in the aggregate, would be reasonably likely to prevent or materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, there are no Orders of any Governmental Entity or any arbitrator applicable to Parent or any of its Subsidiaries.

        Section 4.5    Ownership and Operations of Merger Sub.    The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 10 shares of common stock are validly issued and outstanding as of the date of this Agreement. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement. Parent has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature, other than as may be incident to its formation or otherwise as may arise or exist in connection with its entering into this Agreement and the Merger and the other transactions and agreements contemplated by this Agreement, including the Financing Letters.

        Section 4.6    Financing.

          (a)   Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter (the "Equity Financing Commitment Letter"), dated as of the date hereof, from Hellman & Friedman Capital Partners VI, L.P. and certain of its Affiliates (collectively, the "Equity Provider") to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (the "Equity Financing"), and (ii) the executed commitment letter (the "Debt Commitment Letter" and, together with the Equity Commitment Letter, the "Financing Letters"), dated as of the date hereof, from Bank of America, N.A., Banc of America Securities LLC, Bank of Montreal, General Electric Capital Corporation, GE Capital Markets, Inc., RBC Capital Markets and Royal Bank of Canada (together with their respective affiliates, the "Debt Financing Sources") to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (the "Debt Financing" and, together with the Equity Financing, the "Financing"). As of the date hereof, none of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Letters are in full force and effect and are the valid, binding and enforceable obligations of Parent and Merger Sub, and to the Knowledge of Parent, the other parties thereto. Assuming the Financing is consummated and the accuracy of the representations and warranties set forth in the second sentence of Section 3.2(a), in Section 3.2(b) (but only to the extent describing the number of shares of Class A Common Stock subject to Options and Restricted Stock Awards and the price per share at which Options may be exercised), in the first and last sentences of Section 3.2(c) and in Section 3.2(e), the net proceeds contemplated by the Financing Letters will, in the aggregate and together with the available cash of the Company, be sufficient for Merger Sub and the Surviving Corporation to pay the Aggregate Merger Consideration, aggregate Option Consideration (the "Aggregate Option Consideration") and aggregate Restricted Stock Consideration (the "Aggregate Restricted Stock Consideration") (and any other repayment or refinancing of debt contemplated by this Agreement or the Financing Letters, including the repayment of indebtedness under the Senior Credit Agreement as of immediately prior to the Effective Time) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Letters. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings relating to the Debt Financing (other than fee letters with the providers of the Debt Financing) to which Parent or Merger Sub or any of their Affiliates is a party. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

          (b)   Neither Parent, Merger Sub nor the Equity Provider has (i) retained any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company has previously consented or (ii) entered into an exclusive, lock-up or similar agreement, arrangement or understanding with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent or hinder such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries (including in connection with the making of any Takeover Proposal (as defined below)), in the case of clauses (i) and (ii), in connection with the Merger or the other transactions contemplated hereby. Neither Parent, Merger Sub nor the Equity Provider has caused or induced any Person to take any action that, if taken by Parent, Merger Sub or the Equity Provider, would be a breach of, or would cause to be untrue, any of the representations in this Section 4.6(b).

        Section 4.7    Guarantee.    Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed guarantee of Hellman & Friedman Capital Partners VI, L.P. (the "Guarantor") (the "Guarantee"). The Guarantee is in full force and effect and is the valid, binding and enforceable (subject to the Bankruptcy and Equity Exception) obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

        Section 4.8    Solvency.    Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Financing, any alternative financing and the payment of the Aggregate Merger Consideration, the Aggregate Option Consideration and the Aggregate Restricted Stock Consideration, any other repayment or refinancing of debt that may be contemplated in the Financing Letters and payment of all related fees and expenses, assuming (a) satisfaction of the conditions to Parent's obligation to consummate the Merger as set forth herein, or the waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article 3 hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), and (c) estimates, projections and/or forecasts provided by the Company to Parent prior to the date hereof (as applicable) were prepared in good faith based on reasonable assumptions when prepared, the Surviving Corporation will be Solvent

(as defined below). For purposes of this Section 4.8, the term "Solvent" with respect to the Surviving Corporation means that, as of any date of determination, (i) the amount of the fair saleable value of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the value of all liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

        Section 4.9    Ownership of Shares.    As of the date of this Agreement, except by reason of the Voting Agreement, neither Parent nor Merger Sub "owns" any shares of capital stock of the Company, as such quoted term is defined in Section 203 of the DGCL.

        Section 4.10    Information Supplied.    The information to be supplied by or on behalf of Parent and Merger Sub in writing for inclusion (or incorporation by reference) in the Proxy Statement (including any amendments or supplements thereto) will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, and the Schedule 13E-3 (including any amendments or supplements thereto) will not, on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any fact or event relating to Parent or Merger Sub which should be set forth in a supplement to the Proxy Statement should be discovered by Parent or should occur, Parent shall, promptly after becoming aware thereof, inform the Company of such fact or event. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by or on behalf of the Company, its Subsidiaries or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

        Section 4.11    Certain Actions.    Except as set forth on Schedule 4.11 of the Parent Disclosure Schedule, and except for the Voting Agreement there are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company's management, directors or stockholders, on the other hand, as of the date hereof, that relate in any way to the Company or the transactions contemplated hereby. Prior to the board of directors of the Company approving this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby for purposes of the applicable provisions of Section 203 of the DGCL, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an "interested stockholder" thereunder or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Voting Agreement, the Merger, or any of the transactions contemplated hereby or thereby.

        Section 4.12    Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement or approve the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur immediately following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

        Section 4.13    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries for which the Company will have any liability prior to the Closing.

        Section 4.14    Access to Information; Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the books and records of the Company and its Subsidiaries for purposes of the transactions contemplated hereby, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 3 of this Agreement, and that all other representations and warranties are specifically disclaimed. In connection with the due diligence investigation of the Company by Guarantor, Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and/or other forward-looking information, as well as certain business plan and cost-related information, regarding the Company, its Subsidiaries and their respective businesses and operations. Guarantor, Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans and cost-related plans, with which Guarantor, Parent and Merger Sub are familiar, that Guarantor, Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information (as applicable), as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Guarantor, Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, with respect thereto, and with respect to the Company only and subject to Section 7.2, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article 3. Accordingly, Guarantor, Parent and Merger Sub hereby acknowledge that none of the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents or representatives, has made or is making any representation or warranty with respect to any such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans), unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article 3.

ARTICLE 5
ADDITIONAL COVENANTS AND AGREEMENTS

        Section 5.1    Preparation of the Proxy Statement; Stockholders Meeting.

          (a)   As soon as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement and the Company and Parent shall prepare the Schedule 13E-3, (ii) Parent shall promptly provide to the Company any information required for inclusion in the

  Proxy Statement and the Schedule 13E-3 and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company from time to time and (iii) the Company shall file the Proxy Statement and the Schedule 13E-3 with the SEC. The Company shall thereafter use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after (i) responding to all such comments to the satisfaction of the SEC and (ii) the Proxy Statement is cleared by the SEC for mailing to the Company's stockholders. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and the Schedule 13E-3, and shall provide Parent with copies of all correspondence between the Company and its Representatives on the one hand, and the SEC on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. In the event that the Company receives any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company from time to time. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or the Schedule 13E-3 (including any amendment or supplement to the Proxy Statement or Schedule 13E-3) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party who discovers such information shall promptly notify the other, and to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and disseminated by the Company to its stockholders, as applicable.

          (b)   Unless this Agreement has been previously terminated pursuant to Section 7.1, the Company shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to the Company's stockholders, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment or postponement thereof, the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approvals. The Company shall, through its board of directors or any committee thereof, but subject to the right of the board of directors or any committee thereof to make a Company Adverse Recommendation Change (as defined below), recommend to its stockholders that the Company Stockholder Approvals be given (the "Company Board Recommendation") and shall include the Company Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. The obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting shall not be affected by a Company Adverse Recommendation Change unless this Agreement has been terminated pursuant to Section 7.1.

        Section 5.2    Conduct of Business Prior to Closing.    Except as contemplated or required by this Agreement, as set forth on Schedule 5.2 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company), during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, (a) the Company shall conduct its business, and shall cause its Subsidiaries to conduct their respective businesses, in all material respects in the ordinary course and (b) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to preserve intact its and their present business organizations and to preserve their existing material business relationships.

        Section 5.3    Restrictions on the Conduct of Business Prior to Closing.    Without limiting the generality of Section 5.2 and except (i) as contemplated or required by this Agreement, (ii) as set forth on Schedule 5.3 of the Company Disclosure Schedule, (iii) as required by applicable Law or by a Governmental Authority of competent jurisdiction or (iv) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that Parent shall be deemed to have consented if Parent does not object within seventy-two (72) hours after a written request for such consent is delivered to Parent by the Company) during the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries not to:

          (a)   (i) authorize for issuance, issue, sell, grant or subject to any Lien any shares of its capital stock or other ownership interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other ownership interests, or any rights, warrants or options to purchase any shares of its capital stock or other ownership interests; provided, however, that the Company may issue shares of Class A Common Stock as required to be issued upon exercise or settlement of Options or Restricted Stock Awards under the Company Stock Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof, or (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof and which are set forth on Schedule 5.3 of the Company Disclosure Schedule or (B) in connection with withholding to satisfy tax obligations with respect to Options and Restricted Stock Awards, or acquisitions in connection with the vesting or forfeiture of equity awards, or acquisitions in connection with the net exercise of Options, in each case, outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan in effect on the date hereof;

          (b)   declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other ownership interests;

          (c)   split, combine, subdivide or reclassify any shares of its capital stock or other ownership interests;

          (d)   incur, issue, assume, guarantee or otherwise become liable for any Indebtedness (excluding any letters of credit issued in the ordinary course of business) or any debt securities, other than intercompany indebtedness and borrowings under the Company's revolving credit facility, in an amount not in excess of $1,000,000 in the aggregate;

          (e)   sell, lease, license, mortgage or otherwise subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties, rights or assets (including the capital stock of Subsidiaries) with a value or purchase price in the aggregate for such properties, assets or rights in excess of $1,000,000 except (i) sales and licenses of products and services of Company and its

  Subsidiaries in the ordinary course of business, (ii) pursuant to Contracts in force on the date of this Agreement, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its wholly owned Subsidiaries;

          (f)    enter into or make any loans, advances or capital contributions to, or investments in, any Person (other than advances to employees in the ordinary course of business consistent with past practice for business expenses in accordance with the Company's existing policies);

          (g)   make capital expenditures in excess of the amount per quarter budgeted in the Company's current plan that was made available to Parent, provided that the Company shall be permitted to make up to $500,000 in capital expenditures, individually or in the aggregate, in excess of such amount during any three (3) consecutive month period;

          (h)   make any acquisitions of (including by merger, consolidation or acquisition of stock or assets or any other business combination) (i) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof for consideration (including any potential "earn-outs" or other contingent or deferred consideration) in excess of $5,000,000 for any individual acquisition or $12,500,000 for all such acquisitions in the aggregate, (ii) any real property or (iii) except in the ordinary course of business, any other property, right or asset;

          (i)    pay, discharge, settle or compromise any pending or threatened suit, action or claim which (i) requires payment to or by the Company or any Subsidiary (exclusive of attorney's fees) in excess of $750,000 in any single instance or in excess of $2,000,000 in the aggregate, (ii) is by securities holders of the Company or any other Person and relates to transactions contemplated hereby or (iii) imposes material restrictions on the operations of the Company or its Subsidiaries;

          (j)    (i) increase the compensation of any of its directors, officers, employees or consultants other than (A) as required pursuant to applicable Law or the terms of Company Plans in effect on the date of this Agreement, (B) increases in salaries and wages of non-officer employees of the Company as part of annual merit increases made in the ordinary course of business, (C) payment of accrued and earned but unpaid bonuses, including 2010 fourth-quarter and year-end executive bonuses determined by the Company's board of directors, not to exceed in the aggregate the amount set forth on Schedule 5.3 of the Company Disclosure Schedule and to be paid by the Company at least five (5) days prior to the Closing Date, provided that such bonuses shall reflect the actual financial results of the Company for October 2010 and November 2010 and (D) payment of bonuses to employees of the Company in connection with the transactions contemplated by this Agreement, not to exceed in the aggregate the amount set forth on Schedule 5.3 to the Company Disclosure Schedule, (ii) grant any severance or termination pay to any present or former director, officer, employee or consultant of the Company or its Subsidiaries, other than severance or termination pay granted to non-officer employees that is not in excess of $100,000 in any single instance or in excess of $250,000 in the aggregate, other than as required pursuant to the terms of the Company Plan in effect on the date of the Agreement or (iii) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement;

          (k)   make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required under GAAP or by applicable Law;

          (l)    amend the Company Charter Documents or the certificates of incorporation, bylaws or other organizational documents of the Company's Subsidiaries;

          (m)  make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any Tax liability in excess of $1,000,000, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

          (n)   adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company's Subsidiaries;

          (o)   modify, amend, terminate or waive any rights under any Material Contract in any material respect (other than in the ordinary course of business) or enter into any new Contract (i) that would be a Material Contract if entered into prior to the date hereof (other than in the ordinary course of business) or (ii) that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby; or

          (p)   agree in writing or otherwise to take any of the foregoing actions.

        Section 5.4    Solicitation; Change in Recommendation.

          (a)   The Company and its Subsidiaries shall, and shall use their reasonable best efforts to cause their Representatives to, cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal. Except as otherwise expressly permitted by this Section 5.4, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their Representatives not to, directly or indirectly (A) initiate, knowingly solicit or knowingly encourage (including by way of furnishing non-public information), any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, a Takeover Proposal or (B) engage in, continue or otherwise participate in any discussions or negotiations regarding a Takeover Proposal. The Company shall not grant any waiver, amendment or release under any standstill agreement after the date hereof without the prior written consent of Parent.

          (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), but subject to the Company's compliance in all material respects with the other provisions of this Section 5.4 and only prior to obtaining the Company Stockholder Approvals, following receipt by the Company of a Takeover Proposal from a Person, the Company and its Representatives may contact such Person solely in order to (i) clarify and understand the terms and conditions of any Takeover Proposal made by such Person so as to determine whether such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (ii) notify such Person of the provisions of this Agreement. Notwithstanding anything to the contrary contained in Section 5.4(a), but subject to the Company's compliance in all material respects with the other provisions of this Section 5.4, if the board of directors of the Company receives a written Takeover Proposal after the date of this Agreement and prior to obtaining the Company Stockholder Approvals that the board of directors of the Company determines constitutes or could reasonably be expected to result in a Superior Proposal, then prior to obtaining the Company Stockholder Approvals the Company may (i) furnish pursuant to an Acceptable Confidentiality Agreement any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such Person to the extent not previously made available to Parent, and (ii) participate in discussions and negotiations with such Person regarding a Takeover Proposal if, but only if, in the case of either clause (i) or (ii) the board of directors of the Company determines in good faith, after consultation with the Company's outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties. For the purposes of this Agreement, "Acceptable Confidentiality Agreement" means any confidentiality agreement entered into after the date of this Agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (as defined below).

          (c)   The Company shall promptly (and in any event within twenty-four (24) hours after receipt by, or notification to, the Company or its financial advisor), notify Parent of the receipt (or notification) of any Takeover Proposal or any inquiries relating to a Takeover Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning a Takeover Proposal. The Company's notice shall include (i) a copy of any written Takeover Proposal and any other documents provided to the Company or any of its Subsidiaries with respect to such Takeover Proposal or (ii) in respect of any Takeover Proposal, any inquiry relating to a Takeover Proposal or any request for information relating to a Takeover Proposal not made in writing, a written summary of the material terms of such Takeover Proposal, inquiry or request, including the identity of the Person or group of Persons making the Takeover Proposal, inquiry or request. The Company shall keep Parent reasonably informed on a prompt basis of the status or developments regarding any Takeover Proposal, inquiry or request. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent.

          (d)   Except as expressly permitted by Section 5.4(e) and subject to Section 5.4(f), the board of directors of the Company (or a committee thereof) shall not (i) (A) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted under Section 5.4(b)) (a "Company Acquisition Agreement").

          (e)   Notwithstanding anything to the contrary herein, but subject to the provisions of Section 5.4(f), prior to obtaining the Company Stockholder Approvals, the board of directors of the Company may make a Company Adverse Recommendation Change (i) if the board of directors of the Company receives a Takeover Proposal that has not been withdrawn that the board of directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal and if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not enter into a Company Acquisition Agreement unless this Agreement shall have been terminated by the Company in accordance with Section 7.1(d)(ii), or (ii) other than in response to a Takeover Proposal, if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

          (f)    The Company shall not be entitled to effect a Company Adverse Recommendation Change with respect to a Superior Proposal and the Company shall not enter into a Company Acquisition Agreement unless (i) the Company has complied in all material respects with this Section 5.4, (ii) the Company has provided written notice (a "Notice of Superior Proposal") to Parent that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of

  Superior Proposal a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (iii) following the end of the three (3) Business Day period following Parent's receipt of the Notice of Superior Proposal, the board of directors of the Company shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 5.4(f) (provided that references to the three (3) Business Day period above shall be deemed to be references to a forty-eight (48) hour period).

          (g)   Nothing in this Section 5.4 shall prohibit the board of directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the board of directors of the Company determines, after consultation with outside legal counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that the board of directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Takeover Proposal) or effect a Company Adverse Recommendation Change, unless in each case the applicable requirements of Section 5.4(e) and Section 5.4(f) shall have been satisfied. In addition, it is understood and agreed that, for purposes of this Agreement (including Article 7), a factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, or any "stop, look and listen" communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the stockholders of the Company, shall not constitute a Company Adverse Recommendation Change or an approval or recommendation with respect to any Takeover Proposal.

          (h)   As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of the Company's consolidated assets or to which twenty percent (20%) or more of the Company's revenues or earnings on a consolidated basis are attributable, (ii) acquisition of twenty percent (20%) or more of any class of Company Common Stock or other equity securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of any class of Company Common Stock or other equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

          (i)    As used in this Agreement, "Superior Proposal" shall mean any written Takeover Proposal on terms which the board of directors of the Company determines in good faith, after consultation with the Company's outside legal counsel and independent financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise); provided, however, that for purposes of the definition of "Superior

  Proposal," the references to "twenty percent (20%)" in the definition of Takeover Proposal shall be deemed to be references to "fifty percent (50%)."

        Section 5.5    Reasonable Best Efforts.

          (a)   Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Article 6 to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as defined below)), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby; provided, however, that in obtaining consent or approval from any Person (other than a Governmental Authority) with respect to the transactions contemplated hereby, (A) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company nor any of its Subsidiaries shall pay or commit to pay any amount to any Person or incur any liability or other obligation or materially modify any Contract and (B) neither Parent nor Merger Sub shall be required to pay or commit to pay any amount or incur any liability or obligation. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (b)   In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days from the date hereof, or such other time as mutually agreed to by the parties, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable.

          (c)   Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and advice of counsel, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

          (d)   In furtherance and not in limitation of the covenants of the parties contained in this Section 5.5, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to the application of Antitrust Laws to the transactions contemplated hereby. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, decision, order or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, on or before the Termination Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the consummation of the transactions contemplated hereby to occur as soon as reasonably possible (and in any event no later than the Termination Date). Notwithstanding anything to the contrary, Parent shall take all such actions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that limit Parent or its Subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other decision or order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. The Company shall take such of the foregoing actions as Parent may reasonably request; provided, however, that any such action is conditioned upon the consummation of the Merger.

        Section 5.6    Financing.

          (a)   Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Letters (or on terms no less favorable to Parent or Merger Sub (including with respect to the conditionality thereof)) and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under the Financing Letters, if such amendment, modification or waiver reduces the aggregate amount of the Financing or amends the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the Closing Date or make the funding of the Financing less likely to occur; provided, however, that Parent and Merger Sub may replace and amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Each of Parent and Merger Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Letters and to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent or Merger Sub than the terms and conditions in the Debt Commitment Letter), (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the Financing at or prior to the Closing, (iv) to comply with its obligations under the Financing Letters and (v) to enforce all of its rights under the Debt Commitment Letter and the definitive agreements related thereto. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company, upon its request, copies of the definitive documents related to the Financing. In the event that all conditions in the Debt Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the Persons providing the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the Merger and the other transactions contemplated hereby (including by taking enforcement action to cause the Persons providing the Debt Financing to fund such Debt Financing).

          (b)   If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (i) Parent and Merger Sub shall immediately notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions no less favorable from the standpoint of Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice if any condition to the Financing Letters is not likely to be satisfied, in each case, of which Parent or Merger Sub becomes aware or any termination of the Financing Letters. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. For purposes of this Section 5.6, references to "Financing" shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.6 and references to "Debt Commitment Letter" shall include such documents as permitted to be amended, modified or replaced by this Section 5.6.

          (c)   Prior to the Closing Date, the Company and its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent and that is customary in connection with the arrangement of the Financing and the transactions contemplated hereby; provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and its Subsidiaries. Such cooperation shall include (i) furnishing Parent, Merger Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent, including all financial statements and financial and other data of the type required by Regulation S-X (other than Item 3-10 of Regulation S-X) and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act, to consummate the Financings at the time the Financings are to be consummated, including all information and data necessary to satisfy the conditions set forth in paragraphs 4 and 5 of Exhibit C of the Debt Commitment Letter (information required to be delivered pursuant to this clause (i) being referred to as "Required Financial Information), (ii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iv) using reasonable best efforts to obtain accountant's comfort letters and legal opinions as reasonably requested by Parent, (v) taking all corporate actions, subject to the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vi) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements and (vii) executing and delivering any pledge and security documents, other definitive financing documents or other certificates or documents as may be requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time, and none of the Company or any of its

  Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time.

          (d)   The Company hereby consents to the use of its and its Subsidiaries' logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.6 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (other than to the extent such losses arise from the willful misconduct of the Company, any of its Subsidiaries or any of its Representatives) and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

          (e)   In no event shall Parent, Merger Sub or the Equity Provider (i) retain any financial advisor on an exclusive basis other than advisors to which the board of directors of the Company consents (which consent shall not be unreasonably withheld, delayed or conditioned) or (ii) enter into any exclusive, lock-up or similar agreement, arrangement or understanding, with any bank or investment bank or other potential provider of debt or equity financing that could reasonably be expected to prevent such provider from providing or seeking to provide such financing to any third party in connection with a transaction relating to the Company or its Subsidiaries, in connection with the Merger or the other transactions contemplated hereby.

        Section 5.7    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and in accordance with Section 5.4 and Article 7, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by the rules and regulations of the NASDAQ as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Notwithstanding the foregoing, each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

        Section 5.8    Access to Information; Confidentiality.    Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent's Representatives reasonable access during normal business hours to the Company's key employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of federal or state securities Laws); provided, however, that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or any

Contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege or expose the Company to risk of liability for disclosure of sensitive or personal information. Until the Effective Time, the information provided will be subject to the terms of that certain amended and restated letter agreement, dated as of August 16, 2010, by and between the Company and Hellman & Friedman Advisors LLC (as it may be amended from time to time, the "Confidentiality Agreement"), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the transactions contemplated hereby.

        Section 5.9    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        Section 5.10    Indemnification and Insurance.

          (a)   From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case, at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the transactions contemplated hereby), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (A) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (B) the indemnification agreements listed on Schedule 5.10 of the Company Disclosure Schedule, which shall survive the transactions contemplated hereby and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time until six (6) years from the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the

  Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.10 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.10) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

          (b)   An Indemnitee shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.10 (each, a "Claim") with counsel selected by the Indemnitee, which counsel shall be reasonably acceptable to Parent; provided, however, that Parent (i) shall be permitted to participate in the defense of such Claim at its own expense and (ii) shall not be liable for any settlement effected without Parent's written consent, which consent shall not be withheld if such settlement does not provide for monetary damages, the terms of such settlement do not include any equitable remedies or restrictions on the Surviving Corporation or its Subsidiaries and are otherwise not in any way detrimental to the Surviving Corporation or its Subsidiaries and such settlement does not contain any admission detrimental to the Surviving Corporation or its Subsidiaries. Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Nothing in this Section 5.10(b) shall relieve Parent of its indemnity and other obligations set forth in Section 5.10(a).

          (c)   For the six (6) year period commencing immediately after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms and scope with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, including a "tail" policy); provided, however, that, if the aggregate annual premiums for such insurance shall exceed three hundred percent (300%) of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of three hundred percent (300%) of the current aggregate annual premium; provided, further, however, that any such replacement or substitution of insurance policies shall not result in gaps in coverage.

          (d)   The provisions of this Section 5.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.10 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

          (e)   In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.10.

        Section 5.11    Fees and Expenses.    Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement. Notwithstanding anything to the contrary contained herein (but subject to Section 7.4), Parent shall pay the filings fees required under the HSR Act, the Investment Canada Act or other antitrust filings with any Governmental Authority by reason of the transactions contemplated hereby.

        Section 5.12    Rule 16b-3.    Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated hereby by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

        Section 5.13    Employee Matters.

          (a)   For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries on the Effective Date ("Company Employees") (i) annual base salary and base wages, and cash target incentive compensation opportunities, in each case, that are no less favorable than such annual base salary and base wages, and cash target incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time, and (ii) employee benefits (for the avoidance of doubt, excluding equity incentives) that are no less favorable in the aggregate than those provided to Company Employees under the Company Plans immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment is terminated during the one (1) year period following the Effective Time with severance benefits at levels no less than those benefits under any Company Plan, and (B) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 5.13(b) below.

          (b)   For purposes of vesting, eligibility to participate and level of severance and paid-time-off benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the "New Plans"), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (c)   From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Plans in accordance with their terms as in effect immediately before the Effective Time, provided that, the foregoing shall not be construed to limit the operation of Section 5.13(a), and subject to the requirements of Section 5.13(a), nothing herein shall prohibit the Surviving Corporation and its Subsidiaries from amending or terminating any particular Company Plan to the extent permitted by its terms or applicable Law.

          (d)   Parent shall cause the Surviving Corporation to honor all of the obligations of the Company under the Company Plans that are severance agreements, by written instrument delivered to any employee (or his or her beneficiary or estate, as applicable) in accordance with the terms of such agreements.

          (e)   The provisions of this Section 5.13 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associate therewith shall be regarded for any purpose as a third party beneficiary of the Agreement and nothing herein shall be construed as an amendment to any Company Plan for any purpose.

        Section 5.14    Delisting.    Parent shall cause the Company's securities to be de-listed from the NASDAQ and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

        Section 5.15    Resignation of Directors.    The Company shall cause each of the directors of the Company and its Subsidiaries, in each case, to the extent requested by Parent no less than ten (10) Business Days prior to the Closing Date, to submit a letter of resignation or otherwise be removed effective on or before the Closing Date.

        Section 5.16    Parent Expenditures.    Between the date of this Agreement and the Closing, Parent shall not expend funds other than in connection with the transactions contemplated hereby and the payment of related expenses.

        Section 5.17    Termination of Senior Indebtedness.    Prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters, in commercially reasonable form, from Silicon Valley Bank relating to any indebtedness outstanding under the Senior Credit Agreement as of immediately prior to the Effective Time and shall make arrangements for the release of all Liens over the Company's and its Subsidiaries' properties and assets securing such obligations, in each case subject to delivery of funds as arranged by Parent and Merger Sub, if necessary.

ARTICLE 6
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law, other than with respect to Section 6.1(a)(ii), which is not waivable) on or prior to the Closing Date of the following conditions:

          (a)    Company Stockholder Approvals.    (i) The Company Stockholder Approval shall have been obtained and (ii) a majority of the outstanding shares of Class A Common Stock (other than those held by the Excluded Stockholders) shall be present, in person or by proxy, and be voted at the Company Stockholders Meeting in favor of the adoption of this Agreement (the "Special Stockholder Approval" and, together with the Company Stockholder Approval, the "Company Stockholder Approvals").

          (b)    Antitrust.    The waiting period (and any extension thereof) applicable to the Merger and the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

          (c)    No Injunctions or Restraints.    No Law or Order, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company (i) set forth in clause (b) of Section 3.6 shall be true and correct as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in the second sentence of Section 3.2(a), in Section 3.2(b) (but only to the extent describing the number of shares of Company Common Stock subject to Options or Restricted Stock Awards and the price per share at which Options may be exercised), in the first and last sentences of Section 3.2(c), in Section 3.9 and in Section 3.14 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date) and (iii) set forth in Article 3 hereof (other than as described in clauses (i) and (ii) above), disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except in this clause (iii) where the failure to be so true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the effect of the preceding sentence.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

        Section 6.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent as to the effect of the preceding sentence.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

        Section 6.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was primarily due to the failure of such party to perform any of its obligations under this Agreement.

ARTICLE 7
TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals:

          (a)   by the mutual written consent of the Company and Parent duly authorized by its board of directors, in the case of the Company, and its general partner, in the case of Parent; or

          (b)   by either of the Company or Parent:

              (i)  if the Merger shall not have been consummated on or before February 28, 2011 (the "Termination Date"); provided, however, that (A) Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the Company has the right to terminate this Agreement pursuant to Section 7.1(d)(i) and (B) the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if Parent has the right to terminate this Agreement pursuant to Section 7.1(c)(i);

             (ii)  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

            (iii)  if the Company Stockholder Approvals shall not have been obtained at the Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof) upon a vote taken on adoption of this Agreement; or

          (c)   by Parent:

              (i)  if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in

    Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the Company by the Termination Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent's intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.3(a) or Section 6.3(b) not being satisfied;

             (ii)  if (A) the board of directors of the Company or any committee thereof shall have made a Company Adverse Recommendation Change, including approving or recommending to the stockholders of the Company a Takeover Proposal, (B) a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Takeover Proposal is commenced prior to obtaining the Company Stockholder Approvals and the board of directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (C) the Company enters into a Company Acquisition Agreement , (D) the board of directors of the Company or any committee thereof fails (or the Company fails) to include the Company Board Recommendation in the Proxy Statement or (E) the Company publicly announces its intention to do any of the foregoing;

          (d)   by the Company:

              (i)  if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by Parent or Merger Sub by the Termination Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company's intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, however , that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b) not being satisfied;

             (ii)  in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, prior to the receipt of the Company Stockholder Approvals, if (A) the Company has complied with Section 5.4(e) and Section 5.4(f) and (B) prior to or concurrently with such termination, the Company pays the Termination Fee (as defined below); or

            (iii)  if all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement within the earlier of (A) two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.2 and (B) the later of the date the Closing should have occurred pursuant to Section 2.2 and one (1) Business Day before the Termination Date, and the Company stood ready, willing and able to consummate during such period.

        Section 7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.2, Section 7.3, Section 7.4, Article VIII, the last sentence of Section 5.6(d), Section 5.11, the Confidentiality Agreement and the Guarantee, in each case, in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Parent Party or Company Party, except (a) the Company or Parent may have liability as provided in Section 7.3 and Section 7.4, and (b) subject to the provisions of Section 7.3(e), Section 7.3(f), Section 7.3(g) and Section 8.7, nothing shall relieve any party from liability for willful breach of this Agreement or fraud.

        Section 7.3    Termination Fee.

          (a)   In the event that:

              (i)  (A) a Takeover Proposal shall have been publicly disclosed or communicated to the Company after the date hereof, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) prior to or within twelve (12) months following the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided, however, that for purposes of clause (C) of this Section 7.3(a)(i), the references to "twenty percent (20%)" in the definition of Takeover Proposal shall be deemed to be references to "fifty percent (50%)" ;

             (ii)  this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

            (iii)  this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

  then the Company shall pay to Parent's designees the Termination Fee, by wire transfer of same day funds, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. For purposes of this Agreement, "Termination Fee" shall mean an amount equal to $23,000,000. If the Termination Fee becomes payable pursuant to Section 7.3(a)(i), it shall be paid no later than three (3) Business Days after the consummation of the Takeover Proposal transaction described in clause (C) of Section 7.3(a)(i). If the Termination Fee becomes payable pursuant to Section 7.3(a)(ii), it shall be paid prior to or contemporaneously with the termination of this Agreement pursuant to Section 7.1(d)(ii) (and any purported termination pursuant to this Section shall be void and of no force or effect unless the Company shall have made such payment). If the Termination Fee becomes payable pursuant to Section 7.3(a)(iii), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(c)(ii). If the Termination Fee becomes payable pursuant to Section 7.3(a)(iii) because this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) then the Termination Fee that is payable to Parent shall be reduced by the amount of any Reimbursable Expenses previously paid to Parent or its designee.

          (b)   In the event that:

              (i)  the Company shall terminate this Agreement pursuant to Section 7.1(d)(i) or (iii), then Parent shall pay to the Company a termination fee of $38,000,000 in cash (the "Parent Termination Fee"), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. If the Parent Termination Fee becomes payable pursuant to this Section 7.3(b), it shall be paid no later than three (3) Business Days after the termination of this Agreement pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), as the case may be.

          (c)   Any amount that becomes payable pursuant to Section 7.3(a) or Section 7.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

          (d)   Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date such payment was actually received.

          (e)   Except in the event of willful breach or fraud by Parent or Merger Sub, (i) the Company's right to receive payment of the Parent Termination Fee from Parent pursuant to Section 7.3(b) or the Guarantor pursuant to the Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against the Parent Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise ("Company Damages"), and (ii) upon payment of such amount none of the Parent Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated with respect to Section 7.3(d) and the Guarantor under the Guarantee in respect of Section 7.3(d)). Without limiting the Company's right to receive the Parent Termination Fee, in the event of willful breach or fraud by Parent or Merger Sub, the Company shall be entitled to seek Company Damages against Parent or Merger Sub, provided that the maximum aggregate liability (inclusive of the Parent Termination Fee) of Parent or Merger Sub shall not exceed the Liability Limitation (as defined below).

          (f)    Without limiting Parent's rights under Section 8.7, and except in the event of willful breach or fraud by the Company, Parent's right to cause payment by the Company of (i) the Termination Fee pursuant to Section 7.3(a) and (ii) the Reimbursable Expenses pursuant to Section 7.4 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise ("Parent Damages"). Without limiting Parent's right under Section 8.7, and except in the event of willful breach or fraud by the Company, upon payment of such amount(s), none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. Without limiting Parent's rights to cause payment of the Termination Fee or the Reimbursable Expenses or its remedies under Section 8.7, in the event of willful breach or fraud by the Company, Parent shall be entitled to seek Parent Damages against the Company, whether or not the Termination Fee has been paid or is payable, provided that the maximum aggregate liability (inclusive of the Termination Fee and the Reimbursable Expenses) of the Company shall not exceed the Liability Limitation.

          (g)   Notwithstanding anything herein to the contrary, the maximum aggregate liability of Parent and Merger Sub for all Company Damages and of the Company for all Parent Damages, respectively, shall be limited to $38,000,000 (inclusive of the Parent Termination Fee in the case of liability of Parent and Merger Sub and inclusive of the Termination Fee and the Reimbursable Expenses in the case of liability of the Company) plus any amounts that may be payable under Section 7.3(d) (the "Liability Limitation"), and in no event shall (i) the Company or any of the Affiliates that are controlled by the Company seek any other Company Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub, the Guarantor or any other Parent Parties in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise and (ii) Parent or Merger Sub seek any other Parent Damages or any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise; provided, however, that nothing in this Section 7.3 shall limit the rights of Parent and Merger Sub under Section 8.7. Parent and Merger Sub acknowledge and agree that each of them has no right of recovery against, and no personal liability shall attach to, in each case with respect to Parent Damages, any of the Company Parties (other than the Company to the extent provided in this Agreement), through the Company or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against any Company Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, whether in contract, in tort or otherwise. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Parties (other than Parent to the extent provided in this Agreement and the Guarantor to the extent provided in the Guarantee), through Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Parent against the Guarantor or any other Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, whether in contract, in tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party (including any direct or indirect equityholder, controlling person, general partner or managing member)) under and to the extent provided in the Guarantee and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Parent Party (other than Parent to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise.

        Section 7.4    Reimbursement of Expenses.    If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii), the Company shall promptly pay Parent or its designee the documented and reasonable Parent Expenses (the "Reimbursable Expenses"); provided, however, that in no event shall the Reimbursable Expenses exceed $4,000,000. "Parent Expenses" shall mean all out-of-pocket costs and expenses incurred by Parent, or on behalf of Parent or its Affiliates, in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants).

ARTICLE 8
MISCELLANEOUS

        Section 8.1    No Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and as of the Effective Time all representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall automatically terminate and be of no further force or effect, and no claims of any type whatsoever arising out of, based upon or relating any way to such representations and warranties may be brought by any party after the Effective Time. Furthermore, the parties hereto (i) intend that the preceding sentence relating to the expiration and automatic termination of such representations and warranties as of the Effective Time shall operate as a contractual statute of limitations relating to any and all claims of any type whatsoever arising out of, based upon or relating any way to such representations and warranties and shall replace and supplant any statute of limitations which may otherwise apply thereto, and (ii) agree and acknowledge that such replacement and supplanting of the statute of limitations by the contractual statute of limitations in this Section 8.1 is reasonable and appropriate. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

        Section 8.2    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approvals, by written agreement of the parties hereto, by action taken by their respective boards of directors, in the case of the Company and Merger Sub, and its general partner, in the case of Parent; provided, however, that following receipt of the Company Stockholder Approvals, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

        Section 8.3    Extension of Time; Waiver.    At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        Section 8.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign its rights, interests or obligations under this Agreement to any Subsidiary of Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        Section 8.5    Governing Law; Jurisdiction; Service of Process.

          (a)   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of laws principles.

          (b)   Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts of the United States of America located in the State of Delaware. Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or federal courts of the United States of America located in the State of Delaware in respect of any legal action, suit or proceeding arising out of or relating to this Agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

          (c)   Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 8.8.

          (d)   The consents to jurisdiction set forth in this Section 8.5 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.5 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

        Section 8.6    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 8.7    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company and that money damages may not be an adequate remedy therefor. It is accordingly agreed that Parent and Merger Sub shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the Company and to seek to enforce specifically the terms and provisions of this Agreement against the Company in the Court of Chancery of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity (in each case, subject to the Liability Limitation in respect of Parent Damages). Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub, to enforce specifically the terms and provisions of this Agreement against Parent or Merger Sub or otherwise to obtain any equitable relief or remedy against Parent or Merger Sub and that the Company's sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.3(b) and Section 7.3(e).

        Section 8.8    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

    If to Parent or Merger Sub, to:

    c/o Hellman & Friedman LLC
    One Maritime Plaza, 12th Floor
    San Francisco, California 94111
    Attention:        C. Andrew Ballard
                              Arrie Park
    Facsimile: (415) 788-0176

    with a copy (which shall not constitute notice) to:

    Simpson Thacher & Bartlett LLP
    425 Lexington Avenue
    New York, New York 10017
    Attention: Brian M. Stadler
    Facsimile: (212) 455-2502

    If to the Company, to:

    Internet Brands, Inc.
    909 N. Sepulveda Blvd., 11th Floor
    El Segundo, CA 90245

    Attention: B. Lynn Walsh, Executive Vice President and General Counsel
    Facsimile: (310) 280-4335

    with a copy (which shall not constitute notice) to:

    Munger, Tolles & Olson LLP
    355 S. Grand Avenue, 35th Floor
    Los Angeles, CA 90071
    Attention: Robert B. Knauss
    Facsimile: (213) 687-3702

    and

    Skadden, Arps, Slate, Meagher & Flom LLP
    300 S. Grand Avenue
    Suite 3400
    Los Angeles, CA 90071
    Attention: Brian J. McCarthy
                      David C. Eisman
    Facsimile: (213) 687-5600

        Section 8.9    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon (including provisions that provide that payment of the Parent Termination Fee or the Termination Fee be the exclusive remedy for the recipient thereof and certain Parent Parties and Company Parties to the extent provided in Section 7.3) contained in Article 7 be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party's liability or obligations hereunder or under the Financing Letters or the Guarantee.

        Section 8.10    No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto or the Guarantor (to the extent set forth in the Guarantee) and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto (other than the Guarantor (to the extent set forth in the Guarantee)) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

        Section 8.11    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule and the exhibits and schedules hereto, together with the other instruments referred to herein, including the Confidentiality Agreement and the Guarantee (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions set forth in Section 5.10 of this Agreement are not intended to and shall not confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder, except for the provisions of Sections 7.3(e), 7.3(g), 8.5, 8.6 and 8.8 which shall be enforceable by each Debt Financing Source and its successors and assigns.

        Section 8.12    Obligations of Parent and of the Company.    Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

        Section 8.13    Counterparts.    This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MICRO HOLDING CORP.
By:	/s/ C. ANDREW BALLARD
Name:	C. Andrew Ballard
Title:	President
MICRO ACQUISITION CORP.
By:	/s/ C. ANDREW BALLARD
Name:	C. Andrew Ballard
Title:	President
INTERNET BRANDS, INC.
By:	/s/ ROBERT N. BRISCO
Name:	Robert N. Brisco
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

September 17, 2010

The Special Committee of the Board of Directors
    and the Board of Directors
Internet Brands, Inc.
909 N. Sepulveda Blvd., 11th Floor
El Segundo, CA 90245

Members of the Special Committee and the Board of Directors:

        We understand that Internet Brands, Inc. (the "Company"), Micro Holding Corp. ("Parent"), and Micro Acquisition Corp., a wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") in a transaction in which each outstanding share of Class A Common Stock, par value $0.001 per share ("Class A Common Stock"), and Class B Common Stock, par value $0.001 per share ("Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), of the Company, other than shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any other subsidiary of Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $13.35 in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Common Stock, taken as a whole, pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than any holders of shares of Class A Common Stock that, after consummation of the transactions contemplated by the Merger Agreement, will become stockholders or affiliates of Parent (collectively, the "Participating Stockholders")).

        In arriving at our opinion, we have, among other things:

  (i)
  reviewed a draft dated September 16, 2010 of the Merger Agreement;

  (ii)
  reviewed certain publicly available financial and other information about the Company;

  (iii)
  reviewed certain information furnished to us by the Company's management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

  (iv)
  held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

  (v)
  reviewed the share trading price history and valuation multiples for the Class A Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

  (vi)
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

  (vii)
  considered the results of efforts made by or on behalf of certain members of the Board of Directors of the Company to solicit expressions of interest from other parties with respect to the sale of all or any part of the Company or any alternative transaction; and

  (viii)
  conducted such other financial studies, analyses and investigations as we deemed appropriate.

        In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

        With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company's financial forecasts or the assumptions on which they are made.

        Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

        We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company, the Special Committee of the Board of Directors of the Company (the "Special Committee") and the Board of Directors of the Company, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

        In addition, we were not authorized to and did not solicit any expressions of interest from any parties with respect to the sale of all or any part of the Company or any other alternative transaction, other than Parent and one other party.

        It is understood that our opinion is for the use and benefit of the Special Committee and the Board of Directors of the Company in their consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock, taken as a whole (other than the Participating Stockholders). We express no opinion as to the price at which shares of Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable or to be received by any of the Company's officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be received by holders of shares of Common Stock. In addition, while we note that each share of Class A Common Stock and Class B Common Stock will be converted into the right to receive the same consideration per share pursuant to the Merger Agreement, we express no view or opinion as to the allocation of the aggregate consideration to be received by the stockholders of the Company between the Class A Common Stock and Class B Common Stock. Our opinion has been authorized by the Fairness Committee of Jefferies & Company, Inc.

        We have been engaged by the Company to act as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to affiliates of Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock, taken as a whole (other than the Participating Stockholders), pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES & COMPANY, INC.

Annex C

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Fulfillment 85786-1 85786-2 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/inet Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. INTERNET BRANDS, INC. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date 1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 17, 2010, as it may be amended from time to time, by and among Internet Brands, Inc., a Delaware corporation, Micro Holding Corp., a Delaware corporation, and Micro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Micro Holding Corp. Please mark your votes as indicated in this example X THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Internet Brands, Inc.’s Board of Directors recommends a vote FOR proposals 1 and 2: 2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Will Attend Meeting YES

Fulfillment 85786-1 85786-2 You can now access your Internet Brands, Inc. account online. Access your Internet Brands, Inc. account online via Investor ServiceDirect® (ISD). BNY Mellon Shareowner Services, the transfer agent for Internet Brands, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 You may access and download our Proxy Statement on the Internet at http://inetproxymaterials.com PROXY FOR SPECIAL MEETING OF STOCKHOLDERS DECEMBER 16, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNET BRANDS, INC. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, and hereby appoints Robert N. Brisco and B. Lynn Walsh, and each of them, with power to act without the other and with full power of substitution and revocation, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Internet Brands, Inc. common stock which the undersigned is entitled to vote on the proposals as indicated on the reverse side of this Proxy Card at the Special Meeting of Stockholders of the Company to be held December 16, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Special Meeting. The shares represented by the proxy will be voted as specified. If no specification is made, the shares represented by the proxy will be voted FOR the proposals on the reverse side of this proxy card. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side)